As Filed with the Securities and Exchange Commission on January 14, 2011

Registration No. _____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FUER INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	700	84-0290243
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

North Neiwei Road,
Fulaerji District, Qiqihar,
Heilongjiang, China  161041
86-452-6919150
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CSC Services of Nevada, Inc.
2215-B Renaissance Drive
Las Vegas, NV  89119
(866) 729-3398
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

William N. Haddad, Esq.
Yvan-Claude Pierre, Esq.
DLA Piper LLP (US)
1251 Avenue of the Americas
New York, NY  10020
Telephone: (212) 335-4500
Fax: (212) 335-4501

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement].

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common stock, par value $0.001 per share	2,155,134	$10,775,670	$1,252
TOTAL		$10,775,670	$1,252

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED _________, 2011

PROSPECTUS

2,155,134 Shares

Fuer International Inc

This prospectus relates solely to the resale of up to an aggregate of 2,155,134 shares of common stock of Fuer International Inc by the selling stockholders identified in the section entitled “Selling Stockholders” on page 61 of this prospectus.

The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 68 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “FRXT”.  On January 11, 2011, the last reported sale price of our shares was $5.00 per share. You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 11 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

The date of this prospectus is ______________, 2011

TABLE OF CONTENTS

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our common stock. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information, including our consolidated financial statements and the related notes, elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in “Risk Factors” beginning on page 11.. In addition, some of the statements made in this prospectus discuss future events and developments, including our future strategy and our ability to generate revenue, income and cash flow. These forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those contemplated in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

The terms "we", "us", "our", mean Fuer International Inc. and its consolidated subsidiaries.

Our Business

Fuer international (formerly Forex365 Inc,) was incorporated under the laws of the State of Nevada on February 8, 1984. On June 16, 2010 we entered into a share exchange agreement with China Golden Holdings, Ltd.(“China Golden”), and became its sole shareholder. On July 9, 2010, the Board of Directors of Forex365, Inc. approved to change the name of the Company to Fuer International Inc

China Golden, incorporated in British Virgin Island on November 30, 2009, conduct its business through its wholly owned subsidiary Qiqihar Deli Enterprise Management Consulting Co., Ltd. (“Deli”). Through a series of contractual agreements (“Contractual Agreements”) entered into on March 25, 2010, Qiqihar Fuer Agronomy Inc. (“Fuer”) was accounted for as a variable interest entity.

Fuer, established in 2003, is a leading manufacturer and supplier of seeds and fertilizer products in northeastern China. It aims to become a regional seed giant with up to date development capability of new seeds varieties and vertical integration of materials production and chain store operation. The Company diversified its operation by providing humic fertilizers and plant regulator products.

Fuer is a leading regional provider of field seeds and fertilizers in Northeastern China. The Company has a sales network which covers key provinces, cities, counties and towns within the region. Our products can directly reach 3,430 sales outlets through 1,094 distributors. As of September 30, Fuer has 214 employees and 64 temporary workers, among which 27 are research and technical staffs and 75 are with the sales team. The Company produces seeds under contracts with local farmers or state owned farm. We have two fertilizer production lines, with an annual production capacity of 50,000 tons in total. Currently, the Company has 4 seed variety rights, 1 product patent application on fertilizer, and over 40 registered trademarks.

The Company had annual revenue growth of 39.07% in 2009 as compared to 2008, and a 35.18% increase in revenue for the 9 months ended September 30, 2010, as compared to the same period of 2009. The Company is expecting future growth by introducing advanced and improved seeds and fertilizer product, and expansion of its network of direct sales stores.

	For the 9 months ended September 30,		For the years ended December 31,
	2010	2009	2009	2008
	(Unaudited)		(Audited)
	($ in thousands)		($ in thousands)
Summary of Historical Income
Sales	$19,683	$14,560	$16,168	$11,626
Gross profit	$8,175	$6,007	$6,699	$4,761
Net income	$5,985	$3,843	$2,938	$2,053

Highlight Features

Leading seeds provider in northeastern China - Fuer was ranked the 4th largest seed provider in Heilongjiang Province, China in 2006. Since its establishment in 2003, Fuer has been providing qualified seeds and fertilizers to the local farmers, and has great brand awareness in northeastern China, which is one of the most important grain production bases in China.

Diversification in product portfolio - The Company maintains great competitiveness due to its diversified product portfolio among corn, rice and soybean, as well as fertilizers. In the northeastern China, climates are different from region to region and year to year in terms of temperature. The Company provides seed products which can adapt to all different major weather conditions in the region, and therefore has strong resistance to changes in climate. Production of certain crops among our farmer customers fluctuates greatly from year to year. Our well built product portfolio enabled us to maintain stable profitability through the past years. Furthermore, our fertilizer products enhance our profitability after the selling season of seed products which effectively reduces the concentration risk within our product portfolio.

Diversified sales channels - The Company was the first seed provider to launch its branded stores in northeastern China. As of December 31, 2010 we have opened 5 direct owned sales stores and over 43 branded stores. The new sales channel will flatten our sales network and boost our profitability. With the help of our branded stores, we are able to provide better sales services and launch more accurate marketing campaigns.

Strong growth potential in China’s agriculture market – Pursuant to the statistics of the Food and Agriculture Organization of the United Nations (“FAO”), China’s seed market ranked 2nd in the world, immediately following the United States. In terms of quantity, seeds consumption in China ranks the 1st worldwide. The underlying reason is the low seeds price, and the farmers’ tradition to use harvest crop as seeds for the next cultivation period. The seeds used by farmers are generally inferior to hybrid seeds from providers, as features of the hybrid seeds devolved in their descendants, which made them unprofitable to be grown. We believe it is a great opportunity to enhance profitability by providing qualified seeds, and consistent introduction of improved seed varieties.

Abundant acquisition opportunities in the industry - At present, there are over 9,000 licensed seed companies and over 10,000 providers of fertilizers, pesticides, germicides and herbicides in China. Among these enterprises, however, there are less than 100 state owned large companies and regional leading companies, such as Fuer, that has registered capital of over $4.3 million. The small companies control certain of the regional markets and a few of the regional product patents. As the PRC government encourages the concentration of the industry, there are great opportunities for us to expand our sales and product lines by means of acquiring quality companies in target regions.

Product Portfolio

Annual scale of China’s seed market was estimated to be over $4 billion, most of which is the field seeds market. Northeastern China, which consists of Heilongjiang, Jilin and Liaoning Provinces, is one of the most important regions for China’s food safety. In 2008, 30.70% of China’s corn, 40.45% of China’s beans, and 13.56% of China’s rice was supplied by these provinces.

Fuer controls exclusive authorization or patents to provide 10 corn seeds, 19 soybean seeds and 14 rice seeds that adapt to different accumulate temperature zones in the northeastern China. Field seed products contributed to over 79.74% of our total revenue in 2009 and 82.67% for the 9 month ended September 30, 2010..

Humic acid fertilizers have multiple functions, which included boosting plant growth, improving soil quality, accelerating crop growth and early ripeness, enhancing crops’ capabilities of cold-resistance, drought-tolerance, saline-alkali-resistance, and resistance to wind and sand, increasing crop yields, as well as improving qualities of fruits and vegetables. Currently, Fuer produces and distributes five types of common and special humic acid foliar fertilizers under brand “Fuer 655” which enjoy a wide market base in the northeast China.

The weather in the northeast China is cold. In spring, this area is frequently hit by cold snaps, resulting in quick and large temperature drops. As seeds lose activity in low temperature, their germination rates will drop greatly. Cold-resistant agents can greatly improve seeds’ resistance to low temperature, increasing germination rates and per-acre yield. Fuer launched the “Qianjinding Series” plant cold-resistance additive, which contains intermediates extracted from Abies sibirica. The additive can improve seeds’ cold-resistance abilities, which can efficiently increase crop yields in high latitude areas and improve the production of out-of-season vegetables in other areas.

In order to enrich our agricultural material product lines, we signed an OEM agreement with Qingdao Fuer Agronomy Pesticide Co., Ltd. in 2006 and consigned it to produce basic pesticide products. Fuer then distributes these products under the “Fuer Brand”. Currently, we are selling 39 types of chemical products around China. Qingdao Fuer was owned by Mr. Zhang Li, our chairman of the board of directors..

Industry Overview:

Seed Industry in China is Highly Fragmented

China’s seed industry is extremely fragmented. According to statistics, there are over 9,000 licensed seed companies. But less than 100 of them are deemed as scaled seed companies with registered capital greater than $4.3 million. The seed providers can be divided as:

Small seed companies distribute their products within cities.  Such companies control few seed patents and a regional distribution network. Such companies are not able to maintain sufficient control of product quality, and they are mostly low priced competitors. In 2006, the government enhanced the entrance barrier to the seed industry by raising registered capital of existing companies and new companies to $73,000. We expect the required registered capital of seed providers will be further raised in the future.

Scaled seed enterprises in China mainly sell seeds which have been improved by using hybrid techniques. Especially in the field crops, most seeds used for planting are seeds improved through hybrid techniques. These large-scale enterprises, such as Fuer have the ability to obtain new hybrid seed patents, and effectively control product quality.

International seed companies are only permitted to control 49% interest in any entity that engages in production of field seeds. Their selling of seeds is conducted mainly through joint ventures with the scaled seed companies. They are only competing with hybrid products, as China prohibits sales and distribution of genetically  modified field crop seeds.

Disintegration of research and distribution

At present, most improvement and research on new seeds is conducted by state owned institutions. The institutions were targeted at inventing plants that fit for local agricultural conditions. Few Chinese companies are able to research on their own. Generally all product patents in China are purchased form research institutions. The companies purchase such patent by auction or provide cash support to the researchers. The barrier between research and distribution hampers conversion from patent to product, as well as improvement of the seed industry.

The Company has maintained steady cooperation with local agricultural institutions and academies, such as Heilongjiang Academy of Agriculture Science and Heihe Institution of Agriculture. We will subsidize the research programs if feasibility is established, in exchange for preemption and bargained price of the patent or long term exclusive franchise rights over the new seed variety.

Field Seed Market of northeastern China

Agriculture production in northeastern China differs greatly from other regions. Crops are planted and harvested once a year. The region is divided into different zones according to temperature and rainfalls. Heilongjiang province, the largest and the most important agricultural province in the region, is divided into 6 accumulated temperature zones. Accumulated temperature is calculated by adding the average temperatures of each day when the daily average temperature is higher than 15 centigrade.  Zones 1 to 3 represents south part of the province, and are fit for corn and rice. Zone 4, represents the north part of the province, and is fit for growth of soybean and certain corn varieties. Zone 5 and 6, where accumulated temperature is lower than 2,000 centigrade, is fit for growth of soybeans. Temperature zones are not always the same. In some years, when the weather is colder than average years, farmers in southern zones would be forced to cultivate the crops which are applicable for higher temperature zones. Companies that do not have a broad product portfolio would be adversely affected by changes in climate, and fluctuation in production of certain field crops.

Genetically Modified Crops in China

At present, China prohibits production and distribution of genetically modified crops. The Chinese have been adverse toward genetically modified crops (“GM crops”). 2 GM corn varieties were granted safety license in November, 2009. With regards to the short history of GM crops, there are no clear results about safety of the GM crops to humans and nature. In the United States and Europe, GM crops are not allowed to be made directly edible for human consumption.

However, as China’s pressure for maintaining food supply and the diminishing potential of hybrid technology continues, it is certain that the  government will open a window for GM crops when a reliable inspective and administrative system is established.  .

The Humic Fertilizer Industry

Producers of compound fertilizers including plant nutrition regulators are mainly traditional fertilizer producers. China’s fertilizer industry is very fragmented. In 2007, a total of 2,800 enterprises have reported to the Ministry of Agriculture for record, among which 164 are humic acid producers. The majority of these humic acid producers produce fertilizers in traditional workshops, which cannot guarantee quality of their products. Some of them have not obtained compound fertilizer production licenses and fertilizer registration certificates. We believe that most products in the current market are not able to provide the targeted solutions for different growth phases of crops, which is not effective in increasing yields. As China strictly controls import and export of fertilizers, large international fertilizer companies

Strategy

Enhancing Cooperative Research and Development and Purchase of Seed Variety Rights:

We are planning to intensify our communication and cooperation with our existing agriculture research institute partners and similar institutes in other provinces. We intend to enhance our participation in research programs of hybrid seeds that fits our target market and the buyout of the outcomes as we expand to other provinces in China.  We are also determined to build our own research team with the latest knowledge of breeding new field seeds.

Expanding Network of Our Branded Stores

In the future, we intend to focus our sales channel on our new direct-owned stores and enroll more branded stores in our market, so as to enhance our profitability and customer loyalty. We will establish customer membership and database to trace the habits of customers to improve accuracy in marketing efforts and customer service. We believe this business will take our existing advantages in product quality and leading brands reputation, and create advantages in integrated and controlling sales network.

Participating in Research of GM Crops and Building Our Own Research Team

The Company has been aware of the future trends that GM crops will be accepted by the Chinese government. As current efforts of GM seeds are concentrated on the seeds for southern China, we will seek opportunities to develop GM seeds for northeastern China through cooperation with universities and institutes.

Acquiring Quality Seed and Fertilizer Enterprises

We believe seed patent and brand awareness are the one of the most important factors for us to solidify our market share and enter into new provincial markets. We will seek to acquire companies with product patent or distribution channels that fit our expansion plans. We are also seeking to privatize local agricultural research institutes to enhance our research and development capabilities.

Risks and Challenges

An investment in our securities involves a high degree of risk that includes risks related to our business, the industries in which we operate, the PRC, the ownership of our common stock and this Offering, including without limitation, the following risks:

We are subject to a number of additional risks which you should be aware of before you buy our common stock.  The risks are discussed more fully in the section entitled “Risk Factors” following this prospectus summary.

Recent Developments

On June 16, 2010, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with China Golden Holdings, Ltd., (“China Golden”), the shareholders of China Golden (the “Shareholders”), who together owned shares constituting 100% of the issued and outstanding common shares of China Golden (the “China Golden Shares”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the China Golden Shares in exchange for the issuance of 11,550,392 shares (the “Shares”) of our common stock (the “Share Exchange”). As a result of the Share Exchange, China Golden became our wholly-owned subsidiary and the Shareholders acquired approximately 96.47% of our issued and outstanding stock.

On June 17, 2010, we entered into a securities purchase agreement (the “Purchase Agreement”) with Allied Merit International Investment Inc. (the “Investor”) for the sale of an aggregate of 1,018,868 common shares (the “Investor Shares”), and warrants to purchase 873,315 common shares of the Company, for aggregate gross proceeds equal to $2,500,000 (the “Offering”). In connection with the Offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) no later than December 15, 2010 to register for resale the Investor Shares and the shares underlying the warrants, and to have the Registration Statement become effective within 90 calendar days after December 15, 2010.

On June 9, 2010, our Articles of Incorporation were amended to effect a 1 for 64 reverse stock split and so that the authorized shares of common stock shall remain at 200,000,000 and the authorized shares of blank check preferred stock shall remain at 10,000,000 with a par value of $.001 per share. The Registrant effected the amendments in connection with the consummation of the transactions contemplated by that certain Share Exchange Agreement pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of China Golden Holdings, Ltd.

Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus:

Description of the Contractual Agreements:

Exclusive Business Cooperation Agreement.  Pursuant to the exclusive business cooperation agreement between Deli and Fuer, Deli has the exclusive right to provide to Fuer general business operation services, including nomination of Fuer’s senior management Under this agreement, Deli owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Fuer shall pay consulting service fees in Renminbi (“RMB”) to Deli that is equal to all of Fuer’s profits as defined in the Equity Pledge Agreement. The Agreement is valid for 10 years and can be extended solely with Deli’s discretion.

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreement, Fuer’s Shareholders pledged all of their equity interests in Fuer to Deli to guarantee Fuer’s performance of its obligations under the consulting services agreement. If Fuer or Fuer’s Shareholders breach their respective contractual obligations, Deli, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Fuer’s Shareholders also agreed that upon occurrence of any event of default, Deli shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Fuer’s Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Deli may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. Fuer’s Shareholders agreed not to dispose of the pledged equity interests or take any actions that would undermine Deli’s interest. The equity pledge agreement will expire unless all payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Exclusive Option Agreement.  Pursuant to the Exclusive Option Agreement, Fuer’s Shareholders irrevocably granted Deli, or its designated person, an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Fuer for the cost of the initial contributions to the registered capital of Fuer or the minimum amount of consideration permitted by applicable PRC law. Deli or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement shall last for 10 years, and shall be renewed at Deli’s election, unless terminated in accordance with this agreement.

Corporate Information

Our principal executive office is located at North Neiwei Road, Fulaerji District, Qiqihar, Heiloingjiang, China  161041.  Our telephone number at that address is 86-452-6919150. Our website address is www.fuer.com.cn. The information on our website is not a part of this prospectus.  Our agent for service of process in the United States is CSC Services of Nevada, Inc., 2215-B Renaissance Drive, Las Vegas, NV  89119.

OFFERING SUMMARY

Common stock offered by the selling stockholders	Up to 2,155,134 shares
Use of Proceeds
Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

OTC Bulletin Board symbol for our Common Stock	“FRXT”

As of December 31, 2010, we had 12,958,032 shares of common stock outstanding, 873,315 shares of common stock issuable upon the exercise of warrants outstanding and no shares of common stock available for future issuance under our Stock Option Plan.

We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.

SUMMARY FINANCIAL INFORMATION

The table below presents our historical selected consolidated financial data for the nine-month periods ended September 30, 2010 and 2009, derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and for the two years ended December 31, 2009 and 2008, derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the appropriate historical consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the 9 months ended September 30,		For the years ended December 31,
	2010	2009	2009	2009
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
	($ in thousands)		($ in thousands)
Statements of Operations Data
Sales	$19,682	$14,560	$16,168	$11,626
Cost of goods sold	11,507	8,553	9,469	6,865
Gross profit	8,175	6,007	6,699	4,761
Operating and administrative expenses:
Sales and marketing	482	196	1,346	1,119
General and administrative	1,086	615	1,342	833
Income from operations	6,607	5,196	4,011	2,809
Other expenses, net	27	72	78	63
Income before income tax	6,580	5,123	3,933	2,746
Income tax expenses	595	1,281	995	693
Net income	5,985	3,842	2,938	2,053
Foreign currency translation adjustments	393	26	25	500
Comprehensive income	$6,378	$3,868	$2,963	$2,553
Earnings per share data
Basic	$0.50	$0.32	$0.25	$0.21
Diluted	$0.48	$0.32	$0.25	$0.21

	September 30, 2010
	Actual	As Adjusted (1)
	($ in thousands)	($ in thousands)
Balance Sheet Data:
Cash and Restricted Cash	$17,459	$
Working Capital	$18,030	$
Total Assets	$23,188	$
Total Liabilities	$1,770	$

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks relating to our business

If we do not manage our growth successfully, our growth and chances for profitability may be hindered or impeded.

We have expanded our operations during the last several years, and we plan further expansion with new products and increased and enhanced distribution channels and expansion into existing or new markets and new lines of business. Our planned expansion is expected to create significant demands on our corporate administrative, operational and financial personnel and other human resources and on our cash flow needs and the requirement for additional working capital. Our current resources may not be adequate to support further expansion and diversification. These demands and ongoing industrial factors such as governmental policy changes may hinder our cash flow as our margins and sales may be adversely affected.

We may require short-term financing to fund our working capital, especially due to the seasonal nature of our business.

The nature of the agricultural material production industry involves expenses and revenue cycles that are seasonal in nature. In the third and fourth quarter of our fiscal year, we may face costs that are in excess of our cash flow sources. The advance payments made to our seed producing farmers may exceed the amount of deposits received from our customers. The exact timing of these deposit payments is dependent on the Chinese lunar calendar, which varies from one calendar year to the next. As a result, we may have to rely upon short term bridge loans to cover our expenses pending receipt of cash payment from farmers at the time of purchases of seeds and raw materials for our fertilizers and plant regulators. Although we have access to sufficient financing to manage these cash flow cycles, we cannot be certain that we will be able to obtain sufficient debt financing on terms that are satisfactory to us to maintain consistent operating results given changing credit conditions worldwide. Downgrades in our credit rating, tightening of related financing markets or other limitations on our ability to access short-term financing would increase our interest costs and adversely affect our operating results.

Our future performance will likely fluctuate because our revenues and operating results change significantly from period to period due in part to the nature of our business.

Our operating results will likely fluctuate due to a number of factors, many of which are beyond our control. Our quarterly and annual revenues and costs and expenses as a percentage of our revenues may be significantly different from our historical rates. Our operating results in future quarters may fall below expectations. The industry in which we operate is seasonal in nature. The sales season of field seeds lasts from December to April; the sales season of fertilizers, plant regulators and other products lasts from March to June. We generally do not have significant sales revenue from July to November, which results in cyclical changes of our cash flow and operating activities. As a result, if we may be unable to generate sufficient working capital from cash flow from operations and working capital facilities, we may encounter liquidity difficulties from the period of December through March, which may harm our operations. The seasonal nature of our business causes our operating results to fluctuate from quarter to quarter. Any unexpected seasonal factors or other fluctuations could cause the price of our common stock to fall. As a result, reliance on comparisons of our quarterly operating results as an indication of our future performance may not occur.

In addition, the future achievement and growth of our profits depends on our ability to secure sufficient orders from customers. An adverse change in market conditions may have material and adverse effects on our operating results if we cannot adjust our operating and marketing strategy to respond to such changes. Our results of operations may be adversely affected by reduced orders and profit margins might be affected in the event of a slowdown in market demand, an increase in business competition, a decrease in government subsidies to farmers, increased costs, or for any unforeseen reasons. As such, there is a risk that we will not be able to achieve or maintain profitability or our historical results.

If we are unable to match our production requirement to the demand of our direct customers, our business, financial condition and results of operations may be adversely affected.

We normally produce our products in accordance with production plans that estimates customer demand that are developed before we sell and deliver our products to distributors, which are our direct customers. Chinese farmers, our end users, generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our distributors may not be able to fully anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by farmers and otherwise adequately manage production amounts, we may produce more products than we are able to sell resulting in excess inventory and aged seeds. In the event we decide not to sell the aged seeds due to our concerns about their quality, the aged inventory could eventually be sold for other uses at greatly reduced prices. Aged inventory could result in asset impairment, in which case we would suffer a loss and incur an increase in our operating expenses. On the other hand, if we underestimate demand, we may not be able to satisfy demand for our field seeds, and thus damage our customer relations and end-user loyalty. Our failure to estimate farmers’ future needs and to match our production to the demand of our direct customers may adversely affect our business, financial condition and results of operations. In addition, inadequate distributor liquidity could affect distributors’ ability to pay for our products and, therefore, affect our sales or our ability to collect on our receivables.

The global competition in biotechnology will affect our business.

If and when multinational corporations engaged in the field seed business expand into the agricultural market in China in the future, they may have more advanced technology or may market genetically modified seed more successfully than us. The major multinational competitors have a long operating history in the research and commercialization of the genetically modified field seeds and have strong intellectual property estates supporting the use of biotechnology to enhance products. They are making considerable investments in new biotechnology products. These significant competitive advantages could cause our existing or candidate products to become less competitive, and adversely affecting our operations.

We substantially depend on a few key personnel who, if not retained, could cause declines in productivity and operational results and loss of our strategic guidance, all of which would diminish our business prospects and value to investors.

Our success depends to a large extent upon the continued service of a few executive officers and key employees, including Mr. Zhang Li, our Chairman of Board of Directors.

The loss of the services of one or more of these key employees would have an adverse effect on us and our PRC operating subsidiaries, as each of these individuals played and continues to play a significant role in developing and executing our overall business plan and maintaining customer relationships and proprietary technology systems. While none of these key personnel is irreplaceable, the loss of the services of any of these individuals would be disruptive to our business. We believe that our overall future success depends in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. There is no assurance that we will be successful in attracting and retaining such personnel on terms acceptable to them. Inadequate personnel will limit our growth, and will be seen as a detriment to our prospects, leading potentially to a loss in value for investors.

Efforts to protect our intellectual property rights and to defend against claims against us can increase our costs and will not always succeed. Any failures could adversely affect our sales and results of operations or restrict our ability to conduct our business.

Intellectual property rights are important to our business. We endeavor to obtain and protect our intellectual property rights where our products are produced. However, we may be unable to obtain protection for our intellectual property. Even if protection is obtained, competitors, growers or others in the chain of commerce may raise legal challenges to our rights or illegally infringe on our rights, including through means that may be difficult to prevent, detect or defend. In addition, because of the rapid pace of technological change and the confidentiality of patent applications in some jurisdictions, competitors may be issued patents from applications that were unknown to us prior to issuance. These patents could reduce the value of our commercial or pipeline products or, to the extent they cover key technologies on which we have unknowingly relied, require that we seek to obtain licenses at a financial cost to us or cease using the technology, no matter how valuable the patents may be to our business. We cannot assure you we would be able to obtain such licenses on acceptable terms. Also, litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. There is a risk that the outcome of such potential litigation will not be in our favor. Such litigation may be costly and may divert management attention as well as expend other resources which could otherwise have been devoted to our business. An adverse determination in any such litigation will impair our intellectual property rights and may harm our business, prospects and reputation. In addition, we have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent we are unable to recover such costs from other parties. The occurrence of any of the foregoing may harm our business, results of operations and financial condition.

Finally, implementation of PRC intellectual property-related laws has historically been lacking, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries, which increases the risk that we may not be able to adequately protect our intellectual property.

Our business will not be able to be profitable if we do not continue to find and market products considered valuable by our customers.

The ability of our field seed business to be profitable depends on recurring and sustained reorders by farmers in China. Reorder rates are inherently uncertain due to several factors, many of which are outside our control. These include changing customer preferences, competitive price pressures, failure to develop acceptable new products, development of higher quality products by competitors and general economic conditions.

We are particularly dependent on revenue from our seed products and, therefore, our operating results could be disproportionately and negatively impacted if we are unable to sell a sufficient amount of seeds at satisfactory margins.

For the fiscal year ended December 31, 2009, sales of our seed products constituted approximately 79.74% of our revenues, as compared to 80.26% for the year ended December 31, 2008. Our dependence on the field seed market makes us particularly vulnerable to negative market changes that may occur in this product line. In particular, if demand for our corn seed products generally decreases or if industry supply exceeds demand, prices will be driven downward and our margins will be negatively impacted, which would have an adverse effect on our business, results of operations and financial condition.

Failure to develop and market new products could impact the company’s competitive position and have an adverse effect on the company’s financial results.

The Company’s operating results are largely dependent on its ability to renew its pipeline of new products and services and to bring those products and services to market. This ability could be adversely affected by difficulties or delays in product development such as the inability to identify viable new products, greater than anticipated development costs, technical difficulties, regulatory obstacles, competition, lack of demand, insufficient intellectual property protection, or lack of market acceptance of new products and services. Due to the lengthy development process, technological challenges and intense competition, there can be no assurance that any of the products The Company is currently developing, or could begin to develop in the future, will achieve substantial commercial success. Consequently, if we are not able to fund extensive research and development activities and deliver new products to the markets we serve on a timely basis, our growth and operations will be harmed. In addition, sales of The Company’s new products could replace sales of some of its current products, offsetting the benefit of even a successful product introduction.

If we fail to introduce and commercialize new field seed varieties, we will not be able to recover research, development and cover our other costs.

We cannot guarantee the development and performance of new field seed varieties, whether licensed or proprietary, or that they will meet our and our customers’ expectations.  Farmers generally need time to learn about new seed varieties and how to plant and tend them. Their traditional planting experience may make it difficult for them to adapt to the new varieties. The process for new products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed variety that meets the demand of farmers in China and provide the proper education about them to the distributors, farmers and public, we may not be able to generate sufficient sales to cover our costs.

One or more of our distributors could engage in activities that are harmful to our brand and to our business.

Our field seed products are sold primarily through distributors.  The distributors are responsible for ensuring that our products have the appropriate licenses to be sold to farmers in the PRC provinces. If the distributors do not apply for and receive the appropriate licenses, their sales of our products in those provinces may be illegal, and we may be subject to government sanctions, including confiscation of illegal revenues and a fine of between two and three times the amount of such illegal revenues. Unlicensed sales in a province may also cause a delay for our other distributors in receiving a license from the authorities for that province, which could further adversely impact our sales in that province. In addition, distributors may sell our products under another brand that is licensed in a particular province if our product is not licensed there. If our products are sold under another brand, the purchasers will not be aware of our brand name, and we will be unable to cross-market other field seed varieties or other products as effectively to these purchasers. Moreover, our ability to provide appropriate customer service to these purchasers will be negatively affected, and we may be unable to develop our local knowledge of the needs of these purchasers and their environment. If any of our distributors sell inferior field seeds produced by other companies under our brand name, our brand and reputation could be harmed, which could make marketing of our branded field seeds more difficult.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

The performance of our seeds depends on climate, geographical areas, cultivation method, farmers’ degree of knowledge and other factors in addition to genetic traits and the quality of our seeds. Natural disasters may also affect the performance of our seeds, particularly when farmers are not able to timely and effectively respond to those disasters. Furthermore, the cultivability of some farmland is deteriorating because of toxic and hazardous materials resulting from farmers’ overuse of chemical herbicides. These factors generally cause underproduction, but farmers generally attribute underproduction to seed quality. We may be subject to legal proceedings and claims from time to time relating to our seed quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

Fluctuations in commodity prices can increase our costs and decrease our sales.

We purchase our seed inventories from production growers at market prices and retain the seed in inventory until it is sold. These purchases constitute a significant portion of the manufacturing costs for our seeds. We use hedging strategies to mitigate the risk of short-term changes in these prices, but we are unable to avoid the risk of medium and long-term changes. Accordingly, increases in commodity prices may negatively affect our cost of goods sold or cause us to increase seed prices, which could adversely affect our sales. Farmers’ incomes are also affected by commodity prices; as a result, commodity prices could have a negative effect on their ability to purchase our products.

Price increases for energy costs and raw materials could have a significant impact on our ability to sustain and grow earnings.

Our production and distribution processes consume significant amounts of energy and raw materials, the costs of which are subject to worldwide supply and demand and other factors beyond the control of The Company. Significant variations in the cost of energy, which primarily reflect market prices for oil and raw materials, affect The Company’s operating results from period to period. When possible, The Company purchases raw materials through negotiated long-term contracts to minimize the impact of price fluctuations. The Company has taken actions to offset the effects of higher energy and raw material costs through selling price increases, productivity improvements and cost reduction programs. Success in offsetting higher raw material costs with price increases is largely influenced by competitive and economic conditions and could vary significantly depending on the market served. If The Company is not able to fully offset the effects of higher energy and raw material costs, it could have a significant impact on The Company’s financial results.

We have limited business insurance coverage in China.

PRC insurance companies do not offer extensive business insurance products. As a result, we have very limited business liability, business disruption insurance, or product liability coverage for our operations in China. We have determined that the difficulties associated with acquiring such insurance on commercially acceptable terms make it impractical for us to obtain such coverage. Any business disruption, litigation or natural disaster could result in our incurring substantial costs and the diversion of our resources, and could adversely affect our operations and financial condition.

Agreements between our subsidiaries may not reflect terms that would have resulted from arm’s length negotiations among unaffiliated third parties.

Agreements between our subsidiaries that have been entered into may not reflect terms that would have resulted from arm’s-length negotiations among unaffiliated third parties. These agreements relate to, among other things, the transfer of intellectual property rights and the provision of technical research, production and distribution services.

If our rights to lease land from farmers were subject to a dispute, or if their legality or validity were challenged, our operations could be disrupted.

PRC law provides for the registration of land ownership and land-use rights and for the issuance of certificates evidencing land ownership or the right to use land. However, the administrative system for registration of land ownership and land-use rights is not well-developed in rural areas where most of our field seed production bases are located. As a result, we are generally not able to verify through the land registry system the ownership or land-use rights of the parties from whom we have leased land. Despite our efforts to obtain representations from the farmers that they own the land, possess land-use rights or have the right to sub-contract the land-use right on behalf of the holder of such rights, there is nevertheless a risk that they have not legally and validly granted the right to use the land to us. Moreover, there is a risk that farmers may, in breach of the terms of the applicable leases, enter into leases with other third parties in respect of land-use rights which they have previously granted to us, or that they have not entered into leases with third parties before entering into leases with us.

There is a risk that the legality or validity of our leases will be subject to dispute or challenge in the future. If our leases become subject to a dispute or challenge, our operations on such land, especially our research and development on crop breeding, could be suspended and we could lose our rights to use such land which could adversely affect our business, financial condition and results of operations.

Any diversion of management attention to matters related to acquisitions or any delays or difficulties encountered in connection with integrating acquired operations may have an adverse effect on our business, results of operations, and/or financial condition.

Acquisitions present challenges, including geographical coordination, personnel integration and retention of key management personnel, systems integration and the reconciliation of corporate cultures. Those operations could divert management’s attention from our business or cause a temporary interruption of or loss of momentum in our business and the loss of key personnel from the acquired companies. In addition, proposed acquisitions which are not consummated will cause us to incur substantial costs, none of which are generally recoverable.

Risks relating to our industry

The Chinese agricultural market is highly competitive and our growth and results of operations may be adversely affected if we are unable to compete effectively.

The agricultural market in China is highly fragmented, largely regional and competitive and we expect competition to increase and intensify within the sector. We face significant competition in our field seed business. Our competitors may have greater financial, research and development resources than we have. Competition may also result from consolidation or other market forces within the field seed industry in China and the privatized field seed producers that were operated by the local governments in China. Our competitors may be better able to take advantage of industry consolidation and acquisition opportunities than us. The reform and restructuring of the previously state-owned equity in seed enterprises will likely lead to the reallocation of market share in the seed industry, and our competitors may increase their market share by participating in the restructuring of the state-owned seed companies. Privatization will likely mean that these producers will need to develop more efficient and commercially viable business models in order to survive. In addition, the PRC government currently restricts foreign ownership of any domestic seed development and production business to no more than 49%. When and if such restrictions are lifted, multinational corporations engaged in the seed business may expand into the agricultural market in China. These companies have significantly greater financial, technological and other resources than us and may become our major competitors in China. In particular, our industry was affected by a widespread overproduction during 2007. As a result, supply of certain of our products exceeded demand for those products and, as a result, market prices were reduced and our margins and revenues were negatively impacted in 2007 and 2008. If this trend continues, we may be unable to successfully compete in our industry, especially if our competitors can produce and distribute seeds at a lower cost than us. As competition intensifies, our margins may continue to be compressed by more competitive pricing in the short term and may also to be compressed in the long term and we may lose our market share and experience a negative impact on our margins, revenues and results of operations.

China’s commitments to the World Trade Organization may intensify competition.

In connection with its accession to the World Trade Organization, China made many commitments including opening its markets to foreign products, allowing foreign companies to conduct distribution businesses within China, and reducing customs duties. Foreign manufacturers may begin to manufacture competing seeds; both non-genetically modified and genetically modified and ship their products or establish manufacturing facilities in China. Competition from foreign companies may reduce our current profit margins, and hence our business results may suffer.

Natural or man-made disasters could damage seed production, which would cause us to suffer production losses and material reduction of revenues.

We produce our seeds with farmers who possess land totaling 16,474 acres in aggregate. To produce seeds, crops are planted 9~12 month in advance of distribution of seeds.  As a result, the source of supply for our seeds is subject to all of the risks associated with any agricultural enterprise, including natural disasters such as widespread drought, flood, snowstorm, pestilence, plant diseases and insect pests, and man-made disasters such as environmental contamination. Other man-made incidents may damage our products, such as arson or other acts that may adversely affect our field seed inventory in the winter storage season. Furthermore, natural or man-made disasters may cause farmers to migrate from the farmland, which would decrease the number of end users of our products. We have attempted to manage this risk by obligating ourselves to pay the farmers who produce our seeds only for the quantity of seeds that they produce, thus limiting our expenses somewhat. We have also set up a storage system attempting to manage this risk. However, in the event of a widespread failure of the field seed, we would likely sustain substantial operating losses, due to both the fact that a significant portion of our expenses are fixed overhead and that the loss of a large portion of a field seed would limit our revenues significantly.

Field seed prices and sales volumes may decrease in any given year with a corresponding reduction in sales, margins and results of operations.

In the recent past, there have been some elements of instability as a result of the privatization of state field seed producers and because of the worldwide economic situation. There may be other periods of instability in the future during which commodity prices and sales volumes might fluctuate greatly. Commodities can be affected by general economic conditions, weather, disease and aspects of demand such as financing, competition and trade restrictions. Although we follow a branded product strategy to differentiate our products from those of other field seed producers, the field seed market continues to behave as a commodity market. As a result, the price that we are able to demand for our seeds is somewhat dependent on the size of the supply of our seeds and the seeds of other producers. Therefore, the potential exists for fluctuation in supply and, consequently, in price, in our own markets, even in the absence of significant external events that might cause volatility. As a result, the amount of revenue that we receive in any given year is subject to change. Because decisions are made regarding the level of production prior to the time that the volume of orders and the market price for those orders is known, it is possible that we will have too much or not enough product available, each with the attendant impact on revenues, margins and results of operations.

Technological change in creating seed hybrids could harm our business, causing a shift in business opportunities, market share, and revenues.

We currently rely upon traditional methods of creating field seed hybrids to develop new products. While these methods are highly effective, there has been an increase in the development of genetically modified agricultural products in an effort to increase the quality and quantity of crop yields of which we currently engage in as well. This new genetic technology is controversial, and it has not been widely accepted in many regions of the world, including the PRC. However, as the ability to use genetic modification to produce seeds that are superior to or less costly than those that we produce by traditional methods increases, the threat of competition from this source becomes more realistic. A number of factors those are currently difficult to predict, including a shift in farmer and consumer attitudes regarding the acceptability of genetic technology affect the extent to which this potential threat could affect our business prospects.

Risks relating to our business organization and structure

Our PRC operating subsidiaries are controlled subsidiaries through Share Pledge Agreement rather than by direct ownership of shares, the terms of which may have to be enforced, which would require us to incur extra costs, create uncertainty as to ownership of the operating businesses involved and risk the possible loss of rights.

Under PRC law, foreign entities are not currently permitted to own more than 49% of a seed production company. In order to address those restrictions, China Golden, a non-Chinese entity that cannot directly or indirectly own all the shares of certain of our PRC operating subsidiaries, namely, Fuer, will instead hold the right to control such shares in all respects, including voting, dividends, nomination of directors, and corporate management, through stock consignment agreements executed by the owners of the stock of these companies. In addition, if we engage in the sale of genetically modified seed products, then foreign entities are not currently permitted to own any portion of the seed production company. .

There is the risk, however, that a consigning shareholder will not fulfill its obligations under the Share Pledge Agreement. In that event, we may need to resort to the PRC courts to have our rights under the applicable agreement enforced. Such enforcement will cause us to incur legal expenses. In addition, while a case is pending there will be uncertainty regarding our rights as to the PRC operating subsidiaries involved. In addition, a PRC court may decide not to enforce the agreements in whole or in part. To the extent these agreements are neither observed nor enforced as intended, the three PRC operating subsidiaries will not be controlled by us as intended, which will affect our enterprise value and restrict our ability to obtain the income and other rights of ownership associated with the consigned stock. It may also prevent the consolidation of our financial statements with the PRC operating subsidiaries, which would reduce the reported earnings of the consolidated companies. The uncertainty of ownership may also adversely affect the market value of our ordinary shares.

Risks relating to doing business in China

If we do not comply with PRC regulations, we may not be able to operate our business or we may be fined, both of which would adversely affect our business, operations and revenues.

The PRC has many regulations relating to the seed business, including obtaining and maintaining operating licenses and permits. Seed products must be licensed and undergo a stringent review process before they may be sold in the PRC. We believe we currently have all the necessary licenses for our business, and that we are in compliance with applicable laws and regulations. If we are not in compliance, we may be fined or lose the ability to sell a particular seed or operate our business altogether. If the fines are substantial or if our ability to sell or operate is withdrawn, this will result in additional costs or the loss of revenues and could prevent us from continuing as an operating business.

If we do not comply with applicable government regulations, we may be prohibited from continuing some or all of our operations, resulting in a reduction of growth and ultimately market share due to loss of competitive position.

Our revenue depends on receiving approval from the PRC government to market new seed hybrids that we are developing and will develop. In addition, there may be circumstances under which the governmental approvals granted are subject to change without substantial advance notice, and it is possible that we could fail to obtain the approvals that we require to expand our business as we intend to do. The failure to obtain or to maintain such approvals would limit the number and quality of products that we would be able to offer. This reduction in product offerings would cause a reduction in the growth previously experienced and over time would result in the loss of market share from the competitive pressures of seeds developed by others that would likely be better than our products.

The technical services agreements with our operating subsidiaries may be subject to scrutiny by the PRC tax authorities for transfer pricing adjustments.

We could face adverse tax consequences if the PRC tax authorities determine that our technical service agreements with our PRC operating subsidiaries were not entered into based on arm’s length negotiations. If the PRC tax authorities determine that these agreements were not entered into on an arm’s length basis, they may adjust our income and expenses for PRC tax purposes in the form of a transfer pricing adjustment. A transfer pricing adjustment could result in a reduction, for PRC tax purposes, of deductions recorded by our  PRC operating subsidiaries, namely Deli and Fuer, which could adversely affect us by:

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increasing the PRC operating subsidiaries’ tax liability without reducing our tax liability, which could further result in late payment fees and other penalties to our PRC operating subsidiaries for under-paid taxes; or

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limiting our ability to maintain preferential tax treatment and government financial incentives, which, if the transfer pricing adjustment is significant, could result in our failing to qualify for those preferential tax treatments and government financial incentives.

As a result, any transfer pricing adjustment could have an adverse impact on our financial condition.

Our business benefits from certain PRC government subsidies. Expiration of, or changes to, these incentives could have a material adverse effect on our operating results.

The PRC government has in recent years reduced taxes and increased subsidies and other support across the agricultural industry. For instance, the government subsidizes farmers for their seed purchases, and has increased spending on rural infrastructure. Sales of agricultural products from producers to intermediaries or to farmers are exempt from PRC value-added tax. The discontinuance of preferential treatments granted by the Chinese government to the seed industry, could adversely affect our earnings.

In addition, subsidy policies may have an adverse effect on our ability to market our products. Farmers can buy field seeds designated as “high-quality” at subsidized prices, but the designation of seeds as “high-quality” is at the discretion of the local government, companies owned by the local government and local private seed companies. It is possible that this policy could result in preferential treatment for local seed producers, with locally produced seeds being designated as “high-quality” while ours are not designated as such. If such preferential treatment were to occur, the price for our seeds to farmers in those provinces would be higher than the subsidized local seeds, and our sales in that province could suffer, which could adversely affect our results of operations.

The discontinuation of any of the preferential tax treatments currently available to our PRC subsidiaries could materially increase our tax liabilities.

Prior to January 1, 2008, under applicable PRC tax laws, companies established in China were generally subject to a state and local enterprise income tax, or EIT, at rates of 30% and 3%, respectively . In addition, an enterprise qualified as a “High Tech Enterprise”, including agricultural companies will be entitled to a preferential state EIT rate of 15% for three years. The qualification of a “High Tech Enterprise” was subject to evaluation every third year by the relevant government authority in China. For example, Qiqihar Fuer is entitled to a preferential tax rate of 15% as a new technology company for 2009 through 2011.

In March 2007, the National People’s Congress, enacted the Enterprise Income Tax Law, or the EIT Law, and in December 2007, the State Council promulgated the implementing rules of the New EIT Law, both of which became effective on January 1, 2008. The New EIT Law significantly curtails tax incentives granted to foreign-invested enterprises under the previous tax law. The New EIT Law, however, (i) reduces the top rate of enterprise income tax to 25%, (ii) permits companies to continue to enjoy their existing tax incentives, subject to certain transitional phase-out rules, and (iii) introduces new tax incentives, subject to various qualification criteria. Under the phase-out rules, enterprises established before the promulgation date of the New EIT Law and which were granted preferential EIT treatment under the then effective tax laws or regulations may continue to enjoy their tax holidays until their expiration and will gradually transition to the uniform 25% EIT rate over a five-year transition period. In addition, the new technology enterprise qualification of our PRC subsidiaries is subject to a biennial re-assessment by the relevant PRC government authority. In the event the preferential tax treatment for our PRC subsidiaries is discontinued, the affected entity will become subject to the standard PRC enterprise income tax rate. There is no assurance that the local tax authorities will not, in the future, change their position and discontinue any of our preferential tax treatments, potentially with retroactive effect. The discontinuation of any of our preferential tax treatments could materially increase our tax obligations.

Under China’s New Enterprise Income Tax Law, we may be classified as a “resident enterprise” of China. Such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the New Enterprise Income Tax Law, or the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.  However, it is unclear how tax authorities will determine tax residency based on the facts of each case. If the PRC tax authorities determine that our British Virgin Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. Second, under the New EIT Law and its implementing rules dividends paid to holding companies outside of China which are resident enterprises will be subject to a 10% withholding tax. It is possible that future guidance issued with respect to the new “resident enterprise” classification could be applied to our British Virgin Islands sub-holding company with similar consequences.  Therefore, any dividends paid by our PRC subsidiaries may be subject to a 10% withholding obligation.

In addition to the uncertainty in how the new “resident enterprise” classification could apply, it is also possible that the rules may change in the future, possibly with retroactive effect. We are actively monitoring the possibility of “resident enterprise” treatment for the 2010 and 2011 tax years and are evaluating appropriate organizational changes to avoid this treatment.

Adverse changes in political and economic policies of the PRC, including its policy of reforming its economic system, could have an adverse effect on the growth of private businesses in the PRC such as ours.

Since the late 1970’s, the PRC has been reforming its economic system and changing from a planned economy based on governmental dictates and priorities to one that uses market forces to influence deployment of economic resources, labor and capital and to determine business endeavors. We cannot predict whether or not the government will continue to encourage economic liberalization and further release its control over the economy and encourage private enterprise. We also cannot predict the timing or extent of future economic reforms that may be proposed. Any re-imposition of planned economy regulation or similar kinds of restrictions could reduce the freedom of private businesses to operate in a profitable manner, restrict inflows of capital or stifle investor willingness to participate in the PRC economy. To the extent we need additional capital; any restrictions on foreign ownership, foreign investment and repatriation of profits will hamper our ability to find capital outside of the PRC.

In recent years, the economy of China has experienced unprecedented growth.  As a result of the global financial crisis, this growth has slowed in the last six months, and if the growth of the economy continues to slow or if the economy contracts, our business will suffer a reduction in sales growth and expansion opportunities.

The rapid growth of the PRC economy has historically resulted in widespread growth opportunities in industries across China. As a result of the global financial crisis and the inability of enterprises to gain comparable access to the same amounts of capital available in past years, there may be an adverse effect on the business climate and growth of private enterprise in the PRC. Such a described economic slowdown could have an adverse effect on our sales and may increase our costs and efficiency. Conversely if economic growth slows, and if, in conjunction, inflation is allowed to proceed unchecked, our costs would likely increase, and there can be no assurance that we would be able to increase our prices to an extent that would offset the increase in our expenses.

A return to profit repatriation controls may limit our ability to pay dividends and expand our business, and may reduce the attractiveness of investing in PRC business opportunities.

The PRC law allows enterprises owned by foreign investors to remit their profits, dividends and bonuses earned in the PRC to other countries, and the remittance does not require prior approval by the State Administration of Foreign Exchange, or SAFE. SAFE regulations require extensive documentation and reporting, some of which is burdensome and slows payments. If there is a return to payment restrictions and reporting, the ability of a PRC company to attract investors will be reduced.

Also, our investors may not be able to obtain the benefits of the profits of the business generated in the PRC for other reasons. Relevant PRC laws and regulations permit payment of dividends only from accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Each of our subsidiaries and our affiliated entities in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital, and to further set aside a portion of its after-tax profits to fund the employee welfare fund at the discretion of the shareholders’ meeting or the board. These reserves are not distributable as cash dividends. In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangements we currently have in place in a manner that would materially and adversely affect our subsidiary’s ability to pay dividends and other distributions to us. Any limitation on the ability of our subsidiary and our affiliated entity to distribute dividends or other payments to us could materially limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses or otherwise fund and conduct our business.

Pursuant to the new PRC enterprise income tax law effective on January 1, 2008, dividends payable by a foreign-invested enterprise, or FIE, including Qiqihar Deli to its foreign investors is subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. No such treaty currently exists with the British Virgin Islands or the United States.  Prior to 2008, dividend payments to foreign investors made by FIEs were exempted from PRC withholding tax.

Any fluctuations in exchange rates may adversely affect your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Because our earnings and cash from operations are denominated in Renminbi, fluctuations in exchange rates between U.S. dollars and Renminbi will affect our balance sheet and earnings per share when stated in U.S. dollars. In addition, appreciation or depreciation in the value of the Renminbi relative to the U.S. dollar would affect our financial results when reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. The People’s Bank of China sets and publishes a daily based exchange rate. Prior to July 21, 2005, the People’s Bank of China set this rate with reference primarily to the supply and demand of Renminbi against the U.S. dollar in the market during the prior day. Effective from July 21, 2005, the Renminbi is no longer pegged solely to the U.S. dollar. Instead, it continues to be pegged to a basket of currencies determined by the People’s Bank of China, against which it can rise or fall by as much as 0.3% each day. For example, on July 21, 2005, the Renminbi was revalued against the US dollar to approximately RMB8.11 to the US dollar, representing an upward revaluation of 2.1% of the Renminbi against the US dollar, as compared to the exchange rate on the previous day. On September 23, 2005, the PRC government widened the daily trading band for Renminbi against non-US dollar currencies from 1.5% to 3% to improve the flexibility of the new foreign exchange system. The exchange rate may become volatile, the Renminbi may be revalued further against the US dollar or other currencies or the Renminbi may be permitted to enter into a full or limited free float, which may result in an appreciation or depreciation in the value of the Renminbi against the US dollar or other currencies.  Fluctuations in the exchange rate will affect the relative value of any dividend we issue which will be exchanged into U.S. dollars, the value of any U.S. dollar denominated investments we make in the future and any earnings on such investments.

There are government regulations that limit or prohibit foreign investment in the PRC, which may restrict our growth.

Notwithstanding the general restriction on foreign investment in the seed industry in the PRC, our corporate structure currently enables us to receive foreign investment. Our continued ability to receive foreign investment may be important to our ability to continue to expand our business rapidly and to manage that expansion effectively. We cannot be certain that a change in the regulations allowing us to receive foreign investment will not occur. In the event of such a change, our plan to expand our business could be disrupted.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

Substantially all our revenues and expenses are denominated in Renminbi. We may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares. Under China’s existing foreign exchange regulations, the PRC Operating Companies may not pay dividends in foreign currencies, without prior approval from SAFE, unless they comply with certain procedural requirements. The PRC government may also take measures in the future to restrict access to foreign currencies for current account transactions.

Foreign exchange transactions under the capital account continue to be subject to significant foreign exchange controls and require the approval of PRC governmental authorities, including the SAFE. If the PRC Operating Companies borrow in foreign currency from us or other foreign lenders, these loans must be registered with the SAFE, and if we finance the PRC Operating Companies by means of additional capital contributions, these capital contributions must be approved by certain government authorities, including the Ministry of Commerce or its local counterparts. These limitations could adversely affect the ability of the PRC Operating Companies to obtain foreign exchange through debt or equity financing, which could harm our ability to fund our operations or cause us to seek additional financing on terms that may not be favorable.

PRC regulations relating to offshore investment activities by PRC residents may increase the administrative burden we face and create regulatory uncertainties that could restrict our overseas and cross-border investment activity. Failure by our shareholders who are PRC residents to make any required applications and filings pursuant to such regulations may prevent us from being able to distribute profits, if any, and could expose us and our PRC resident shareholders to liability under PRC law.

In October 2005, SAFE promulgated regulations that require registration with local SAFE offices in connection with direct or indirect offshore investment by PRC residents, including PRC individual residents and PRC corporate entities. These regulations apply to our shareholders who are PRC residents and also apply to our prior and future offshore acquisitions. In particular, the SAFE regulations require PRC residents to file with competent SAFE offices information about offshore companies in which they have directly or indirectly invested and to make follow-up filings in connection with certain material transactions involving such offshore companies, such as increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, or external guarantees or other material events that do not involve return investment.

The SAFE regulations required registration by March 31, 2006 of direct or indirect investments previously made by PRC residents in offshore companies. If a PRC resident with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the PRC subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the PRC subsidiaries. Further, failure to comply with various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

We believe our major shareholders who are PRC residents, or whose shares are beneficially owned by PRC residents, have completed foreign exchange registration with the local foreign exchange bureau according to these SAFE regulations. However, as these regulations are relatively new and there is uncertainty concerning the reconciliation of the new regulations with other approval requirements, it is unclear how the regulations, and any future legislation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities. We cannot assure you that all of our shareholders who are PRC residents will comply with our request to make or obtain any applicable registrations or approvals required by the regulations or other related legislation. The failure or inability of our PRC resident shareholders to receive any required approvals or make any required registrations may subject us to fines and legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiary to make distributions or pay dividends or affect our ownership structure. As a result, our business operations and our ability to distribute a dividend to you could be adversely affected.

The PRC legal system has inherent uncertainties that could limit the legal protections available to you.

Nearly all of our assets and all of our operations are in the PRC. The PRC legal system is based on written statutes. Prior court decisions may be cited for reference but are not binding on subsequent cases and have limited precedential value. Since 1979, the PRC legislative bodies have promulgated laws and regulations dealing with such economic matters as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their non-binding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. The laws in the PRC differ from the laws in the United States and may afford less protection to our non-PRC shareholders.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the PRC based on United States judgments against us, our subsidiaries, officers and directors.

We are incorporated in Nevada and our PRC operating subsidiaries are formed under PRC law. Substantially all of our assets are located in the PRC. In addition, most of our directors and executive officers reside within the PRC, and substantially all of the assets of these persons are located within the PRC. It may not be possible to affect service of process within the United States or elsewhere outside the PRC upon our directors, or executive officers and experts, including effecting service of process with respect to matters arising under United States federal securities laws or applicable state securities laws. The PRC does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States and many other countries. As a result, recognition and enforcement in the PRC of judgments of a court in the United States or many other jurisdictions in relation to any matter, including securities laws, may be difficult or impossible. Furthermore, an original action may be brought in the PRC against our assets and our subsidiaries, our directors and executive officers and experts only if the actions are not required to be arbitrated by PRC law and only if the facts alleged in the complaint give rise to a cause of action under PRC law. In connection with any such original action, a PRC court may award civil liability, including monetary damages.

Risks related to our shares

Certain provisions in our organizational documents may discourage our acquisition by a third party, which could limit your opportunity to sell your shares at a premium.

Our memorandum and articles of association include provisions that could limit the ability of others to acquire control of us. Under those provisions, our board of directors has the power to issue preferred shares with such rights attaching to them as they decide and this power could be used in a manner that would delay, defer or prevent a change of control of us. These provisions could have the effect of depriving you of an opportunity to sell your shares at a premium over prevailing market prices by discouraging third parties from seeking to acquire control of us in a tender offer or similar transactions.

Certain insiders and major shareholders have substantial control over the company, and they could delay or prevent a change in our corporate control, even if our other shareholders wanted such a change to occur which may limit your ability to influence shareholder matters.

Our executive officers, directors and principal shareholders and their affiliates beneficially own 7,700,093 common shares, or 59.42% of the outstanding shares of the Company’s ordinary stock. These shareholders will be able to exercise significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of our company and some transactions may be more difficult or impossible without the support of these shareholders. Furthermore, the interests of these major shareholders may conflict with those of other shareholders. We also conduct transactions with businesses in which our principal shareholders maintain interests. We believe that these transactions have been conducted on an arm’s length basis, but we cannot assure you that these transactions would have the same terms if conducted with unrelated third parties.

Future sales by us or our existing shareholders could depress the market price of our ordinary shares.

If we or our existing shareholders sell a large number of shares of our ordinary stock, or if we sell additional securities that are convertible into ordinary stock, the market price of our ordinary stock could decline significantly. Further, even the perception in the public market that we or our existing shareholders might sell shares of ordinary stock could depress the market price of our ordinary stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, our projected sales and profitability, our growth strategies, anticipated trends in our industry, our future financing plans, and our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that we have developed from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from our investors, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from an offering contemplated by this prospectus.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock is listed on the OTC Bulletin Board under the symbol “FRXT”. The following table sets forth, for the periods indicated, the range of quarterly high and low sales prices for our common stock. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, involving our common stock during each calendar quarter, and may not represent actual transactions.

Our common stock is quoted on the OTC Bulletin Board, under the symbol “FRXT.”   At December 31, 2010 there were 12,958,032 shares of common stock issued and outstanding that were held by approximately 539 stockholders of record.  The table below lists the high and low closing prices per share of our common stock for each quarterly period during the past two fiscal years as quoted on the OTC Bulletin Board.  The following prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low
Year Ended December 31, 2008:
3rd Quarter	$12.80	$12.80
4th Quarter	$17.99	$16.79

Year Decenber 31, 2009:
1st Quarter	$6.40	$6.40
2nd Quarter	$3.20	$3.20
3rd Quarter	$3.90	$3.90
4th Quarter	$3.90	$3.90

Year Ended December 31, 2010:
1st Quarter	$6.32	$6.32
2nd Quarter	$13.92	$13.92
3rd Quarter	$5.50	$5.00

On December 30, 2010, the closing sale price of our shares of common stock was $5.00 per share and there were 12,958,032 shares of our common stock outstanding.  On that date, our shares of common stock were held by approximately 539 shareholders of record.  The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of our common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

DIVIDENDS AND DIVIDEND POLICY

We have not declared or paid any dividends on our common stock and presently do not expect to declare or pay any such dividends in the foreseeable future.  Payment of dividends to our shareholders would require payment of dividends by our PRC subsidiaries to us.  This, in turn, would require a conversion of Renminbi into US dollars and repatriation of funds to the US.  Under current PRC law, the conversion of Renminbi into foreign currency generally requires government consent. Further, government authorities may impose restrictions that could have a negative impact in the future on the conversion process or on our cash needs, which, in turn, affects our ability to pay cash dividends to our shareholders.  Although our subsidiary’s classification is WFOE under PRC law permits them to declare dividends and repatriate their funds to us in the United States, any change in this status or the regulations permitting such repatriation could prevent them from doing so.  Any inability to repatriate funds to us would in turn prevent payments of dividends to our shareholders.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Certain statements made in this report may constitute “forward-looking statements on our current expectations and projections about future events.” These forward-looking statements involve known or unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases you can identify forward-looking statements by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions. These statements are based on our current beliefs, expectations, and assumptions and are subject to a number of risks and uncertainties. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. These forward-looking statements are made as of the date of this report, and we assume no obligation to update these forward-looking statements whether as a result of new information, future events, or otherwise, other than as required by law. In light of these assumptions, risks, and uncertainties, the forward-looking events discussed in this report might not occur and actual results and events may vary significantly from those discussed in the forward-looking statements.

Overview

We are a leading Chinese agricultural material company providing quality hybrid corn seeds, soybean seeds, rice seeds and fertilizer product to farmers in the northeastern China, which is the most important agriculture region in the country. Through our 1,094 distributors and 3,430 outlets, we distribute our products to farmers located in Heilongjiang, Jilin, and northeastern Inner Mongolia and to the rest of China. Our seed products are breed with our exclusively contracted breeders in Heilongjiang, Jilin, and northeastern Inner Mongolia.

Historical Developments

Since establishment, we have endeavored to develop new products. In 2005, we purchased a humic fertilizer patent from China Institute of Agriculture, and have developed a series of products based on the patent that adapt to different environment and soil conditions in different area of northeastern China. In 2007, we participated in the China Spark Program, a plan for developing new agricultural techniques and product lead by the Ministry of Science and Technology of PRC, and invented cold proof additives for seeds. The additive will be launched in 2010.

During the past 7 years, Fuer has been diligent on product quality and successfully elevated our brand reputation and attained a solid customer base. We were granted “the Most Respect Enterprise Award” in 2007 by the China Academy of Humic Acid Industry. In 2008, we were certified under ISO 9001 and 14001.

In January 2010, the Company was recognized as a “High-tech Enterprise” by the state government, which entitled us to favor upon enterprise income tax.

In December 2010, Fuer was granted Top 50 Enterprise of the Seed Industry by the Ministry of Agriculture of the People’s Republic of China, and Top 5 humic fertilizer providers by the China Humic Acid Industry Association.

Factors Affecting our Results of Operations

Shrinking Arable Land and Growing Population

China is facing great stress upon its food supply. Arable land in China is shrinking as a result of construction of buildings and basic facilities, desertification, soil pollution, and urbanization. Nevertheless, Chinese population is expecting to keep rising until 2033, reaching 1.5 billion people. China has to lean on extensive use of fertilizer and high yield hybrid grain seeds to maintain sufficient food supply.

Great Potential in the Seeds Market

Farmers in China use a great portion of seeds from the output of previous year for the need in the next year. According to National Bureau of Statistics of China, in 2008, only 38.5% of seeds used were supplied by seeds companies, compared to world average of 70% and over 90% in developed countries, which creates a market of $4 billion. Additionally, seeds price in China are generally 5 to 8 times the grain price, compared to 15 to 25 times in the developed countries.

Low Industry Concentration and Abundant Acquisition Opportunities

At present, the seed products are supplied by over 9,000 seeds providers, a great majority of which are low scale and do not control up to date seed patents. Seeds market concentration is far below the developed countries. Historically, the government of China has raised entrance barrier for seeds companies by means of registered capital threshold. The movement has created great merger and acquisition opportunities. We believe this trend will continue in the future.

Adverse Attitude Toward Genetically Modified Seeds

Though years have passed since genetic modification technique were adopted in seed production, safety of genetically modified grain is still unproved. It is estimated that cultivation of genetically modified plant would impact gene stability of surrounding natural plants, and the health of creatures that eat them. At present, both the EU and the United States have not approved genetically modified crops edible for humans. Though 2 varieties of genetically modified corn seed was granted Safety Certificates from Committee of food safety of the Ministry of Agriculture of the PRC, they still await for further approvals for commercial selling, as clarified by the state authority. It still takes years for genetically modified grain to be accepted by customers.

Ongoing Urbanization and Growing Disposable Income Boost Demand For Meat and Corn.

In China, urban residents consume more meat products than rural residents per capita. With urbanization in the past decade, meat output has increased with compound annual growth rate of 1.17% from 2000 to 2007. Corn is the most widely used among grains for feeding poultry and livestock, for it accumulates more carbohydrate with more efficient photosynthesis process. Therefore grain production increased with compound annual growth rate of 4.63% in the same period. It is reasonable that corn cultivation will continue growing in the future as China’s urbanization rate and disposable income grow.

Results of Operations

The following table sets forth certain information regarding our results of operations.

	For the nine months ended September 30,		For the Years Ended December 31,
	2010	2009	2009	2008
	(Unaudited)	(Unaudited)	(Audited)	(Audited)
	($ in thousands)		($ in thousands)
Statements of Operations Data
Sales	$19,683	$14,560	$16,168	$11,626
Cost of goods sold	11,507	8,553	9,469	6,865
Gross profit	8,175	6,007	6,699	4,761
Operating and administrative expenses:
Sales and marketing	482	196	1,346	1,119
General and administrative	1,086	615	1,343	833
Income from operations	6,607	5,196	4,011	2,809
Other income (expenses), net	27	72	78	63
Income before income tax	6,580	5,123	3,933	2,746
Income tax expenses	595	1,281	995	693
Net income	$5,985	$3,843	$2,938	$2,053

Year Ended December 31, 2009 compared to December 31, 2008

Sales

Our sales consist primarily of revenues generated from sales of corn seeds, rice seeds, soybean seeds, fertilizers and agricultural chemical products. Sales increased by approximately $4.54 million, or 39.07%, from approximately $11.63 million in 2008 to approximately $16.17 million in 2009.  This increase was primarily attributable to expanding our market areas and distribution network throughout Northeastern China, increased demand for our corn seed products and strong market acceptance of our products. In addition, our inventories increased approximately $1.26 million, or approximately 19.52%, from approximately $6.46 million as of December 31, 2008 to approximately $7.72 million as of December 31, 2009. This increase was primarily attributable to increased production in accordance with the seed breeding plan made in the second quarter of 2009 and production plan of fertilizer and germicides, pesticides, and herbicides to meet the growing demand for our products.

The following table sets forth information regarding the sales of our principal products during the fiscal years ended December 31, 2009 and 2008:

	2009			2008
	Quantity	Amount	% of	Quantity	Amount	% of
Product name	(Kg’000)	($’000)	Sales	(Kg’000)	($’000)	Sales
Corn Seeds	10,758	$10,544	65.22%	6,600	$6,232	53.60%
Soybean Seeds	1,418	$1,287	7.96%	1,775	$1,825	15.70%
Rice Seeds	1,402	$1,062	6.57%	1,672	$1,317	11.33%
Vegetable Seeds	293	$419	2.59%	31	$101	0.87%
Fertilizers	4,142	$2,309	14.28%	3,664	$1,625	13.98%
Plant Regulators	574	$300	1.85%	516	$254	2.18%
Germicides, Pesticides and Germicides	418	$247	1.53%	605	$272	2.34%

The fluctuation in average sales price per kilogram of corn seeds, soybean seeds and rice seeds, as reflected in the table, is relatively small and primarily attributable to the market competition and demand for the products. As vegetable seeds differ greatly from each other, average selling price decreased drastically as more vegetable seeds product with low unit price was sold during 2009. Average selling prices of fertilizers, plant additives, germicides, pesticide and herbicides are generally caused by increase in sales of high margin product. The following table shows sales price per kilogram by product for 2009 and 2008 and the percentage change in the sales price per kilogram.

	Average Price Per Kilogram		Percentage Change
Product	2009	2008
Corn Seeds	$0.98	$0.94	3.80%
Soybean Seeds	$0.91	$1.03	(11.72)%
Rice Seeds	$0.76	$0.79	(3.83)%
Vegetable Seeds	$1.43	$3.26	(56.11)%
Fertilizers	$0.56	$0.44	25.69%
Plant Regulators	$0.52	$0.49	6.18%
Germicides, Pesticides and Germicides	$0.59	$0.45	31.43%

Cost of Goods Sold

Our costs of goods sold consist primarily of direct and indirect manufacturing costs, including production overhead costs, shipping and handling costs for the products sold.  Cost of goods sold increased approximately $2.60 million, or 37.93%, from approximately $6.87 million in 2008 to approximately $9.47 million in 2009.  This increase was primarily attributable to the increase in sales volume, as we enhanced sales promotion in the form of price rebates.

Operating and Administrative Expenses

Our total operating expenses consist primarily of sales and marketing expenses and general and administrative expenses.  Our total operating expenses increased by approximately $0.74 million, or 37.70%, from approximately $1.95 million in 2008 to approximately $2.69 million in 2009.

Sales and Marketing.  Our sales and marketing expenses consist primarily of transportation expenses, advertising expenses, year-end bonus for sales team, and other overhead expenses incurred by the Company’s sales and marketing personnel.  Sales and marketing expenses increased approximately $0.23 million, or 20.26%, from approximately $1.12 million for 2008 to approximately $1.35 million for 2009.  This increase was primarily attributable to (i) an increase of approximately $0.18 million, or 51.03%, in transportation cost as volume of product sold to distant area increased, (ii) a decrease of approximately $0.13 million, or 59.36% in advertisement expenses as we eased advertisement campaigns in Heilongjiang province and increased in spending for advertisement in Jilin Province, while we provide lower product prices to our Heilongjiang distributors, and (iii) an 0.10 million increase, or 22.56%, in year-end bonus for our sales team as our net income grows. Sales and marketing expenses are likely to increase as we continue expanding our distribution network throughout northeastern China, and commencement of our chain retailing business, and more advertisement campaign seeking to increase our market share and awareness of our high quality products.

General and Administrative. Our general and administrative expenses consist primarily of salary, and allowances for receivables, and professional service fees.  General and administrative expenses increased approximately $0.51 million, or 61.24%, from approximately $0.83 million for 2008 to approximately $1.34 million for 2009.  This increase was primarily attributable to and an increase of approximately $0.32 million in allowance for receivables.  General and administrative expenses are likely to increase as we continue to expand our production, sourcing capacity, and distribution capacity throughout northeastern China.

Allowances for Receivables

We evaluate balances of account receivables and other receivables at the end of each quarter, and make allowances. Allowances for receivables increased by approximately $0.32 million, which results from our extension of a longer credit period with our distributors to promote our sales,

Income from Continuing Operations

As a result of the foregoing, our income from operations increased by approximately $1.20 million, or 42.79%, from approximately $2.81 million in 2008 to approximately $4.01 million in 2009.

Other Income (Expenses)

Our other income (expenses) consists primarily of interest income, interest and finance costs, and other income and expense accounts.  Other expenses increased approximately by $0.02 million, or 24.05%, from other expense of approximately $0.06 million for 2008 to other expenses of approximately $0.08 million for 2009, which is attribute to the loss of disposal of assets recorded in 2009 which is approximately $0.01 million.

Income Tax Expenses

We are subject to PRC enterprise income taxes.  Our income tax expenses increased by approximately $0.30 million, or 43.61%, from approximately $0.69 million in 2008 to approximately $1.00 million in 2009.  The increase was primarily attributable to increases in our income subject to PRC tax, and bad debt appropriation of $ 0.32 million which is nondeductible before tax under the PRC tax laws.

Cumulative Currency Translation Adjustments

Our principal country of operations is the PRC and our functional currency is the Renminbi, but our reporting currency is the U.S. dollar.  All translation adjustments resulting from the translation of our financial statements into U.S. dollars are reported as cumulative currency translation adjustments.

Comparison of the Nine Months ended September 30, 2010 and 2009

Sales

Sales increased by approximately $5.12 million, or 35.18%, from approximately $14.56 million for the nine months ended September 30, 2009 to approximately $19.68 million for the nine months ended September 30, 2009.  This increase was primarily attributable to increase in demand of our soybean seeds, rice seeds, and fertilizer product.

The following table sets forth information regarding the sales of our principal products during the three month ended September 30, 2010 and 2009

	For the nine months ended			For the nine months ended
	September 30 2010			September 30 2009
	Quantity	Amount	% of	Quantity	Amount	% of
Product name	(Kg’000)	($’000 )	Sales	(Kg’000)	($’000 )	Sales
Corn Seeds	7,319	$8,920	46%	9,877	$9,654	46%
Soybean Seeds	3,941	$3,739	19%	1,353	$1,236	19%
Rice Seeds	4,772	$3,614	18%	1,211	$919	18%
Vegetable Seeds	-	$-	-%	293	$419	-%
Fertilizers	3,769	$2,658	14%	3,631	$1,884	14%
Plant Regulators	549	$286	1%	443	$233	1%
Germicides, Pesticides and Germicides	126	$466	2%	347	$215	2%

Price of corn seeds for the nine months as of September 30, 2010 have increased by 24% as compared with the same period in 2009. The increase was mainly due to rise in the market prices of corn seed due to a lack of supply, which is due to the fact that corn production was hampered by the heavy rainfall and flood in the summer of 2009.

Price of fertilizer for the nine months as of September 30, 2010 has increased by 36% as compared with the same period in 2009, which is resulted from increase in sales of our premier humic fertilizer.

We rely on our production of germicides, pesticides and herbicides products on our Original Equipment Manufacturer (“OEM”), Qingdao Fuer Agronomy Pesticides Ltd. (“Qingdao Fuer”). During the second quarter of 2010, Qingdao Fuer completed its facility reformation and began producing only an updated premium herbicide product. The new premium herbicide was more efficient and less toxic compared with traditional herbicides, and could be widely applied to cultivation of field crops. The Company distributed only the new herbicide in the three months ended September 30, 2010, which led to the increase in the average selling price of such product category.

	Average Price Per Kilogram for the nine months ended September 30,		Percentage Change
Product	2010	2009
Corn Seeds	$1.22	$0.98	25.00%
Soybean Seeds	$0.95	$0.91	4.00%
Rice Seeds	$0.76	$0.76	-%
Vegetable Seeds	$-	$1.43	-%
Fertilizers	$0.71	$0.52	36%
Plant Regulators	$0.52	$0.53	(1)%
Germicides, Pesticides and Germicides	$3.71	$0.62	498%

Cost of Goods Sold

Our costs of goods sold consist primarily of direct and indirect manufacturing costs, including production overhead costs, shipping and handling costs for the products sold.  Cost of goods sold increased approximately $2.95 million, or 34.54%, from approximately $8.55 million for the nine months ended September 30, 2009 to approximately $11.51 million for the nine months ended September 30, 2010.  This increase was primarily attributable to the increase in sales volume resulting from our marketing efforts, expanded distribution network and prolonged credit period.

Operating and Administrative Expenses

Our total operating and administrative expenses consist primarily of sales and marketing expenses and general and administrative expenses.  Our total operating expenses increased by approximately $0.76 million, or 93.19%, from approximately $0.81 million for the nine months ended September 30, 2009 to approximately $1.57 million for the nine months ended September 30, 2010.

Sales and Marketing.  Our sales and marketing expenses consist primarily of transportation expenses, advertising expenses, year-end bonuses for the sales team, and other overhead expenses incurred by the Company’s sales and marketing personnel. Sales and marketing expenses increased approximately $0.28 million, or 145.51%, from approximately $0.20 million for the nine months ended September 30, 2009 to approximately $0.48 million for the nine months ended September 30, 2010.  This increase was primarily attributable to (i) an increase of approximately $0.18 million in advertisement expenses to promote our brand awareness, (ii) an increase of approximately $0.03 million in transportation expenses as our sales volume inflates, and (iii) approximately $0.03 million spent for our direct stores.

General and Administrative. Our general and administrative expenses consist primarily of salary, and allowances for receivables, and professional service fees.  General and administrative expenses increased approximately $0.47 million, or 76.49%, from approximately $0.62 million for the nine months ended September 30, 2009 to approximately $1.10 million for the nine months ended September 30, 2010.  This increase was primarily attributable to: i) approximately $0.25 million for auditing and legal services, ii) approximately $0.07 million for trial cultivation of corns for the target of enhancing our seed quality, and iii) increase of approximately $0.04 million for increased travelling expenses and participation in industry wide conferences and academic conferences to indentify research and cooperation opportunities. General and administrative expenses are likely to increase as we continue to expand our production, sourcing capacity, and distribution capacity throughout northeastern China.

Income from Continuing Operations

As a result of the foregoing, our income from operations increased by approximately $1.46 million, or 28.43%, from approximately $5.20 million for the nine months ended September 30, 2009 to approximately $6.60 million for the nine months ended September 30, 2010.

Other Income (Expenses)

Our other income (expenses) consists primarily of interest income, interest and finance costs, other income and expense accounts.  Other expense decreased approximately by $0.05 million, from other expense of approximately $0.07 million for the nine months ended September 30, 2009 to expense of approximately $0.03 million for the nine months ended September 30, 2010.

Income Tax Expenses

We are subject to PRC enterprise income taxes.  Our income tax expenses decreased by approximately $0.69 million, or 53.51%, from approximately $1.28 million for the nine months ended September 30, 2009 to approximately $0.69 million for the nine months ended September 30, 2010. The increase was primarily attributable to favorable income tax rate obtained in 2010.

Liquidity and Capital Resources

Our summary cash flow information is as follows:

	For the nine months ended March 31,		For the years ended December 31,
	2010	2009	2009	2008
	Unaudited	Unaudited	Audited	Audited
Net cash provided by (used in):	($ in thousands)		($ in thousands)
Operating activities	$17,353	$8,864	$(2,655)	$(332)
Investing activities	$(619)	$(90)	$(163)	$(110)
Financing activities	$299	$(2,046)	$196	$977

Net Cash Provided By Operating Activities

We had retained earnings of approximately $5.80 million and $3.17 million as of December 31, 2009 and 2008, respectively.  As of December 31, 2009, we had cash and cash equivalents of approximately $0.16 million, total current assets of approximately $13.22 million, and a working capital surplus of a/pproximately $9.62 million. We have financed our activities to date principally from cash derived from the previous year. We maintain a large balance of non-cash current assets because spring in the Northeastern China arrives later than in other parts of China, which postpones the sales season of seeds product and collection process of our receivables and advances to customers. Most of the receivables and advances to customers as of December 31, 2009 were collected in the first quarter of 2010, and the cash flow provided by operating activities in the same period will be sufficient to sustain our operation.

We had retained earnings of approximately $11.78 million and $5.80 million as of September 30, 2010 and December 31, 2009, respectively.  As of September 30, 2010, we had cash and cash equivalents of approximately $17.46 million, total current assets of approximately $19.80 million, and a working capital surplus of approximately $18.03 million. We have financed our activities to date principally from the collection of our trade receivables. We believe the receivables and advances to customers as of September 30, 2010 will be mostly received in the first half of 2011, which will be sufficient to sustain our operations.

Net Cash Used in Investing Activities

Net cash used in investing activities increased approximately $0.05 million, from approximately $0.11 million in 2008 to approximately $0.16 million in 2009.  This increase was primarily attributable to $0.13 million paid in 2009 for seed patents  Net cash used in investing activities primarily relates to expenditures associated with our construction and acquisition of new facilities for the year 2008, and purchase of a new product patent during the year 2009.

As compared with the nine month ended September 30, 2009, net cash used in investing activities increased approximately $0.50 million in the same period of 2010, which was primarily attributable to the prepaid lease of 0.44 million for land that are used as seed breeding base.

Net Cash Provided by Financing Activities

Net cash provided by financing activities decreased by approximately $0.78 million, from approximately $0.98 million in 2008 to approximately $0.20 million in 2009.  This decrease was primarily attributable to a $0.71 million decrease in proceeds from short term borrowings. We will improve our cash flow by obtaining interest free loans from Agriculture Development Bank of China, as described in “Subsidy and Tax Favors” hereafter, and obtaining financing from capital markets.

During the first quarter of 2009, net cash used in financing activities was approximately $0.51 million, which was due to repayment of our short-term loans during the nine month ended September 30, 2009, offset against proceeds from the sales of our common stock, while no share offering and bank loans was made for the three month period ended March 31, 2010. We will improve our cash flow by obtaining interest free loans from Agriculture Development Bank of China, as described in “Subsidy and Tax Favors” hereafter, and obtaining financing from capital markets.

Subsidy and Tax Favor

In January 2010, we were nominated as a High-tech Enterprise by the PRC Government. This honor entitled us to a favored enterprise income tax rate of 15% for the years 2010 and 2011.  At the same time, we were granted an exemption from interest on the loans we borrowed from Heilongjiang Branch, Agriculture Development Bank of China for 3 years. We believe the subsidy and tax favor will enhance our profitability and cash flow, which will boost our expansion. We are now applying for a refund of tax paid in 2009 under such tax favor.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the  Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

In August 2008, we were accused of selling fake seeds to a farmer in Heilongjiang, with low germination rate. Both parties had submitted the case to local authorities for arbitration. The result of this inspection revealed our product was qualified under the national standards, and the low germination rate was due to improper cultivation procedures adopted by the farmer. Subject to arbitration of the government, we settled the dispute with a subsidy of $4,308 paid to the farmer in September 2008.

Critical Accounting Policies

The consolidated financial statements include the financial statements of us and our subsidiaries.  All transactions and balances among us and our subsidiaries have been eliminated upon consolidation. Certain amounts included in or affecting our consolidated financial statements and related disclosures must be estimated, requiring us to make certain assumptions with respect to values or conditions that cannot be known with certainty at the time the financial statements are prepared. These estimates and assumptions affect the amounts we report for assets and liabilities and our disclosure of contingent assets and liabilities at the date of our financial statements. We routinely evaluate these estimates, utilizing historical experience, consulting with experts and other methods we consider reasonable in the particular circumstances. Nevertheless, actual results may differ significantly from our estimates. Any effects on our business, financial position or results of operations resulting from revisions to these estimates are recorded in the period in which the facts that give rise to the revision become known.

Estimates of allowances for receivables – We must periodically review our trade and other receivables to determine if all are collectible or whether an allowance is required for possible uncollectible balances.  A number of factors are considered when determining the allowances, including the length of time the receivable is past due, past loss history, the counter party’s current ability to pay and the general condition of the economy and industry.  We perform this review semi-annually, events could occur that would require us to increase our allowance in the future.

Estimate of the useful lives of property and equipment and biological assets – We must estimate the useful lives and residual values of our property and equipment. We must also review property and equipment and biological assets for possible impairment whenever events and circumstances indicate that the carrying value of those assets may not be recovered from the estimated future cash flows expected to result from their use and eventual disposition.  We recognized no impairments in the years ended December 31, 2009 and 2008.

Estimate of the useful lives of intangible assets - Intangible assets, which are purchased seeds variety rights, are amortized using the straight-line method over their estimated period of benefit, normally 10 years. We must review the marketability of the seed varieties for possible impairment whenever events and circumstances imply that carrying value of such assets may not be recovered from the estimated future cash flow result from sales of such seeds products or possible disposition. We recognized no impairments in the years ended December 31, 2009 and 2008.

Inventory – We value inventories at the lower of cost or market value.  We determine the cost of inventories using the weighted average cost method and include any related production overhead costs incurred in bringing the inventories to their present location and condition.  We must determine whether we have any excessive, slow moving, obsolete or impaired inventory.  We perform this review quarterly, which requires management to estimate the future demand of our products and market conditions. We make provisions on the value of inventories at period end equal to the difference between the cost and the estimated market value. If actual market conditions change, additional provisions may be required.  In addition, we may write off some provisions if we later sell some of the subject inventory.

Revenue recognition – Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are shipped to customers and the title has passed.  We render neither sales returns nor rebates to our customers, thus revenue would reflect the actual sales we are entitled to.

Please refer to the notes to the financial statements included elsewhere in this filing for a more complete listing of all of our critical accounting policies.

Recently Adopted Accounting Pronouncement

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC 820 to require a number of additional disclosures regarding (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect that the adoption of ASU 2010-06 will have a material impact on its consolidated financial statements.

On March 5, 2010, the FASB issued authoritative guidance to clarify the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Specifically, only one form of embedded credit derivative qualifies for the exemption – one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. This guidance also has transition provisions, which permit entities to make a special one-time election to apply the fair value option to any investment in a beneficial interest in securitized financial assets, regardless of whether such investments contain embedded derivative features. This guidance is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of any fiscal quarter beginning after March 5, 2010. This amendment is not expected to have a material impact on the Company’s financial statements

In March 2010, FASB issued an authoritative pronouncement regarding the effect of denominating the exercise price of a share-based payment awards in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity’s functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. This amendment is not expected to have a material impact on the Company’s financial statements.

In April 2010, the FASB issued Update No. 2010-17, or ASU 2010-17, Revenue Recognition—Milestone Method, which updates the guidance currently included under topic 605, Revenue Recognition. ASU 2010-17 provides guidance on defining the milestone and determining when the use of the milestone method of revenue recognition for research or development transactions is appropriate. It provides criteria for evaluating if the milestone is substantive and clarifies that a vendor can recognize consideration that is contingent upon achievement of a milestone as revenue in the period in which the milestone is achieved, if the milestone meets all the criteria to be considered substantive. ASU 2010-17 is effective for milestones achieved in fiscal years, and interim periods within those years, beginning after June 15, 2010 and should be applied prospectively. Early adoption is permitted. The Company is currently evaluating the potential impact, if any, of the new accounting guidance on its consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU will significantly expand existing disclosures about the credit quality of financing receivables and their allowance for credit losses. The ASU affects all entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or lower of cost or fair value. The extent of the effect depends on the relative significance of financing receivables to an entity’s operations and financial position. For public companies, the disclosures as of the end of a reporting period (such as accounting policies for each portfolio segment, ending balances of allowance for credit losses and credit-quality indicators) are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period (such as modifications and roll forward of allowance for credit losses) are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company is currently evaluating the potential impact, if any, of the new accounting guidance on its consolidated financial statements, however the amendment is not expected to have any impact on the Company’s financial statements.

Statutory Reserves

In accordance with the laws and regulations of the PRC, after payments of the PRC income taxes, a wholly-owned Foreign Invested Enterprises income, shall be allocated to the statutory reserves since January 1, 2006. The public welfare fund reserve was limited to 50 percent of the registered capital. Statutory Reserve funds are restricted for offset against losses, expansion of production and operation or increase in registered capital of the respective company, which is made by the end of each calendar year. This reserve is not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of December 31, 2009 and December 31, 2008, the Company had allocated $1,112,119 and $797,844, respectively, to these non-distributable reserve funds.

BUSINESS

We were incorporated under the laws of the State of Nevada on February 8, 1984. On June 16, 2010 we entered into a share exchange agreement with China Golden Holdings, Ltd. (“China Golden”), and became its sole shareholder.

China Golden, incorporated in British Virgin Island on November 30, 2009, conduct its business through its wholly owned subsidiary Qiqihar Deli Enterprise Management Consulting Co., Ltd. (“Deli”). Through a series of contractual agreements (“Contractual Agreements”) entered into on March 25, 2010, Qiqihar Fuer Agronomy Inc. (“Fuer”) was accounted for as a variable interest entity.

Fuer, established in 2003, is a leading manufacturer and supplier of seeds and fertilizer product in the northeastern China. It aims to become a regional seed giant with up to date development capability of new seeds varieties and vertical integration of materials production and chain store operation. The Company diversified its operation by providing quality fertilizers and plant regulator products.

Our corporate structure is described in the chart below:

Description of the Contractual Agreements:

Exclusive Business Cooperation Agreement.  Pursuant to the exclusive business cooperation agreement between Deli and Fuer, Deli has the exclusive right to provide to Fuer general business operation services, including nomination of Fuer’s senior management Under this agreement, Deli owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Fuer shall pay consulting service fees in Renminbi (“RMB”) to Deli that is equal to all of Fuer’s profits as defined in the Equity Pledge Agreement. The Agreement is valid for 10 years and can be extended solely with Deli’s discretion.

Equity Pledge Agreement. Pursuant to the Equity Pledge Agreement, Fuer’s Shareholders pledged all of their equity interests in Fuer to Deli to guarantee Fuer’s performance of its obligations under the consulting services agreement. If Fuer or Fuer’s Shareholders breach their respective contractual obligations, Deli, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Fuer’s Shareholders also agreed that upon occurrence of any event of default, Deli shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Fuer’s Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Deli may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. Fuer’s Shareholders agreed not to dispose of the pledged equity interests or take any actions that would undermine Deli’s interest. The equity pledge agreement will expire unless all payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

Exclusive Option Agreement.  Pursuant to the Exclusive Option Agreement, Fuer’s Shareholders irrevocably granted Deli, or its designated person, an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Fuer for the cost of the initial contributions to the registered capital of Fuer or the minimum amount of consideration permitted by applicable PRC law. Deli or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement shall last for 10 years, and shall be renewed at Deli’s election, unless terminated in accordance with this agreement.

Business Overview

Fuer is a leading regional provider of field seeds and fertilizers in the northeastern China. Fuer has a sales network which covers key provinces, cities, counties and towns within the region. Our products can directly reach 3,430 sales outlets through 1,094 distributors. Fuer has 214 employees and 64 temporary workers, among which 27 are research and technical staff and 75 are with the sales team. The Company procure raw seeds from local breeders under exclusive contract, which is valid for 1 year. We have two fertilizer production lines, with an annual production capacity of 50,000 tons. Currently, the Company has 4 seed variety rights, 1 product patent application on fertilizer, and over 40 registered trademarks.

The Company had annual revenue growth of 39.07% in 2009 as compared to 2008, and a 35.18% increase in revenue for the nine month ended September of 2010, as compared to the same period of 2009. The Company is expecting future growth by introducing advanced and improved seeds and fertilizer product, and expansion of its network of direct sales stores.

	For the 9 months ended September 30,		For the years ended December 31,
	2010	2009	2009	2008
	Unaudited	Unaudited	Audited	Audited
	($ in thousands)		($ in thousands)
Summary of Historical Income
Sales	$19,682	$14,560	$16,168	$11,626
Gross profit	$8,175	$6,007	$6,699	$4,761
Net income	$5,985	$3,843	$2,938	$2,053

Highlight Features

Leading seeds provider in northeastern China - Fuer was ranked the 4th largest seed provider in Heilongjiang Province, China in 2006. Since its establishment in 2003, Fuer has been providing quality seeds and fertilizers to the local farmers, and has great brand loyalty in northeastern China, which is one of the most important grain production bases in China.

Diversification in product portfolio - The Company maintains great competitiveness due to its diversified product portfolio among corn, rice and soybean, as well as fertilizers. In the northeastern China, climates are different from region to region and year to year in terms of temperature. The Company provides seed product which can adapt to all major weather conditions in the region, and therefore has strong resistance to changes in climate. Furthermore, our fertilizer products enhance our profitability after the selling season of seed products which effectively reduces the concentration risk within our product portfolio. Production of certain crops among our farmer customers fluctuates greatly from year to year. Our well built product portfolio enabled us to maintain stable profitability through the past years.

Diversified sales channels - The Company was the first seed provider to launch its brand stores in northeastern China. In March, 2010 we have opened 5 direct-owned sales stores and over 43 branded stores. The new sales channel will flatten our sales network and boost our profitability. With the help of our branded stores, we are able to provide better sales services and launch more accurate marketing campaigns.

Strong growth potential in China’s agriculture market – Pursuant to the statistics of the Food and Agriculture Organization of the United Nations (“FAO”), China’s seed market ranked the 2nd in the world, immediately following the United States. In terms of quantity, seeds consumption in China ranks the 1st worldwide. The underlying reason is the low seeds price, and the farmers’ tradition to use harvest crop as seeds for the next cultivation period. The seeds used by farmers are generally inferior to hybrid seeds from providers, as features of the hybrid seeds devolved in their descendants, which made them unprofitable to be grown. We believe it is a great opportunity to enhance profitability by providing quality seeds, and consistent introduction of improved seed varieties.
Abundant acquisition opportunities in the industry - At present, there are over 9,000 licensed seed companies and over 10,000 providers of fertilizers, pesticides, germicides and herbicides in China. Among these enterprises, however, there are less than 100 state owned large companies and regional leading companies, such as Fuer, that has registered capital of over $4.3 million. The small companies control certain of the regional markets and a few of the regional product patents. As the PRC government encourages the concentration of the industry, there are great opportunities for us to expand our sales and product line by means of acquiring quality companies in target regions.

Product Portfolio

China’s seed market was estimated to be over $4 billion, most of which is the field seeds market. Northeastern China, which consists of Heilongjiang, Jilin and Liaoning Provinces, is one of the most important regions for China’s food safety. In 2008, 30.70% of China’s corn, 40.45% of China’s beans, and 13.56% of China’s rice was supplied by these provinces.

Fuer controls exclusive authorization or patents to provide 10 corn seeds, 19 soybean seeds and 14 rice seeds that adapt to different accumulate temperature zones in Northeastern China. Field seed products contributed to over 79.74% of our total revenue in 2009.

Humic acid fertilizers have multiple functions, which included boosting plant growth, improving soil quality, accelerating crop growth and early ripeness, enhancing crops’ capabilities of cold-resistance, drought-tolerance, saline-alkali-resistance, and resistance to wind and sand, increasing crop yields, as well as improving qualities of fruits and vegetables. Currently, Fuer produces and distributes five types of common and special humic acid foliar fertilizers under brand “Fuer 655” which enjoy a wide market base in the northeast China.

The weather in Northeast China is cold. In spring, this area is frequently hit by cold snaps, resulting in quick and large temperature drops. As seeds lose activity in low temperature, their germination rates will drop greatly. Cold-resistant agents can greatly improve seeds’ resistance to low temperature, increasing germination rates and per-acre yield. Fuer launched the “Qianjinding Series” plant cold-resistance additive, which contains intermediates extracted from Abies sibirica. The additive can improve seeds’ cold-resistance abilities, which can efficiently increase crop yields in high latitude areas and improve the production of out-of-season vegetables in other areas.

In order to enrich our agricultural material products lines, we signed an OEM agreement with Qingdao Fuer Agronomy Pesticide Co., Ltd. in 2006 and consigned it to produce basic pesticide products. Fuer then distributes these products under the “Fuer Brand”. Currently, we are selling 39 types of pesticide products around China.

	For the years ended December 31,
Amounts expressed in	2009		2008
USD	Revenue	% of total revenue	Revenue	% of total revenue
Corn seeds	$10,544,282	65.22%	$6,232,071	53.36%
Soybean seeds	1,287,337	7.96%	1,825,048	15.63%
Rice seeds	1,062,094	6.57%	1,317,461	11.74%
Pesticides	247,012	1.53%	271,507	2.32%
Vegetables seeds	419,325	2.59%	100,810	0.86%
Fertilizers	2,308,656	14.28%	1,624,836	13.91%
Plant additives	299,715	1.85%	254,338	2.18%
Total	$16,168,421	100%	$11,626,071	100%

Operation

Sales & Marketing

Sales Team

Our major markets include the provinces of Heilongjiang, Jilin, Liaoning and East Inner Mongolia in China. In 2009, the revenue in these areas accounted for 93% of the Company’s total revenue.  By the end of the first quarter of 2010, we have established 5 wholly-owned stores, 43 branded stores, and distribute to 1,094 distributors and 3,430 sales outlets in these areas. Revenue from sales to distributors and our franchised stores accounted for approximately 90% of the total revenue. The Company is now trying to set up a strong selling network in the existing markets, extend depth and width of distribution channels, and seek development opportunities in other provinces.

At present, our sales team consists of 75 staff, mainly responsible for developing and maintaining channel relations, managing orders from distributors, collecting distributors’ inventory information, sending latest market information to the Company, drafting and implementing promotion plans in promotion areas, as well as providing post sales services.

Channel

Currently, the Company sells products through distributors, 43 franchised stores, and our sales hall together with 5 stores directly operated by the Company. The Company renews sales agreements with distributors each year. As of September 30, 2010, we provide our product to 1,094 distributors and indirectly to about 3,430 sales outlets all over the country.

We have a 300 square meter sales hall on the first floor of our office building, 5 direct sales stores and over 43 franchised stores in Heilongjiang Province. We provide sales consultants to the stores and offer advisory services and recommendations to farmers.

In March, 2010, the Company started its reformation of existing sales channels by creating a branded store network. There will be two types of branded stores: wholly owned stores and franchised stores. The franchised stores should be decorated according to our unified customer image design and provide unified brand information to farmers. We set sales targets with each franchise store before each sales period. We will provide product to our franchised stores with lower prices, which are determined by our sales department. By April 2010, we had established 43 franchised  stores.

Franchise Stores

In the past, distribution channels of agricultural materials in China were mainly Supply and Marketing Cooperatives set up by the government. After 1980s, these supply and marketing enterprises were gradually privatized. As a number of private enterprises began to do business in this area, market competition was intense and disorganized. In the past 10 years, fake seeds and fake fertilizers that did harm to farmers frequently appeared. In addition, as the distribution channels of agricultural materials are in chaos and the products they sell are of all shapes and colors, farmers are not able to accurately select quality agricultural materials. In addition, we estimate that the channel cost is greater than 40% of the sales price to our end users.

The Company launched its branded store program in March, 2010, aiming at enhancing channel efficiency and brand awareness by downward integration of sales channels. Under the program, we will establish direct sales stores in the most important sales region, and convert our distributors into our franchise store cooperators. At the preliminary stage of our branded store program, we sold our products to the franchised stores at lower prices. The franchised stores are required to concentrate their marketing efforts only on our product, and report its inventory level timely to the Company. We believe our stores will enhance our profitability by reducing cost of sales channel. We will be able to control the terminal sales of our product, and provide a unified product price to our customers. With unified store decoration and integrated marketing efforts, we will be able to attract farmers to join our membership, so as to enhance our brand awareness and loyalty, and maintain a customer database which will enable us to provide post sales services to our target customers.

We have set up 5 direct owned stores and 43  branded stores in Heilongjiang Province. We planned to expand our branded stores in Northeastern China.

Target Customers

The Company’s major customer groups for seed products are located in the Provinces of Heilongjiang, Jilin and Northeast Inner Mongolia. These customers primarily plant corn, rice and soybean. These farmers are scattered in various towns and villages. They usually own tens of hectares of contracted land, suitable for using modern farming methods. For these farmers, seed quality is the most important factor in choosing seeds. They are able to afford relatively higher prices. These farmers will also purchase high quality humic acid fertilizers and cold-resistant regulators to increase yields and reduce losses caused by cold snaps in spring.

Farmers usually distinguish seeds quality by indices like germination rate and per-acre yield. But these indices may be easily affected by various natural factors, farming levels and abrupt natural disasters, so farmers mainly rely on products brands, planting results of the previous year and promotions to choose seeds. Farmers are very cautious in selecting crop varieties, so they will not change to other varieties easily. Usually, they will make comparisons between different varieties by trial planting and use the trial results to make planting plans for the next year.

Since 2003, the Company has been providing high quality products and has established a reputation and brand loyalty in Northeastern China. We will continue to extend market reach in bordering provinces and cities with our brand and product advantages.

Pricing

We usually determine our product prices in December and January. When the yearly pricing begins, salespersons from our sales department gather prices of competing products. The Company then established trail prices and sell seeds at the trial prices. The final selling prices will be set after several rounds of trial selling. Usually, once the prices are set, they will not be easily changed.

The Company determines prices of products sold to distributors and at our branded stores. When there are significant changes in supply and demand of seeds, fertilizers and pesticides, the Sales Department will work out a price adjustment plan and implement it with approval of our General Manager for approval.

Seasonality

Winter in the provinces of Heilongjiang, Jilin and Northeast Inner Mongolia is long and cold. Temperature drops to below 0 centigrade from September to October and will not rise to above 0°C until April to May of the next year. Farmers can only plant crops once a year. They usually plant seeds in May and harvest from July to September.

Subject to the cultivation seasonality, we purchases raw seeds from our contracted seed breeders from late November till next January, and produce our seed product in the same period. Sales of the seed product to our distributors are from late December until the next March or April. Generally, we render our distributors with credit periods of 30 days.

Our fertilizer, pesticides, germicides and herbicides products are sold from late March until June. We start our production of fertilizers and forward our orders for pesticides, germicides and herbicides one month before the sales period.

Post-Sales Support

Our salespersons and technical staff regularly promote advanced production management methods, fertilizers and pesticides using strategic communications with product users, help them improve yields. There are two regular professional staffs working on our sales supporting hotline. In peak season, the Research and Development Department will send technical staffs to work on the hotline 24 hours a day. Meanwhile, these service staffs also help users by answering all types of questions on our website.

Advertising & Promotion Strategies

We make advertising and publicity plans, and on-site marketing plans for the coming year in November. We launch marketing campaigns shortly before our sales period begins.

Send Publicity Materials - We make tailored publicity newspapers, books and periodicals to different markets, building Fuer Brand by promoting advanced agricultural philosophy. Our publishing department is responsible for collecting or writing articles on agricultural information and techniques, and spreading Fuer’s advanced agricultural concepts to consumers. We publish newspapers, books and periodicals every November. Leaflets will be directly sent to local farmers by salespersons, while newspapers and periodicals will be sent to sales outlets through distributors for farmers to read.

Advertisement - We usually launch large-scale advertising campaigns in “golden hours”, which is generally from 19:00 to 22:00 in each day, on local television channels of key sales areas from November to June. We invite well-known rural actors as our products spokesperson and have received good market feedback. As of December 31, 2009, our advertising expenses accounted for 0.54% of total sales revenue of the year.

Conference Marketing - The sales department regularly sends a professional team to attend key exhibitions of the industry, and establish relations with national large-scale enterprises and key clients. In 2009, we attended many seeds exhibition and selling meetings.

Activity Marketing - The Company holds marketing activities in key areas every sales season. The activities will be planned and carried out by local business managers. Activities include discounts, professional lectures and outdoor exhibitions.

Research and Development

Fuer has cooperative relationships with a number of research academies and institutes and has a priority to purchase their research achievements involving seeds. We cooperate with over 10 agricultural academies and institutes, including Heilongjiang Academy of Agricultural Sciences, Qiqihar University and Heihe Agricultural Institute. Meanwhile, we have invited Professor Su Jun, Deputy Dean of the Heilongjiang Academy of Agricultural Sciences, and Mr. Ding Dong, Head of Heilongjiang Inspection Center of Fertilizers, Pesticides, Germicides, and Herbicides, to serve as our technology consultant for research on new seed varieties and fertilizers.

So far, Fuer has set up a sound process for purchasing seed variety rights. Every quarter, our Research and Development Center regularly communicates with the aforesaid academies and institutes to keep abreast of new seeds development projects and obtain first hand lab data. The Vice Manager of the Research and Development Center will then carry out evaluations on seeds that will pass assessment on provincial level, and submit a detailed Seed Variety Purchase Plan to the Assessment Committee based on the Seed Variety Rights Purchase Plan made by the General Manager. The detailed purchase plan shall be strictly carried out after approval by the General Manager.

In 2005, Fuer began to conduct research and development on hybrid corn by optimization of seed-parent line development. In the following two years, we developed our Fudan No. I, II, III Corn, which have been examined and approved in Heilongjiang Province and recognized in neighboring provinces. Our independent research and development of hybrid seeds is conducted in accordance with traditional hybrid procedures, with the parent plant provided by the national or local seeds reserve centers.

We modify humic fertilizer formulas for crops of different production conditions in different stages. Our Marketing Department and Fertilizers Production Department screen potential market opportunities and set Research and Development targets based on feedback from our sales person; the Fertilizer Technique Division will be in charge of preliminary research and development. New fertilizer varieties will be put into trial production after examination; we will start large-scale distribution after the field test. Limited by plant growth periods, the whole process can be finished within 6 to 8 months.

Production

Seeds

We adopt the “Company + Farmer” Mode and conduct production through farmers who have signed contracts with us. When we sign contracts with these farmers, we introduce them to purchase seeds for breeding from qualified agricultural institutes. When the crops are mature, we will make arrangements to purchase seeds they have produced. Farmers will bear the delivery cost. We process the raw seeds for sale in accordance with our production plan. During growth period and flowering period, we regularly send technical staffs to monitor the growing situations of crops in each production field, and provide timely technical guidance to farmers. We require our technical staffs to provide timely guidance to farmers on problems appearing during crop growth and recommend our fertilizer and pesticide products to farmers. In 2009, our contracted production fields reached 16,474 acres, together with a production capacity of approximately 16,087 tons.

Fertilizers

Our production line can produce 3,000 tons of liquid fertilizers and 50,000 tons of solid fertilizers every year. By establishing and implementing strict operating rules, we have reduced impact of human factor on products quality. Key production processes are monitored closely by our technicians.

The Market

Grain Supply Pressure Challenges China’s Strategic Security

Decreasing Arable Land and Increasing Population Threatens China’s Grain Supply

China has the largest population in the world. In July, 2009, China’s population reached 1.339 billion (excluding the population of the Hong Kong and Macao Special Administrative Regions and the Taiwan Province), or 22% of the world’s population. China’s overall population density is 139 persons per square kilometer, far higher than that of the USA, whose overall population density is 33 persons per square kilometer.

According to data provided by relevant government authorities, China’s population increased by 54 million or 4.21% from 2002 to 2008. The 11th Five-Year Plan shows: China’s total population will be controlled at 1.37 billion in 2010 and 1.46 billion in 2020; and China’s population will reached the peak of about 1.5 billion in around 2033. By then arable land per capita in China will decrease to 0.21 acre.

In the past five years, China's annual grain consumption was about 500 million tons. China’s grain consumption in 2009 is estimated to be 525 million tons. It is forecasted that annual grain consumption will surge to 580 million tons in 2033, when gain production will be 501.6 million tons. In recent years, the increasing speed of grain output is slower than that of grain consumption.  ..

China’s arable land is only 7% of the world’s arable land. According to statistics, China’s arable land stood at 321.4 million acres in 1996, ranking fourth in the world, only lower to the United States, Russia and India. However, according to the FAO, China’s arable land per capita is only 0.23 acres, which is 19.83% of the United States and 85.57% of India, ranking 110 among more than 190 nations in the world. Due to agricultural restructuring, returning cultivated land into forest and grass projects, damages from natural disasters and nonagricultural construction purposes, arable land is decreasing each year. As per the National Statistic Bureau of China, the total arable land in 2007 had decreased to 300.8 million acres, with annualized rate of 0.6%.  Arable land per capita decreased to 0.22 acres, only 40% of the world average.

Increase in Grain Output relies on extensive use of fertilizers and improvement of hybrid seeds.

China has been relying on extensive consumption of resources to sustain its grain supply. In 2007, fertilizer consumption per hectare reached 0.34 ton, a 26.83% increase as compared with 2000 and 192.03% increase as compared with 1990. It is estimated rice production consumed over 50% of water resources in China. As fertilizers are made from fossil energy and other minerals that are not renewable, supply of fertilizers is threatened by decreasing resources, which will fundamentally strike China’s grain supply. Due to fertilizer residues accumulation, soil condition deteriorated year by year. The extensive use of fertilizers also results in contamination of river and lakes, causing serious ecology side effectr.

According to FAO, the world average of 25% increase in grain output per acre was contributed to by improved seeds, while this ratio reached 40% in certain developed countries. Therefore introducing new seed varieties is the only way for China to sustain its food supply.

Seed market ranked at the 2nd position in the world, but still has great potential

Scale of China’s seed market fluctuated around 12.5 million tons or $4.39 billion, which is 200% of US seed market in terms of volume but 50% in terms of dollar amount of market scale. Compared with developed countries, China’s seed market is promising because:

Consumption of commercial seed products is still far below world average - According to FAO, over 70% of seeds used in the world were commercial seed products. In the developed countries, this rate would even surpass 90%. In China, however, only 38.5% of seeds used were provided by commercial seeds producing companies, while the remaining 61.5% was satisfied by seeds bred by the individual farmers, which is inferior as compared with commercial seeds.

Low seed price – Low seed prices were primarily resulted from out of date hybrid seed products. As patent of such products expire, small seed companies are willing to produce such product and then compete with low prices. In contrast, with its exclusive product line, Fuer provides its quality seed products at price higher than industry average. We believe it is quality rather than price that is the most important feature in competition.

Staled production method – Low seed prices also result from staled seed processing techniques. At present, few companies in China are able to control quality of every single kernel of its products. The processing technique directly leads to lower germination rate as compared with production from the world’s leading seed companies.

Barrier of entry for foreign seed giants – According to the legislation of PRC, a foreign entity or person  is only approved to hold 49% of any field seed provider. New seeds introduced from foreign enterprises are subject to trial test for 5 to 8 cultivation periods, which is about 3 to 4 years.

Summary of China’s Field Crops Production

Farmers with cultivation rights are the main forces in China’s agricultural industry. According to statistics given by National Bureau of Statistics of the PRC, the planting area of grain crops in China was 245.62 million acres with rice, wheat, corn and soybean taking up 26.67%, 22.13%, 24.21% and 12.98% respectively.

From 2003 to 2007, the planting areas of all major grains increased. The planting area of corn increased the most. As corn is widely used as food and feed and has vast application prospect in bio-diesel, the planting area of corn increased 22.48% from 2003 to 2007. Increased due to the increasing domestic demand for grain, the planting area of rice and wheat grew by 9.10% and 7.84%, respectively. As China’s population keeps growing and demand for grain keeps increasing, the planting areas of the aforesaid crops will continue to increase.
Our major seeds include corn, rice, soybean and vegetables, primarily distributed in Heilongjiang and Jilin Province. According to the State Bureau of Statistics, the planting areas in these two provinces are:

Planting Areas of Major Grain Crops in Heilongjiang & Jilin in 2007（Unit：thousand acres）

	Rice	Wheat	Corn	Soybean
Jilin	1,628	14	7,222	1,529
Heilongjiang	5,908	590	8,881	10,686

Corn
Corn is the second largest grain in China. Its planting area in 2007 is 29.48 million hectare and its annual production volume has reached 150 million tons. Both the planting area and production volume rank No. 2 in the world. The main production areas of corn in China are Heilongjiang, Jilin, Liaoning, Inner Mongolia, Hebei, Henan and Shandong Provinces. The downstream industry chain of corn is long, covering planting, breeding, food, chemical engineering and pharmaceuticals. FAO statistics shows that about 69% of corn in China is used as livestock feed in 2007. In developed countries, this can be as high as 80%. Corn is essential in development of the livestock industry. In recent years, the total volumes of corn for food and corn for feed have been growing steadily, thanks to the prevalence of bio-diesel techniques and other corn deep-processing technologies. In the past ten years, corn price in China increased continuously as the application area of corn gradually grew and market demand for corn has steadily increased.

Farmers in Northeast China plant crop once a year. The planting area in Heilongjiang, Jilin, Liaoning and Inner Mongolia totaled 10,748,300 hectares, 36.46% of the national area in 2007. Corn yields were 55,651,400 tons, 36.54% of the national volume.
Rice
The planting area of rice takes up approximately 26.67% of the total planting area for grains in China. The volume of rice production takes up 50% of the total production volume of grains. Rice accounts for more than 50% of commodity grains. In 2007, the planting area of rice reached 28,918,800 hectare, production volume reached 186 million tons. The consumption of rice was about 178 million tons, among which 147 million tons was used for feed. The Chinese government purchases rice from farmers every year and sets minimum purchase price. With growing prices and increasing incomes, the government has raised the selling price for rice for several times in the last six year. Farmers have more and more enthusiasm for planting rice.

Heilongjiang Province is one of the important and best quality rice planting areas in China. Farmers plant late rice once a year. Farmers in Jilin and Liaoning also plant rice. The plant area of rice in the three northeastern provinces was 3,583,700 hectares, 12.39% of the total planting area in China. The production volume in these three provinces was 22,420,200 tons, 13.02% of the national volume.

Soybean

Soybean is a traditional Chinese food, usually used for making various soybean products, soybean oil, sauce and protein. Soybean residue or powder can also be used as feed for livestock. In 2007, the total volume of soybean production in China was 17,200,000 tons. China’s soybean industry is threatened by low-priced genetically modified soybeans from the United States. According to statistics provided by the General Administration of Customs, the soybean import volume was 30,820,000 tons, which was 1.79 times the total domestic production volume in 2007. The soybean import volume surged to 42,550,000 tons. As the soybean planting and processing industry has been controlled by foreign enterprises, the China Soybean Industry Association applied to the State Council for protecting domestic soybean planting industry. If the government passes policies to protect soybean industry, soybean production volume will steadily recover.

Heilongjiang Province is the main soybean production area in China. In the northern part of Heilongjiang and Inner Mongolia Province, soybean is the only applicable field crop. Farmers plant soybean once a year. In 2007, the planting area of soybean reached 4,099,400 hectares and the total production volume was 4,426,700 tons, 25.73% of the national volume.

Industry Policy & Regulation

Agricultural Material Industry Policy

The Chinese government pointed out in the National Grain Security Program for Medium and Long-Term (2008-2020) to guide and encourage agriculture-related enterprises and farmers cooperative economic organizations to conduct technological innovation and promotion activities, actively providing technology services to farmers. The government also put forward the “Seed Project” to enhance the improvement of seed varieties and increase efforts in breeding quality seeds, vigorously promoting the development of seed Industry. The government will provide subsidies to large seed companies through tax preference and policy-related loans to improve their competitiveness in competing with international seed giants.

In addition, the Ministry of Agriculture made it clear in the Opinion on Deepening the Promotion of Rural Reform and Innovation of Agricultural Operation System that the government will encourage the development of new agricultural materials distribution model, i.e. chain store retailing system. The Opinion clearly points that China will develop agricultural chain stores with great efforts to change the chaotic situation in agricultural materials distribution channels, reduce prices of agricultural materials, ensure quality of agricultural materials, and enhance government’s supervising abilities in the circulation link of agricultural materials.

New Seed Varieties Approval Policy

The Chinese government has been implementing strict control over the seed industry. Every new seed variety has to be examined and approved by relevant state or provincial government authority before it is approved to be sold in the market. A seed variety which has been approved in one province can only be sold within that province. Seed products must gain approval from other provinces before it can be sold in these provinces. A seed variety can be sold nationwide after it gains state-level approval. The examining and approval process usually takes 5 to 8 crop-growth periods.

Genetically modified crops not only need to obtain the aforesaid approval, but also need to get production approvals from the Security Management Office of Gene Modification of the Ministry of Agriculture.

Chinese distributors of seed products from other countries have to apply to the Ministry of Agriculture for approvals. The examination and approval process is the same as that of seeds.

Summary of Humic Fertilizers Market in China

According to the National Bureau of Statistic of China, in the past three decades, China relied greatly on fertilizers to boost grain yields. In 2005, the production volume of fertilizers in China reached 48,300,000 tons, accounting for 33% of the world’s volume. It is predicted that the total production volume of fertilizers in China will surge to 50 million tons by 2015. From 1980 to 2007, annual consumption of fertilizers increased from 12,694,000 tons to 51,078,000 tons, representing a growth rate of 302.38% and a compound annual growth rate of 5.10%.

Compared with traditional fertilizers, compound fertilizers contain more nutrients and little accessory constituents and own fine physical properties, which are very important in balancing fertilization, improving fertilizer use efficiency, and ensuring high and stable yields. From 1980 to 2007, annual consumption of compound fertilizers increased from 272,000 tons to 15,030,000 tons, representing a compound annual growth rate of 15.41%. Currently, compound fertilizers consumption accounts for 29.43% of all fertilizers consumption. It is predicted that demand for compound fertilizers will reach 25 million tons in 2015. We estimated that the market scale of compound fertilizers would reach $50 billion in 2009.

Because traditional fertilizers have been used for a long time, the quality of arable land in China keeps declining. Soil crust and decrease in soil quality have become key factors that restrict grain yields growth in China (National Grain Security Program for Medium and Long-Term (2008-2020)). According to information provided by the Organization for Economic Co-operation and Development in 2006, China’s government invested 1.6% of the Gross Domestic Product into environmental protection, including improving agricultural environment. The government was also considering providing subsidies to farmers in order to encourage farmers to adopt advanced agricultural production materials and improve farming techniques.

Humic acid compound fertilizer, humic acid and its related products have multiple functions. Farmers can increase crop yields with small amounts of foliar fertilizer and water flush fertilizer, both based on humic acid. Foliar fertilizer and water flush fertilizer can effectively reduce consumption of traditional fertilizers, alleviate soil crust, decrease the remaining amount of unused Nitrogen, Phosphorus and Potassium in soil, and meanwhile improve fertilizers efficiency, crops’ drought resistance ability, as well as products quality.

Industry Overview:

Seed Industry in China is Highly Fragmented

China’s seed industry is extremely fragmented. According to statistics, there are over 9,000 licensed seed companies. But less than 100 of them are deemed as scaled seed companies with registered capital greater than $4.3 million. The seed providers can be divided as:

Small seed companies distribute their products within cities.  Such companies control few seed patents and a regional distribution network. Such companies are not able to maintain sufficient control of product quality, and they are mostly low priced competitors. In 2006, the government enhanced entrance barrier to the seed industry by raising registered capital of existing companies and new companies to $73,000. We expect this trend will be continued in the future.

Scaled seed enterprises in China mainly sell seeds which have been improved by using hybrid techniques. Especially in the field crops, most seeds used for planting are seeds improved through hybrid. These large-scale enterprises, such as Fuer have the ability to obtain new hybrid seed patents, and effectively control product quality.

International seed companies are only permitted to control 49% interest in any entity that engages in production of field seeds. Their selling of seeds is conducted mainly through joint ventures with the scaled seed companies. They are only competing with hybrid products, as China prohibits sales and distribution of genetically modified field crop seeds.

Disintegration of research and distribution

At present, most improvement and research on new seeds is conducted by state owned institutions. The institutions were targeted at inventing plants that fit for local agricultural conditions. Few Chinese companies are able to research on their own. Generally all product patents in China are purchased from research institutions. The companies purchase such patent by auction or provide cash support to the researchers. The barrier between research and distribution hampers conversion from patent to product, as well as improvement of the seed industry.

The Company has maintained steady cooperation with local institutions, such as Heilongjiang Academy of Agriculture Science and Heihe Institution of Agriculture. We will subsidize the research program if feasibility is established, in exchange for preemption and bargained price of the patent or long term exclusive franchise rights over the new seed variety.

Field Seed Market of northeastern China

Agriculture production in northeastern China differs greatly from other regions. Crops are planted and harvested once a year. The region is divided into different zones according to temperature and rainfalls. Heilongjiang, the largest and the most important agricultural province in the region, is divided into 6 accumulated temperature zones. Accumulated temperature is calculated by adding the average temperatures of each day when the daily average temperature is higher than 15 centigrade.  Zones 1 to 3 represents south part of the province, and are fit for corn and rice. Zone 4, represents the north part of the province, and are fit for growth of soybean and certain corn varieties. Zone 5 and 6, where accumulated temperature is lower than 2,000 centigrade, is fit for growth of soybeans. Temperature zones are not always the same. In some years, when the weather is colder than average years, farmers in southern zones would be forced to cultivate the crops which are applicable for higher temperature zones. Companies that do not have a broad product portfolio would be adversely affected by changes in climate, and fluctuation in production of certain field crops.

Genetically Modified Crops in China

At present, China prohibits production and distribution of genetically modified crops. The Chinese have been adverse toward genetically modified crops (“GM crops”). People are more suspicious about safety of the GM crops since 2 GM corn varieties were granted safety license in November, 2009. With regards to the short history of GM crops, there are no clear results about safety of the GM crops to humans and nature. In the United States and Europe, GM crops are not allowed to be made directly edible for human consumption.

However, as China’s pressure for maintaining food supply and the diminishing potential of hybrid technology continues, it is certain the government will open a window for GM crops in the future, but have not in the recent past years.

The Humic Fertilizer Industry

Producers of compound fertilizers including plant nutrition regulators are mainly traditional fertilizers producers. China’s fertilizer industry is very fragmented. As of 2007, a total of 2,800 enterprises have reported to the Ministry of Agriculture for record, among which 164 are humic acid producers. The majority of these humic acid producers produce fertilizers in traditional workshops, which cannot guarantee products quality. Many companies even do not have compound fertilizer production licenses and fertilizer registration certificates. We believe that most products in the current market are not able to provide the targeted solutions for different growth phases of crops, which is not effective in increasing yields. As China strictly controls import and export of fertilizers, large international fertilizer companies have not entered into China’s seed market.

Strategy

Enhancing Cooperative Research and Development and Purchase of Seed Variety Rights:

We are planning to intensify our communication and cooperation with our existing partner agriculture research institutes and such institutes in other provinces. We intend to become more active in participating in research programs of hybrid seeds that fits our target market and the buyout of the outcomes as we expand to other provinces in China.  We are also determined to build our own research team with the latest knowledge of breeding new field seeds.

Expanding Network of Our Branded Stores

In the next 3 years, we intend to focus our sales channel on our new direct stores and enroll more franchised stores in our market, so as to enhance our profitability and customer loyalty. We will establish customer membership and databases to trace the habit of each customer for more accurate marketing efforts and improve customer service. We believe this business will make use of our existing advantages in quality products and well known brands, and create advantages in integrated and controlling sales network.

Participating in Research of GM Crops and Building our Own Research Team

The Company has been aware of the future trends that GM crops will be accepted by the Chinese government. As current efforts of GM seeds are concentrated on the seeds for southern part of China, we will seek opportunities to cooperate with universities and institutes to develop GM crops that adapt to the climate in northeastern China, especially in the Heilongjiang Province to solidify our leadership in this market.

Acquiring Quality Seed and Fertilizer Enterprises

We believe seed patent and brand awareness are the only important factors for us to solidify our market share and enter into new provincial markets. We will seek to acquire companies with product patent or distribution channels that fit our expansion plans. We are also seeking to privatize local agricultural research institutes to enhance our research and development capabilities.

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of its operations in the normal course of business. Any of these claims could subject us to costly litigation and, while we generally believe that we have adequate insurance to cover many different types of liabilities, our insurance carriers may deny coverage or our policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on our results of operations and financial position. Additionally, any such claims, whether or not successful, could damage our reputation and business. We are not a party to, or threatened by, any legal proceedings, the adverse outcome of which, in management’s opinion, individually or in the aggregate, would have a material adverse effect on our results of operations or financial position.

Corporate Information

Our principal executive office is located at North Neiwei Road, Fulaerji District, Qiqihar, Heiloingjiang, China, 161041. Our telephone number at that address is 86-452-6919150. Our website address is www.fuer.com.cn. The information on our website is not part of this prospectus.

DESCRIPTION OF PROPERTIES

We have offices at all operational locations. The facilities were added to with the expansion of our facilities.

Under the PRC law, most land is owned by the government, which grants a "land use right" to an individual or entity after a purchase price for such “land use right” is paid to the government. The “land use right” allows the holder the right to use the land for a specified long-term period of time and enjoys all the ownership incidents to the land.  In the case of land used for industrial purposes, the land use rights are generally granted for a period of fifty years.  This period may be renewed at the expiration of the term. These land use rights are transferable and may be used as security for borrowings under loans and other obligations.  The Company currently holds land use rights for two parcels of land registered under its name, and lease land use rights for additional parcels of land from third parties that are used for its seed breeding business.

Set forth below is the detailed information regarding these land use rights registered under the names of Qiqihar Fuer or its subsidiaries:

Registered owner of land use right	Location & certificate of land use right	Usage	(approximate) square meters	Date of issuance or grant	Expiration Date
Qiqihar Fuer Agronomy Inc	West, NianBei Road, Fulaerji, Qiqihar, Heilongjiang Province	Industrial use	16,518.90	2007	2055

Qiqihar Fuer Agronomy Inc	West, NianBei Road, Fulaerji, Qiqihar, Heilongjiang Province	Industrial use	33,314.90	2007	2055

As of December 31, 2010, the Company owned and operated one office building, and 8 workshops and warehouses.

DIRECTORS AND EXECUTIVE OFFICERS

Directors, Executive Officers and Significant Employees

The following table sets forth the name and age of each member of our board of directors and/or executive officers, the positions and offices held by each of them with us, and the period during which they has served as one of our directors and/or executive officers.  Directors serve until the election and qualification of their successors.  There was no arrangement or understanding between any executive officer or director and any other person pursuant to which any person was elected as an executive officer or director.  There are no family relationships between any of our directors, executive officers, director nominees or significant employees.

Names of Anticipated Officers and Directors	Age	Position
Zhang Li	46	Chairman of the Board and Chief Executive Officer
Liu Yuhua	46	Director
Wan Lipeng	35	Vice President of Sales and Marketing
Li Baojin	60	Vice President of Production
Li Haitao	33	Chief Technology Officer
Yu HaiFei	41	Chief Financial Officer

There are no family relationships among our directors or executive officers.

All of our directors will hold office until the next annual meeting of our stockholders, and until their successors have been qualified after being elected or appointed. Officers serve at the discretion of our Board of Directors.

Set forth below is the biographical information about our directors and executive officers:

Zhang Li has been Chairman of the Board and CEO since December 2010.  Mr. Zhang has been the Chairman of the Board since December 2010.  Mr. Zhang has been the Company’s Chief Executive Officer since June 2010.  Since 2003, Mr. Zhang has been Chairman of the Board and CEO of Qiqihar Fuer Agronomy Inc.  Mr. Zhang has over 15 years of experience in business management and the operation of seeds breading and retailing businesses and was the founder of Qiqihar Fuer Agronomy Inc. Since 2006, Mr. Zhang has served as deputy of the provincial people’s congress of Heilongjiang. Mr. Zhang completed his MBA degree from Tsinghua University in 2007.

Liu Yuhua has been a Director since December 2010.  Ms. Liu served as Administrative Supervisor of Fuer Agronomy Inc. from 1995 to 2008. From 1992 to 1995, Ms. Liu served as Financial Supervisor of Fulaerji Science & Technology Co., Ltd.  From 1989 to 1992, Ms. Liu served as the Head of the Human Resources Department of Fulaerji Science & Technology Research Institute. Ms. Liu has 18 years of experience in financial management. Ms. Liu received her Associate Degree in Enterprise Management from Heilongjiang Bayi Agricultural University in 1989.

Wan Lipeng has been our Vice President of Sales and Marketing since June 2010. Mr. Wan served as Vice President of Sales and Marketing of Fuer Agronomy Inc. since 2006, and served as regional sales manager since the inception of Fuer Agronomy. Mr. Wan has over 12 years in sales and marketing of agricultural material products in Northeastern China.

Li Baojin has been our Vice President of Production since June 2010. Mr. Li served as Vice president of Production since the establishment of Qiqihar Fuer Agronomy Inc. in 2003. Before join in the Company, Mr. Li served as mayor of Fulaerji District, Qiqihar, Heilongjiang Province, PRC for 4 years since 1996. From 1983 to 1996, Mr. Li served as leader of many authorities of the People’s Government of Fulaerji, Qiqihar. From 1967 to 1983, Mr. Li had been the general manager of Qiqihar Vehicle Company. Mr. Li has over 40 years experience in business and government administration. Mr. Li received his bachelor degree in business administration from Northeast Academy of Heavy Mechanics in 1967.

Li Haitao has been our Chief Technology Officer since June 2010. Mr. Li served as Vice president of technology since the establishment of Qiqihar Fuer Agronomy Inc. During his employment in Fuer Agronomy, Mr. Li has lead 8 hybrid seeds research project, which generated 3 corn seeds patent. Mr. Li was granted 5 times of the second awards of “Award on Technology Advancement” from the provincial government of Heilongjiang. Mr. Li has over 15 years experiences in research and development on hybrid field seeds. Mr. Li received his bachelor degree in seed breeding from Heilongjiang Academy of Agriculture in 1999.

Yu Haifei has been our  Chief Financial Officer since June 2010. Mr. Yu has served as the Chief Financial Officer of Qiqihar Fuer Agronomy Inc. since its establishment in 2003. From September 1991 to March 2003 he served as manager of the accounting department of Fulaerji Institution of Agriculture Research. Mr. Yu has 19 years of experience in accounting and budgeting.

To our knowledge, during the last five years, none of our directors and executive officers (including those of our subsidiaries) has:

☐	Had a bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

☐	Been convicted in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

☐
Been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

☐
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Audit Committee Financial Expert
Our board of directors currently acts as our audit committee. Because we only recently consummated the Share Exchange and appointed the current members of our board of directors, our board of directors has not yet determined whether we have a member who qualifies as an "audit committee financial expert" as defined in Item 401(e) of Regulation S-B, and is "independent" as the term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Our board of directors is in the process of searching for a suitable candidate for this position.

Audit Committee
We have not yet appointed an audit committee, and our board of directors currently acts as our audit committee. At the present time, we believe that the members of board of directors are collectively capable of analyzing and evaluating our financial statements and understanding internal controls and procedures for financial reporting. Our Company, however, recognizes the importance of good corporate governance and intends to appoint an audit committee comprised entirely of independent directors, including at least one financial expert, during our 2010 fiscal year.

EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Overview

The following is a discussion of our program for compensating our named executive officers and director. Currently, we do not have a compensation committee, and as such, our board of directors is responsible for determining the compensation of our named executive officers.

Compensation Program Objectives and Philosophy

The primary goals of our policy of executive compensation are to attract and retain the most talented and dedicated executives possible, to assure that our executives are compensated effectively in a manner consistent with our strategy and competitive practice and to align executives compensation with the achievement of our short- and long-term business objectives.

The board of directors considers a variety of factors in determining compensation of executives, including their particular background and circumstances, such as their training and prior relevant work experience, their success in attracting and retaining savvy and technically proficient managers and employees, increasing our revenues, broadening our product line offerings, managing our costs and otherwise helping to lead our company through a period of rapid growth.

In the near future, we expect that our board of directors will form a compensation committee charged with the oversight of executive compensation plans, policies and programs of our company and with the full authority to determine and approve the compensation of our chief executive officer and make recommendations with respect to the compensation of our other executive officers. We expect that our compensation committee will continue to follow the general approach to executive compensation that we have followed to date, rewarding superior individual and company performance with commensurate cash compensation.

Elements of Compensation

Our compensation program for the named executive officers consists of two elements: base salary and bonus. The base salary we provide is intended to equitably compensate the named executive officers based upon their level of responsibility, complexity and importance of role, leadership and growth potential, and experience. We offer bonuses as a vehicle by which the named executive officers can earn additional compensation depending on individual, business unit and Company performance. The Company did not provide any other type of compensation to our named executive officers in 2009.

Base Salary. Our named executive officers receive base salaries commensurate with their roles and responsibilities. Subject to any applicable employment agreements, base salaries and subsequent adjustments, if any, are reviewed and approved by our board of directors annually, based on an informal review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid to our named executive officers in 2009 are reflected in the Summary Compensation Table below.

Incentive Bonus. Our named executive officers are eligible for an annual performance-based cash bonus in accordance with the Company’s unwritten incentive bonus plan. We provide this bonus opportunity as a way to attract and retain highly skilled and experienced executive officers and to motivate them to achieve annual corporate, departmental and individual goals which consist of various revenue, cost and operational targets established by the board of directors. The bonus amounts are determined following the end of the fiscal year based on our performance and the performance of our executives. The bonus amounts paid to our named executive officers in 2009 are reflected in the Summary Compensation Table below.

Stock-Based Awards under the Equity Incentive Plan.

Historically, we have not granted equity awards as a component of compensation, and we presently do not have an equity-based incentive program. In the future, we will likely adopt and establish an equity incentive plan pursuant to which equity awards may be granted to eligible employees, including each of our named executive officers, if our board of directors determines that it is in the best interest of the Company and our stockholders to do so.

Retirement Benefits

Currently, we do not provide any Company sponsored retirement benefits to any employee, including the named executive officers.

Perquisites

Historically, we have provided certain of our named executive officers with minimal perquisites and other personal benefits. We do not view perquisites as a significant element of our compensation structure, but do believe that perquisites can be useful in attracting, motivating and retaining the executive talent for which we compete. It is expected that our historical practices regarding perquisites will continue and will be subject to periodic review by our by our board of directors.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the following persons for services performed for us and our subsidiaries during 2009 and 2010 in all capacities. No executive officers received compensation of $100,000 or more in 2009 or 2010.

	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation Earnings ($)	Non- qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhang Li, Chairman of the Board and Chief Executive Officer(2)	2009	2,361	43,854	—	—	—	—	—	46,485
	2010	2,655	44,256	—	—	—	—	—	46,911

Wan Lipeng, Vice-president of sales (3)	2009	2,361	21,927	—	—	—	—	—	24,558
	2010	2,655	22,128	—	—	—	—	—	24,783

Li Baojin, Vice President of Production (4)	2009	2,361	14,618	—	—	—	—	—	17,249
	2010	2,655	17,702	—	—	—	—	—	20,357

Li Haitao, Chief Technology Officer (5)	2009	2,361	14,618	—	—	—	—	—	17,249
	2010	2,124	17,702	—	—	—	—	—	19,826

Yu Haifei, Chief Financial Officer	2009	2,631	14,618	—	—	—	—	—	17,249
	2010	2,124	17,702	—	—	—	—	—	19,826

(1)
On June 16, 2010, we acquired China Golden in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction; Mr. Zhang became our chief executive officer. Prior to the effective date of the reverse acquisition, Mr. Zhang served as the President of Fuer.

(2)	Mr. Wan Lipeng served Qiqihar Fuer as Marketing Chief, was appointed as our Vice President of Marketing and Sales subsequent to the Share Exchange.

(3)	Mr. Li Baojin served Qiqihar Fuer as Production Chief, was appointed as our Vice President of Production subsequent to the Share Exchange.

(4)	Mr. Li Haitao served Qiqihar Fuer as Research Chief, was appointed as our Chief Technology Officer subsequent to the Share Exchange.

(5)	Mr Yu Haifei served Qiqihar Fuer as Accounting Chief, and was appointed as our Chief Financial Officer subsequent to the Share Exchange.

Employment Agreements

Currently, we do not have an employment agreement with any of our executive offices.

Benefit Plans

We do not have any profit sharing plan or similar plans for the benefit of our officers, directors or employees. However, we may establish such plans in the future.

Board Compensation

Currently, our directors do not receive any compensation for serving as directors for Fuer International.

Severance and Change of Control Agreement

As of December 31, 2010, we had no agreements or arrangements providing for payments to a named executive officer in connection with any termination.

Outstanding Equity Awards at Fiscal Year End

As of December 31, 2010, none of our named executive officers held any stock options.

SELLING STOCKHOLDERS

The following table sets forth information with respect to the selling stockholders and the respective common stock beneficially owned by each selling stockholder that may be offered under this prospectus. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests. The information is based on information that has been provided to us by or on behalf of the selling stockholders. Because the selling stockholders may from time to time use this prospectus to offer all or some portion of the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling stockholders upon termination of any particular offering or sale under this prospectus. We also cannot advise you as to whether the selling stockholders will in fact sell any or all of the shares of common stock listed next to their names below. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
Allied Merit International Investment Inc.	1,018,868	1,018,868	0	7.86%
Capital Soldier Limited	372,344	372,344	0	2.87%
Virtue World Limited	763,922	763,922	0	5.90%
TOTAL	2,155,134	2,155,134	0	16.63%

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

            The following table sets forth, as of December 31, 2010, information concerning the beneficial ownership of shares of our common stock held by our directors, our named executive officers, our directors and executive officers as a group, and each person known by us to be a beneficial owner of 5% or more of our outstanding common stock.

Beneficial ownership is determined according to the rules of the SEC.  Beneficial ownership means that a person has or shares voting or investment power of a security and includes any securities that person has the right to acquire within 60 days after the measurement date, such as pursuant to options, warrants or convertible notes.  Except as otherwise indicated, we believe that each of the beneficial owners of our common stock listed below, based on information each of them has given to us, has sole investment and voting power with respect to such beneficial owner’s shares, except where community property or similar laws may apply.  For purposes of the column for shares underlying convertible securities, in accordance with rules of the SEC, shares of our common stock underlying securities that a person has the right to acquire within 60 days of September 30, 2010 are deemed to be beneficially owned by such person for the purpose of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Total Outstanding	Shares Underlying	Total	Percent (2)
		Convertible Securities (1)
Directors and Named Executive Officers
Zhang Li	7,327,749	0	7,327,749	56.55%
Liu Yuhua	0	0	0	0%
Wan Lipeng	0	0	0	0%
Li Baojin	0	0	0	0%
Li Haitao	0	0	0	0%
Yu Haifei	0	0	0	0%
Directors and executive officers as a group (6 persons)	7,700,093	0	7,700,093	59.42%

5% Beneficial Owners
Oriental Agriculture P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	7,327,749	0	7,327,749	56.55%

Faith Origin Limited Quastisky Building,P.O. Box,4389, Road Town, Tortola, British Virgin Islands	1,243,968	0	1,243,698	9.60%

Trade Ever Holdings P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands	1,269,884	0	1,269,884	9.8%

Virtue World Quastisky Building,P.O. Box 4389, Road Town, Tortola, British Virgin Islands	763,922	0	763,922	5.9%

Allied Merit International Investment Inc. 802, 8/F Eton Tower Hysan Ave Causeway Bay, Hong Kong	1,018,868	0	1,018,868	7.86%

Change in Control

The Company is not aware of any arrangements including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the registrant.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

We do not have any trasactions with any related persons.

Review, Approval or Ratification of Transactions with Related Persons

Although we have not adopted formal procedures for the review, approval or ratification of transactions with related persons, we adhere to a general policy that such transactions should only be entered into if they are on terms that, on the whole, are no more favorable, or no less favorable, than those available from unaffiliated third parties and their approval is in accordance with applicable law.  Such transactions require the approval of our board of directors.  The above related party transactions were approved by our board of directors.

DESCRIPTION OF SECURITIES

The following description is based on relevant portions of the Nevada  General Corporation Law and on our charter and bylaws. This summary is not necessarily complete, and we refer you to the Nevada General Corporation Law and our charter and bylaws for a more detailed description of the provisions summarized below.

     The Company is authorized by its articles of incorporation, as amended and restated, to issue an aggregate of 210,000,000 shares of capital stock, of which 200,000,000 are shares of common stock, par value $0.001 per share (the "Common Stock") and 10,000,000 are shares of preferred stock, par value $0.001 per share  (the "Preferred Stock").

     As of December 31, 2010 there are 12,958,032 shares of common stock outstanding. There are no outstanding shares of preferred stock, and there are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans.

     Common Stock

   All shares of our common stock have equal rights as to earnings, assets, dividends and voting privileges and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board of Directors and declared by us out of assets legally available therefor. Shares of our common stock have no preemptive, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of a liquidation, dissolution or winding up of us, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock will be able to elect all of our directors, and holders of less than a majority of such shares will be unable to elect any director.

     Preferred Stock

     Our articles of incorporation authorize the issuance of up to 10,000,000 shares of Preferred Stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although we have no present intention to issue any shares of our authorized Preferred Stock, there can be no assurance that the Company will not do so in the future.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. As of December 31, 2010, we had 12,958,032 shares of common stock outstanding, assuming no exercise of outstanding options or warrants. 15,126 of these shares of common stock are freely tradable, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described in this document. In addition, the 2,155,134 shares of common stock registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least six months from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

·	one percent of the number of shares of common stock then outstanding; or

·	the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

Sales of shares of common stock under Rule 144 may also be subject to manner of sale provisions and notice requirements and will be subject to the availability of current public information about us.

Under Rule 701 of the Securities Act, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

·	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	public or privately negotiated transactions;

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock.

·
on the Over-the-Counter Bulletin Board (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

·	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

·	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

·	sell the shares short and redeliver the shares to close out such short positions;

·	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

·	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledge, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

We are required to pay all fees and expenses incident to the registration of the shares.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to Article 7 of our Articles of Incorporation and Nevada’s Revised Business Statutes, we adopted Bylaws with the following indemnification provisions for our directors and officers:

“Section 8.1. Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim of liability; including power to defend such person from all suits as provided for under the provisions of the Nevada Corporation Laws; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

Section 8.2. Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or the laws of the State of Nevada.

Section 8.4. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.”

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by DLA Piper LLP (US), New York.

EXPERTS

The consolidated financial statements as of December 31, 2009 and 2008, included herein, have been audited by Sherb & Co. LLP, an independent registered public accounting firm, as stated in their report dated June 21,, 2010, which is included herein, and such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. You may obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that website is  www.sec.gov  .

CHINA GOLDEN HOLDINGS, LTD. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
China Golden Holdings Ltd.

We have audited the accompanying consolidated balance sheets of China Golden Holding Ltd., (referred to as the “Company”) as of December 31, 2009 and 2008 and the related consolidated statements of operations and comprehensive (loss) income, stockholder’s equity, and cash flows for the years ended December 31, 2009 and 2008.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

              In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Golden Holding Ltd., as of December 31, 2009 and 2008, and the results of their operations and their cash flows for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Sherb & Co., LLP
Sherb & Co., LLP
Certified Public Accountants
New York, New York
June 21, 2010

CHINA GOLDEN HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2009	2008
	(Audited)	(Audited)
ASSETS
Current Assets
Cash and Cash Equivalents	$155,425	$2,772,020
Restricted cash	219,580	434,140
Trade receivables, net	2,066,430	413,626
Other receivables, net	383,817	35,380
Inventories	7,721,554	6,460,321
Advances to suppliers	2,670,374	-
Current Portion of prepaid leases
Total Current Assets	13,217,180	10,115,487
	-
Property, plant and equipment, net	2,739,385	2,921,828
Intangibles, net	181,909	61,337
Prepaid leases	-	-
Total Assets	$16,138,474	$13,098,652

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Short term loans	$2,193,881	$2,042,543
Accounts payable and accrued expenses	504,965	881,146
Advances from customers	303,669	316,933
Income tax payable	596,026	331,563
Total Liabilities	3,598,541	3,572,185

STOCKHOLDERS' EQUITY
Common stock; $1 par value; 50,000 authorized, 50,000 issued and outstanding	50,000	-
Additional paid in capital	4,509,453	4,509,453
Statutory reserves	1,112,119	797,844
Retained earnings	5,797,827	3,173,904
Accumulated other comprehensive	1,070,534	1,045,266
Total Stockholders' Equity	12,539,933	9,526,467
Total Liabilities and Stockholders' Equity	$16,138,474	$13,098,652

The accompanying notes are an integral part of these statements.

CHINA GOLDEN HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME

	For the Years Ended December 31,
	2009	2008
	(Audited)	(Audited)

Sales	$16,168,421	$11,626,071
Cost of goods sold	9,469,206	6,865,447
Gross profit	6,699,215	4,760,624
Operating and administrative expenses:
Sales and marketing	1,345,927	1,119,204
General and administrative	1,342,509	832,641
Total operating expenses	2,688,436	1,951,845
Income from operations	4,010,779	2,808,779

Other income (expenses):
Interest income	20,713	16,090
Interest expense	(76,623)	(76,133)
Other income, net	(14,810)	(6,487)
Non operating Income (expenses)	(7,009)	3,873
Other income (expenses), total	(77,729)	(62,658)
Income before income tax	3,933,050	2,746,121
Income tax expenses	994,852	692,744
Net income	2,938,198	2,053,378

Other comprehensive income:
Foreign currency translation adjustments	25,268	500,245
Comprehensive income	$2,963,466	$2,553,623

The accompanying notes are an integral part of these statements.

CHINA GOLDEN HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF SHARESHOLDERS' EQUITY

	Common Stock					Accumulated
	Number of Shares	Amount	Additional Paid In Capital	Statutory Reserves	Retained Earnings	Other Comprehensive Income	Total Equity
Balance as of January 1, 2008	-	$-	$4,509,453	$593,865	$1,324,505	$545,021	$6,972,844
Net income	-	-	-	-	2,053,378	-	2,053,378
Appropriation to statutory reserves	-	-	-	203,979	(203,979)	-	-
Foreign currency translation adjustments	-	-	-	-	-	500,245	500,245
Balance as of December 31, 2008	-	-	4,509,453	797,844	3,173,904	1,045,266	9,526,467

Net income	-	-	-	-	2,938,198	-	2,938,198
Appropriation to statutory reserves	-	-	-	314,275	(314,275)	-	-
Capital Contribution	50,000	50,000	-	-	-	-	50,000
Foreign currency translation adjustments	-	-	-	-	-	25,268	25,268
Balance as of December 31, 2009	50,000	$50,000	$4,509,453	$1,112,119	$5,797,827	$1,070,534	$12,539,933

The accompanying notes are an integral part of these statements.

CHINA GOLDEN HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008
	(Audited)	(Audited)
Cash flow from operating activities:
Net income	$2,938,198	$2,053,378
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	213,260	215,956
Amortization	14,131	10,054
Loss from disposal of long term assets	4,882	12,523
Allowances for trade receivables	323,231	(16,607)
Changes in current assets and liabilities
Restricted cash	215,524	(290,950)
Trade receivables	(1,974,117)	830,333
Other receivables	(348,163)	(15,846)
Inventories	(1,244,500)	(1,049,935)
Prepaid leases	-	-
Advances to suppliers	(2,668,938)	65,356
Accounts payable and accrued expenses	(378,168)	(1,288,909)
Advances from customers	(14,131)	(681,617)
Income tax payables	263,497	(175,724)
Net cash used in operating activities	$(2,655,294)	$(331,988)

Cash flow from investing activities:
Purchase of property plant and equipment	(28,828)	(111,129)
Proceeds from disposal of equipment	292	1,005)
Purchase of intangible assets	(134,486)	-
Net cash used in investing activities	(163,022)	(110,124

Cash flow from financing activities:
Capital Contribution	50,000	-
Proceeds from short term loans	2,192,700	2,901,340
Repayment of short term loans	(2,046,520)	(1,924,651)
Net cash provided by financing activities	196,180	976,689

Currency translation adjustment	5,541	148,588
Net (Decrease) Increase in cash and cash equivalents	(2,616,595)	683,165
Cash and cash equivalents - beginning balance	2,772,020	2,088,855
Cash and cash equivalents - ending balance	$155,425	$2,772,020

Supplemental disclosure of cash flow information
Interest paid	$76,596	$24,853
Income taxes paid	994,852	692,744
	$807,951	$944,568

The accompanying notes are an integral part of these statements.

NOTE 1 – ORGANIZATION AND NATURE OF OPERATION

The consolidated financial statements include the financial statements of China Golden Holdings, Ltd. (“China Golden”), its subsidiaries, and variable interest entity (“VIE”), where China Golden Holdings, Ltd. is deemed the primary beneficiary. China Golden, its consolidated subsidiaries and VIEs are collectively referred to herein as the “Company”, “we” and “us”.

China Golden was incorporated in the British Virgin Island on November 30, 2009 as a limited liability company (a BVI company). The Company is engaged in the business of production and distribution of corn seeds, rice seeds, soybean seeds, humic fertilizer and plant additives. It’s wholly owned subsidiary, Qiqihar Deli Enterprise Management Consultancy Co., Ltd. (“Deli”) was incorporated in Heilongjiang, People’s Republic of China (“PRC”) on February 10, 2010 as a limited liability company. Other than the equity interest in Deli, China Golden does not own any assets or conduct any operations.

Qiqihar Fuer Agronomy Inc. (“Fuer”) was incorporated in the Heilongjiang Province, in the PRC on March 18, 2003. Fuer is a provider of corn seeds, rice seeds, soybean seeds, humic fertilizer and plant additives that distribute products through 1094 distributors to farmers located primarily in the PRC provinces of Heilongjiang, Jilin, Inner Mongolia and other provinces of PRC. Fuer breeds its proprietary seeds through farmers under contractual agreements. Fuer also sells to their customers of humic fertilizer, plant additives as well as pesticides, germicides and herbicides. Deli through a series of contractual arrangements has the ability to substantially influence the daily operations and financial affairs of Fuer, in addition to being able to appoint Fuer’s senior executives and approve all matters requiring stockholder approval. The structure of the contractual arrangements are such that Fuer is effectively a variable interest entities (“VIE’s”) of Deli. Accordingly, China Golden through its wholly-owned subsidiary Deli consolidates Fuer’s results of operation, assets and liabilities in their financial statements.. Hereafter, China Golden, Deli and Fuer are collectively referred to as the “Company” unless specific reference is made to an individual entity)

Name	Domicile and Date of Incorporation	Paid-in Capital		Percentage of Effective Ownership	Principal Activities
China Golden Holdings, Ltd.	November 30, 2009, British Virgin Island	USD	50,000	56.55% owned by Oriental Agriculture Co., Ltd, which beneficially owned by He Xiuhong. 43.45% owned by 16 entities and individuals	Investment Holding

Qiqihar Deli Enterprise Management Consultancy Co., Ltd.	February 10, 2010, PRC	USD	2,100,000	100% owned by China Golden Holdings, Ltd.	Advisory

Qiqihar Fuer Agronomy Inc.	March 18, 2003, PRC	RMB	35,100,000	100% owned by Zhang Li and Liu Yuhua	Production and distribution of seeds, fertilizers and distribution of pesticides, germicides and herbicides

On March 25, 2010, the Company entered into certain contractual agreements (the Contractual Agreements) with Fuer, which entitles Deli to receive all of the residual returns of Fuer. An Exclusive Business Cooperation Agreement provides full guarantee for the performance of such contracts, agreements or transactions entered into by Fuer. As a result of the agreement, Deli will absorb 100% of the expected losses and gains of Fuer, which results in Deli being the primary beneficiary of Fuer.

Chinese laws and regulations currently restrict foreign ownership in a seed producing company. The Company entered into the Contractual Agreements on March 25, 2010 in the anticipation that this will protect the Company’s shareholders from foreign ownership restrictions.

Based on these exclusive agreements, the Company consolidates the variable interest entity (“VIE”), Fuer, as required by generally accepted accounting principles in the United States (“US GAAP”), because the Company is the primary beneficiary of the VIE. The profits and losses of the Company are allocated based upon the Exclusive Business Cooperation Agreement

The followings are brief description of the Contractual Agreements entered between Deli and Fuer:

1.
Exclusive Business Cooperation Agreement. Pursuant to the exclusive business cooperation agreement between Deli and Fuer, Deli has the exclusive right to provide to Fuer general business operation services, including advice and strategic planning, as well as consulting services related to the technological research and development of the Fuer’s products (the “Services”). Under this agreement, Deli owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Fuer shall pay consulting service fees in Renminbi (“RMB”) to Deli that is equal to all of Fuer’s profits as defined in the Share Pledge Agreement. The Agreement is valid for 10 years. Termination or renewal of the agreement is determined by Deli and shall have binding force upon Fuer.

2.
Equity Pledge Agreement. Under the equity pledge agreement between Fuer’s shareholders and Deli, Fuer’s Shareholders pledged all of their equity interests in Fuer to Deli to guarantee Fuer’s performance of its obligations under the consulting services agreement. If Fuer or Fuer’s Shareholders breaches their respective contractual obligations, Deli, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Fuer’s Shareholders also agreed that upon occurrence of any event of default, Deli shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Fuer’s Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Deli may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. Fuer’s Shareholders agreed not to dispose of the pledged equity interests or take any actions that would undermine Deli’s interest. The equity pledge agreement will expire unless all payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

3.
Option Agreement.  Under the option agreement between Fuer’s Shareholders and Deli, Fuer’s Shareholders irrevocably granted Deli or its designated person an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Fuer for the cost of the initial contributions to the registered capital of Fuer or the minimum amount of consideration permitted by applicable PRC law. Deli or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement shall last for 10 years, and shall be renewed at Deli’s election, unless terminated in accordance with this agreement.

4.
Loan Agreement. Under the Loan Agreement, the shareholders of Fuer shall borrow RMB 10,000,000 from Deli, only for purpose of increasing the paid-in capital of Fuer. In addition, shareholders of Fuer agree to (1) enter into the aforementioned contractual agreements with Deli; (2) appoint directors as nominated by Deli; (3) keep the value of its assets. Also included in this agreement, unless consented by Deli, Fuer should not: (1) purchase and dispose of any assets; enter into any material agreements with any third party within its operating activities; (3) declare any dividends to its shareholders.

The accounts of Fuer are consolidated in the accompanying consolidated financial statements pursuant to Accounting Standards Codification Topic 810, “Consolidation” As a VIE, Fuer’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s, and the Company’s net income includes all of Fuer’s net income. The Company does not have any non-controlling interest and accordingly, did not subtract any net income in calculating the net income attributable to the Company.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of presentation

Management acknowledges its responsibility for the preparation of the accompanying consolidated financial statements which reflect all adjustments, consisting of normal recurring adjustments, considered necessary in its opinion for a fair statement of its financial position and the results of its operations for the years presented. The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). This basis differs from that used in the statutory accounts in the PRC, which are prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All significant intercompany accounts and transactions have been eliminated in consolidation. All necessary adjustments have been made to present the consolidated financial statements in accordance with U.S. GAAP.  The Company’s functional currency is the Chinese Renminbi (“RMB”); however the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”). All significant inter-company transactions and balances have been eliminated. The financial statements include all adjustments that, in the opinion of management, are necessary to make the financial statements not misleading.

(b)	Principles of consolidation

Pursuant to US GAAP, Fuer is a VIE of the China Golden and the Company is the primary beneficiary of the VIE. Accordingly, Fuer have been consolidated in China Golden’s financial statements.

Based on various VIE agreements, the Company is able to excise control over the Fuer; and have the exclusive right to obtain full of the financial interests such as obtaining periodic income through Exclusive Business Cooperation Agreements and obtaining the net assets of Fuer through purchase of their equities at essentially no cost basis. The amount of noncontrolling interest of the original shareholders of Fuer holding shares of both Fuer for the Company is zero.

(c)	Use of estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates in 2009 and 2008 include the allowance for doubtful accounts and the useful life of property and equipment.

(d)	Foreign currency translation

The Company’ primarily operates in the PRC. The financial position and results of operations of the subsidiaries are determined using the local currency (“Renminbi” or “RMB”) as the functional currency.

Translation from RMB into United States dollars (“USD” or “$”) for reporting purposes is performed by translating the results of operations denominated in foreign currency at the weighted average rates of exchange during the reporting periods. Assets and liabilities denominated in foreign currencies at the balance sheet dates are translated at the market rate of exchange in effect at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into USD are reported as a component of accumulated other comprehensive income in shareholders’ equity. The exchange rates used in translation from RMB to USD amount was published by People’s Bank of the People’s Republic of China.

December 31,
	2009	2008
	(audited)	(audited)
Exchange Rate at Period End	US$1=RMB6.8282	US$1=RMB6.8346

Average Exchange rate for the Period	US$1=RMB6.8321	US$1=RMB6.9351

For the years ended December 31, 2009 and 2008, foreign currency translation adjustments of $25,268 and $500,245, respectively, have been reported as comprehensive (loss) or income in the consolidated statement of shareholders’ equity.

(e)	Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 ”Fair Value Measurement and Disclosure ” for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, other receivable, accounts payable, other payable, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments. As of March 31, 2010, the Company did not identify any assets or liabilities that are required to be presented on the balance sheets at fair value in accordance with the new accounting guidance.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

(f)	Cash and cash equivalents

For purposes of the combined statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in the PRC and balances are uninsured.

(g)	Concentrations of credit risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

(h)	Restricted Cash

Restricted cash are amounts held in a special bank account which are kept as guarantees to the short term debts, not covered by insurance. As of December 31, 2009 and 2008, balances of restricted cash were $219,580 and $434,140 respectively.

(i)	Trade receivables

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. As of December 31, 2009 and 2008, the Company had an allowance for doubtful accounts of $331,867 and $8,441, respectively.

(j)	Other receivable, net

Other receivables are travel and business advances to employees. The amounts advanced under such arrangements totaled $383,817 and $35,380 as of December 31, 2009 and 2008, respectively.

(k)	Inventories

Inventories, consisting of raw materials and finished goods acquired from third party vendors, are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Costs of finished goods are composed of direct materials, direct labor and an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required. The Company has not recorded an inventory reserve at December 31, 2009 and December 31, 2008, respectively.

On certain occasions the Company ships product to their customers on consignment. These inventories are not recognized into revenue until such time as the customer approves of the goods and accepts them.

(l)	Advance to suppliers

Advances to suppliers represent the cash paid in advance for purchasing of inventory items from suppliers. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $2,670,375 and $0 as of December 31, 2009 and 2008, respectively.

(m)	Property, plant and equipment

Property, plant and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Buildings	20 years
Operating equipment	5 -10 years
Office equipment	3 years
Vehicles	4 years

(n)	Intangible assets

The Company states intangible assets at cost less accumulated amortization. The Company’s intangible assets as of December 31, 2009 and 2008 are only seed patents purchased from local or state universities or institutions of agriculture. The patents are amortized on straight line method over 10 years. The amortization expense for the years ended December 31, 2009 and 2008 amounted to $14,131 and $10,054, respectively.

(o)	Impairment of long-lived assets

The Company reviews, long-lived assets for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the years ended December 31, 2009 and 2008.

(p)	Income taxes

The Company is governed by the Income Tax Law and associated legislations of the People’s Republic of China.  Income taxes are accounted for under Accounting Standard Codification Topic 740 (ASC 740), “Income Taxes”, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.  ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Realization of deferred tax assets is dependent upon future earnings, if any, of which the timing and amount are uncertain.

According to ASC 740, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition.

(q)	Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenues from the sale of seeds, fertilizers, pesticides, germicides and herbicides upon shipment and transfer of title.

(r)	Advances from customers

Advances from customers represent prepayments by customers for the Company’s product during the peak season from November till July. The Company does not require advances during months other than the peak season, which is from November to July.

(s)	Shipping expense

Shipping costs are included in selling and marketing expenses and totaled $539,989 and $351,306 for the years ended December 31, 2009 and 2008, respectively.

(t)	Employee benefits

The Company’s operations and employees are all located in the PRC.  The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws, which is approximately 25% of salaries. For the years ended December 31, 2009 and 2008, the costs of these payments are charged to general and administrative expenses in the same period as the related salary costs and amounted to $197,652 and $186,874, respectively.

(u)	Advertising

Advertising is expensed as incurred and is included in selling and marketing expenses on the accompanying consolidated statement of operations. For the years ended December 31, 2009 and 2008, advertising expense amounted to $86,842 and $209,953, respectively.

(v)	Accumulated other comprehensive income

Comprehensive income is comprised of net income and all changes to the statements of shareholders’ equity, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders. For the Company, comprehensive income for the years ended December 31, 2009 and 2008, included net income and unrealized gains from foreign currency translation adjustments.

(w)	Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

(x)	Subsequent events

For purposes of determining whether a post-balance sheet event should be evaluated to determine whether it has an effect on the financial statements for the year ended December 31, 2009, subsequent events were evaluated by the Company as of the date on which the consolidated financial statements at and for the year ended December 31, 2009, were available to be released.

(y)	Recent adopted accounting pronouncements

In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.  Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification. The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification was effective for the third-quarter 2009 financial statements and the principal impact on the financial statements is limited to disclosures as all references to authoritative accounting literature have been referenced in accordance with the Codification.

In April 2009, the FASB issued ASC Topic 320-10-65, “Recognition and Presentation of Other-Than-Temporary Impairments”. This update provides guidance for allocation of charges for other-than-temporary impairments between earnings and other comprehensive income. It also revises subsequent accounting for other-than-temporary impairments and expands required disclosure. The update was effective for interim and annual periods ending after June 15, 2009. The adoption of ASC Topic 320-10-65 did not have a material impact on the results of operations and financial condition.

In April 2009, the FASB issued ASC Topic 320-10-65, “Interim Disclosures About Fair Value of Financial Instruments”. This update requires fair value disclosures for financial instruments that are not currently reflected on the balance sheet at fair value on a quarterly basis and is effective for interim periods ending after June 15, 2009.  The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable.  At December 31, 2009 and 2008, the carrying value of the Companies financial instruments approximated fair value, due to their short term nature.

In May 2009, the FASB issued (ASC Topic 855), “Subsequent Events” (ASC Topic 855). This guidance is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. It is effective for interim and annual reporting periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on the consolidated financial statements.

In June 2009, the FASB issued ASC Topic 810-10, “Amendments to FASB Interpretation No. 46(R)”. This updated guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. It is effective for annual reporting periods beginning after November 15, 2009. The adoption of ASC Topic 810-10 didn’t have a material impact on the Company’s results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements.” This ASU establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities. This ASU provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. The amendments in this ASU also establish a selling price hierarchy for determining the selling price of a deliverable. Significantly enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating this new ASU.

In October 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements.” This ASU changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance. The new guidance will include factors to help companies determine what software elements are considered “essential to the functionality.” The amendments will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple-deliverables. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating this new ASU.

Other accounting standards that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 3 – TRADE RECEIVABLES

At December 31, 2009 and 2008 accounts receivable consisted of the following:

	December 31,
	2009	2008
	Audited	Audited
Trade receivables	$2,398,297	$422,067
Less: Allowance for receivables	(331,867)	(8,441)
	$2,066,430	$413,626

NOTE 4 – INVENTORIES

At December 31, 2009 and 2008, the inventories consisted of the following:

	December 31,
	2009	2008
	Audited	Audited
Raw materials	$2,903,920	$2,068,663
Finished goods	4,817,634	4,391,658
	$7,721,554	$6,460,321

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT

At December 31, 2009 and 2008, the following are the details of the property and equipment:

	December 31,
	2009	2008
	Audited	Audited
Property and Plant	$2,713,547	$2,706,817
Operation Equipment	605,576	598,235
Office Equipment	54,684	62,912
Vehicle	98,938	81,952
	3,472,745	3,449,916
Accumulated Depreciation	(733,360)	(528,088)
Total	$2,739,385	$2,921,828

Accumulated depreciation as of December 31, 2009 and 2008 was 733,360 and 528,087, respectively. Depreciation expense for the years ended December 31, 2009 and 2008 was $213,260 and $215,956, respectively. Loss from disposal of assets was $4,882 and $12,523 as of December 31, 2009 and 2008, respectively.

  NOTE 6 – INTANGIBLE ASSETS, NET

The Company's intangible assets are purchased intellectual property on seed varieties. At December 31, 2009 and 2008, the balances of net intangible assets were $181,909 and $61,337, respectively. Amortization expense for the years ended December 31, 2009 and 2008 was $14,131 and $10,054 respectively.

Expected future amortizations for intangible assets are as follows:
2010	$23,694
2011	23,694
2012	23,694
2013	22,963
2014	19,306
Thereafter	68,558
$181,909

NOTE 7 – SHORT-TERM LOANS

Short-term loans included in the consolidated balance sheets as of March 31, 2010, December 31, 2009 and 2008 were:

	December 31,
	2009	2008
	Audited	Audited
5.31% loan payable to Agriculture Development Bank of China for one year term, maturing on November 5, 2010, collateralized with buildings.	$2,193,881	$-
6.66% loan payable to Agriculture Development Bank of China for one year term, matured on Aug 25, 2009, collateralized with buildings.	-	1,606,314
6.66% loan payable to Agriculture Development Bank of China for one year term, matured on Aug 25, 2009, collateralized with buildings.	-	436,229
	$2,193,881	$2,042,543

NOTE 8 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expense comprised of account payables, salary payables, and due to related parties. At December 31, 2009 and 2008, details of accounts payables and accrued expenses were:

	December 31,
	2009	2008
	(Audited)	(Audited)
Accounts payable	$494,927	$880,445
Due to related parties	10,038	701
	$504,965	$881,146

NOTE 9 – RELATED PARTY TRANSACTIONS

Due to related parties included in accounts payable is payable to Qingdao Fuer Agronomy Biochemical Co., Ltd, a company that provides pesticides, germicides, and herbicides to customers across China, which is controlled by Mr. Zhang Li, General Manager of Deli and the largest share holder of Fuer. The due to related parties as of December 31, 2009 and 2008 was of $10,038 and $701.

NOTE 10 – INCOME TAXES

The Company is governed by the Income Tax Law of the People’s Republic of China, according to which enterprise income tax are paid within one month after each calendar quarter. Balances of income tax payables as of the end of each reporting period are the income tax expense that occurred for the preceding quarter ended on the balance sheet dates. The Company has no deferred tax asset, deferred tax liability, and loss carryforward as of December 31, 2009 and 2008 as of March 31, 2010.

Under the Income Tax Laws of PRC, since January 2008, Chinese companies are generally subject to an income tax at an effective rate of 25%, on income reported in the statutory financial statements after appropriate tax adjustments.

In January, 2010, the Company was certified as national high tech enterprise. As a result, the Company will enjoy favorite enterprise income tax rate of 15% for 3 years, start from beginning of 2010.

The table below summarizes the differences between the PRC statutory federal rate and the Company’s effective tax rate and as follows for the years ended December 31, 2009 and 2008 and the three months ended March 31, 2010:

		For the years ended December 31,
		2009	2008
		Audited	Audited
China statutory rates	%	25%	25%
Non-deductible items		0.3%	0.3%
Total provision for income taxes	%	25.3%	25.3%

 NOTE 11 – STATUTORY RESERVES

The Company is required to make appropriations to reserve funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to the statutory public welfare fund. Fuer elected not to made discretionary surplus reserves since its establishment. For the years ended December 31, 2009 and 2008, appropriations to statutory reserves were $314,275 and $203,979, respectively.

NOTE 12 – COMMITMENTS

The Company has launched the Company’s Chain Store program in March, 2010, including conversion of distributors into franchise store operators, and establishment of the Company’s own stores. As of March, 31,2010, the Company has established 5 direct store, and 43 franchise stores.

The Company entered into 5 lease agreements in March, 2010 for establishment of its wholly owned stores, including 4 agreements for one year and 1 agreement for 2 year. Rentals were prepaid at commencement of the leasing period. The Company has paid refundable security deposits of $439 for 2 stores. No such deposits were required under the other 3 lease agreements. Commitment of rental for the year ended December 31, 2010 and 2011 are be $16,969 and $2,926, respectively.

NOTE 13 – SUBSEQUENT EVENTS

On April 2, 2010, the Company entered into an agreement to rent land of 247.1 acres for 20 years, and prepaid $402,276 under this agreement. No additional rental payment would be required in future.

On June 16, 2010, Fuer International Inc, (“Forex365”) a company incorporated in Nevada, entered into a Share Exchange Agreement (the “Exchange Agreement”) with China Golden. Pursuant to the terms of the Exchange Agreement, the shareholders of China Golden transferred to the Forex365 all of the China Golden Shares in exchange for the issuance of 11,550,392 shares (the “Shares”) of Forex365 common stock (the “Share Exchange”). As a result of the Share Exchange, China Golden became a wholly-owned subsidiary of Forex365 and the shareholders of China Golden acquired approximately 96.47% of our issued and outstanding stock of Forex365.

The effect of the Share Exchange is such that effectively a reorganization of the entities has occurred for accounting purposes and is deemed to be a reverse acquisition. Subsequent to the Share Exchange the financial statements presented are those of a combined China Golden and its subsidiaries, including their VIE, as if the Share Exchange had been in effect retroactively for all periods presented. As previously noted the “Company” for financial statement purposes was the consolidation of China Golden, Deli and Fuer. Subsequent to the Share Exchange the “Company” is referred to as the consolidation of China Golden, Deli, Fuer and Forex365, with Forex365 as the legal acquirer in Share Exchange, and subsequent to the Share Exchange the parent company of the consolidated entity.

  On June 17, 2010, Forex365 Inc. has entered into a securities purchase agreement (the “Purchase Agreement”) with a certain investor (the “Investor”) for the sale of an aggregate of 1,018,868 common shares (the “Investor Shares”), and warrants to purchase 873,315 common shares of the Company, for aggregate proceeds equal to $2,500,000 (the “Offering”). The Offering was closed on June 17, 2010 (the “Closing Date”). The warrants are exercisable at $2.58 per share, have a three year life, and have a cashless exercise feature. In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, in which the Company agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register for resale the Investor Shares and the shares underlying the warrants, within 60 calendar days of the Closing Date of the Offering and to have the Registration Statement become effective within 150 days of the Closing Date of the Offering.

On June 9, 2010 Fuer International Inc approved a 1 for 64 reverse stock split prior to the Share Exchange. The reverse split does not result in any modification of the rights of stockholders, and have no effect on the stockholders' equity in the Corporation except for a transfer from stated capital to additional paid-in capital. The Company effected the amendments in connection with the consummation of the transactions contemplated by that certain Share Exchange Agreement pursuant to which the Registrant acquired all of the issued and outstanding shares of stock of China Golden Holdings, Ltd.

FUER INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$17,458,847	$155,425
Restricted cash	-	219,580
Trade receivables, net	1,034,607	2,066,430
Other receivables, net	88,785	383,817
Inventories	774,946	7,721,554
Advances to suppliers and prepaid expenses	367,068	2,670,374
Biological assets	47,872	-
Current portion of prepaid leases	28,016	-
Total Current Assets	19,800,141	13,217,180
		-
Property, plant and equipment, net	2,692,032	2,739,385
Intangibles, net	290,033	181,909
Prepaid leases	405,979	-

Total Assets	$23,188,185	$16,138,474

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Short term debt	$-	$2,193,881
Accounts payable and accrued expenses	795,935	504,965
Advances from customers and other payables	83,545	303,669
Income tax payable	890,669	596,026
Total Liabilities	1,770,149	3,598,541

SHAREHOLDERS' EQUITY
Common stock, $0.001 par value; 20,000,000 shares authorized, 12,958,000 shares issued and outstanding, and 11, 939,132 shares outstanding as of June 30, 2010 and December 31, 2009, respectively.	12,958	11,550
Additional paid in capital	7,046,494	4,547,903
Statutory reserves	1,112,119	1,112,119
Retained earnings	11,782,515	5,797,827
Accumulated other comprehensive income	1,463,950	1,070,534
Total Shareholders' Equity	21,418,036	12,539,933

Total Liabilities and Shareholders' Equity	$23,188,185	$16,138,474

The accompanying notes are an integral part of the financial statements

FUER INTERNATIONAL INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE (LOSS) INCOME
(Unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2010	2009	2010	2009

Sales	$739,230	$560,003	$19,682,772	$14,560,417
Cost of goods sold	433,584	344,349	11,507,436	8,553,018
Gross profit	305,646	215,654	8,175,336	6,007,399

Operating and administrative expenses:
Sales and marketing	215,298	104,898	481,975	196,312
General and administrative	364,354	249,595	1,085,972	615,308
Total operating and administrative expenses	579,652	354,493	1,567,947	811,620
(Loss) Income from operations	(274,006)	(138,839)	6,607,389	5,195,779

Other (expenses) income:
Interest income	6,576	4,502	14,379	15,859
Interest expense	(29,947)	(7,832)	(86,392)	(66,902)
Other income, net	92,568	(1)	68,658	(14,806)
Non operating Income (expenses)	(98,618)	(257)	(23,974)	(6,569)
Other (expenses) income	(29,421)	(3,588)	(27,329)	(72,418)

(Loss) Income before income tax	(303,427)	(142,427)	6,580,060	5,123,361
Income tax (benefit) expenses	(31,997)	(37,189)	595,373	1,280,536
Net (Loss) income	(335,424)	(179,616)	5,984,687	3,842,825

Other comprehensive (loss) income:
Foreign currency translation adjustments	316,448	13,713	393,416	25,887
Comprehensive (loss) income	$(18,976)	$(165,903)	$6,378,103	$3,868,712

Earnings per share
Basic	$(0.03)	$(0.02)	$0.50	$0.32
Diluted	$(0.03)	$(0.02)	$0.48	$0.32

Weighted average number of shares issued and outstanding
Basic	12,095,881	11,939,132	12,017,939	11,939,132
Diluted	12,611,797	11,939,132	12,533,856	11,939,132

The accompanying notes are an integral part of the financial statements

FUER INTERNATIONAL INC. AND SUBSIDIARIES
CONSLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the nine months ended September 30,
	2010	2009

Cash flow from operating activities:
Net Income	$5,984,687	$3,842,825
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and Amortization	177,249	168,896
Loss from disposal of long term assets	-	4,881
Changes in current assets and liabilities
Restricted cash	220,250	(554)
Trade receivables	1,015,454	(1,074,304)
Other receivables	338,374	(256,331)
Inventories	6,983,619	5,275,324
Advances to suppliers	2,351,244	(372,716)
Biological assets	(47,042)	-
Accounts payable and accrued expenses	275,616	376,781
Advances from customers	(304,085)	203,573
Other payables	80,394	-
Income tax payables	277,366	695,500
Net cash provided by operating activities	17,353,126	8,863,875

Cash flow from investing activities:
Purchase of property plant and equipment	(53,875)	(28,822)
Proceeds from disposal of property and equipment	-	292
Purchase of intangible assets	(124,699)	(61,381)
Increase in prepaid leases	(440,228)	-
Net cash used in investing activities	(618,802)	(89,911)

Cash flow from financing activities:
Proceeds from issuance of common stock and warrants	2,500,000	-
Repayment of short term loans	(2,200,575)	(2,046,033)
Net cash provided by (used in) financing activities	299,425	(2,046,033)

Foreign currency translation adjustments	269,673	11,560
Net increase in cash and cash equivalents	17,303,422	6,739,491

Cash and cash equivalents - beginning balance	155,425	2,772,020

Cash and cash equivalents - ending balance	$17,458,847	$9,511,511

Supplemental disclosure of cash flow information
Interest paid	$61,894	$66,878
Income taxes paid	$341,930	$608,868

The accompanying notes are an integral part of the financial statements

NOTE 1 – ORGANIZATION

The consolidated financial statements include the financial statements of Fuer International Inc. (referred to herein as “Fuer International”), its subsidiaries, and variable interest entity (“VIE”), where Fuer International is deemed the primary beneficiary. Fuer International, its consolidated subsidiaries and VIEs are collectively referred to herein as the “Company”, “we” and “us”.

On June 16, 2010, Fuer International Inc. (the “Fuer International”), a company incorporated in Nevada on February 8, 1984, entered into a Share Exchange Agreement (the “Exchange Agreement”) with China Golden Holdings, Ltd., a company organized under the laws of the British Virgin Islands (“China Golden”), the shareholders of China Golden (the “Shareholders”), who together owned shares constituting 100% of the issued and outstanding common shares of China Golden (the “China Golden Shares”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the China Golden Shares in exchange for the issuance of 11,550,392 shares (the “Shares”) of our common stock (the “Share Exchange”). As a result of the Share Exchange, China Golden became our wholly-owned subsidiary and the Shareholders acquired approximately 96.47% of our issued and outstanding stock.

The effect of the Share Exchange is such that effectively a reorganization of the entities has occurred for accounting purposes and is deemed to be a reverse acquisition. Subsequent to the Share Exchange the financial statements presented are those of a combined China Golden and its subsidiaries, including their VIE, as if the Share Exchange had been in effect retroactively for all periods presented.

On July 28, 2010, we completed a name change from “Forex365, Inc,” to “Fuer International Inc,” under the consent of the holders of approximately 92.58% of the outstanding shares of Common Stock.

China Golden was incorporated in the British Virgin Island on November 30, 2009 as a limited liability company (a BVI company). China Golden is engaged in the business of production and distribution of corn seeds, rice seeds, soybean seeds, humic fertilizer and plant additives. It’s wholly owned subsidiary, Qiqihar Deli Enterprise Management Consultancy Co., Ltd. (“Deli”) was incorporated in the Heilongjiang Province, the People’s Republic of China (the “PRC”) on February 10, 2010 as a limited liability company that provides management advisory services. Other than the equity interest in Deli, China Golden does not own any assets or conduct any operations.

Qiqihar Fuer Agronomy Inc. (“Fuer”) was incorporated in the Heilongjiang Province, in the PRC on March 18, 2003. Fuer is a provider of corn seeds, rice seeds, soybean seeds, humic fertilizer and plant additives that distribute products through 1094 distributors to farmers located primarily in the PRC provinces of Heilongjiang, Jilin, Inner Mongolia and other provinces of the PRC. Fuer breeds its proprietary seeds through farmers under contractual agreements. Fuer also sells to their customers of humic fertilizer, plant additives as well as pesticides, germicides and herbicides. Deli through a series of contractual arrangements has the ability to substantially influence the daily operations and financial affairs of Fuer, in addition to being able to appoint Fuer’s senior executives and approve all matters requiring stockholder approval. The structures of the contractual arrangements are such that Fuer is effectively a variable interest entity (“VIE”) of Deli. Accordingly, China Golden through its wholly-owned subsidiary Deli consolidates Fuer’s results of operation, assets and liabilities in their financial statements. Hereafter, Fuer International China Golden, Deli and Fuer are collectively referred to as the “Company” unless specific reference is made to an individual entity.

Name	Domicile and Date of Incorporation	Paid-in Capital		Percentage of Effective Ownership	Principal Activities
Fuer International Inc.	February 8, 1984, Nevada	USD	12,958	56.55% owned by Oriental Agriculture Inc., 43.45% owned by other institutional and individual investors.	Investment Holding

China Golden Holdings, Ltd.	November 30, 2009, British Virgin Island	USD	50,000	100% owned by Fuer International Inc..	Investment Holding

Qiqihar Deli Enterprise Management Consultancy Co., Ltd.	February 10, 2010, PRC	USD	2,100,000	100% owned by China Golden	Advisory

Qiqihar Fuer Agronomy Inc.	March 18, 2003, PRC	RMB	35,100,000	100% owned by Zhang Li and Liu Yuhua	Production and distribution of seeds, fertilizers and distribution of pesticides, germicides and herbicides

Chinese laws and regulations currently restrict foreign ownership in a seed producing company. On March 25, 2010, the Company entered into certain contractual agreements (the Contractual Agreements) with Fuer, which entitles Deli to receive all of the residual returns of Fuer. An Exclusive Business Cooperation Agreement provides a full guarantee for the performance of such contracts, agreements or transactions entered into by Fuer. As a result of the Contractual Agreement, Deli will absorb 100% of the expected losses and gains of Fuer, which results in Deli being the primary beneficiary of Fuer.

Based on these exclusive agreements, the Company consolidates the variable interest entity, Fuer, as required by generally accepted accounting principles in the United States (“US GAAP”), because the Company is the primary beneficiary of the VIE. The profits and losses of Fuer are allocated based upon the Exclusive Business Cooperation Agreement

The followings are brief description of the Contractual Agreements entered between Deli and Fuer:

1.
Exclusive Business Cooperation Agreement. Pursuant to the exclusive business cooperation agreement between Deli and Fuer, Deli has the exclusive right to provide to Fuer general business operation services, including advice, strategic planning, and consulting services related to the technological research and development of the Fuer’s products (the “Services”). Under this agreement, Deli owns the intellectual property rights developed or discovered through research and development, in the course of providing the Services, or derived from the provision of the Services. Fuer shall pay consulting service fees in Renminbi (“RMB”) to Deli that is equal to all of Fuer’s profits as defined in the Share Pledge Agreement. The Agreement is valid for 10 years. Termination or renewal of the agreement is determined by Deli and shall have binding force upon Fuer.

2.
Equity Pledge Agreement. Under the equity pledge agreement between Fuer’s shareholders and Deli, Fuer’s Shareholders pledged all of their equity interests in Fuer to Deli to guarantee Fuer’s performance of its obligations under the consulting services agreement. If Fuer or Fuer’s Shareholders breaches their respective contractual obligations, Deli, as pledgee, will be entitled to certain rights, including the right to sell the pledged equity interests. Fuer’s Shareholders also agreed that upon occurrence of any event of default, Deli shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Fuer’s Shareholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Deli may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. Fuer’s Shareholders agreed not to dispose of the pledged equity interests or take any actions that would undermine Deli’s interest. The equity pledge agreement will expire unless all payments due under the Exclusive Business Cooperation Agreement have been fulfilled.

3.
Option Agreement.  Under the option agreement between Fuer’s Shareholders and Deli, Fuer’s Shareholders irrevocably granted Deli or its designated person an exclusive option to purchase, to the extent permitted under the PRC law, all or part of the equity interests in Fuer for the cost of the initial contributions to the registered capital of Fuer or the minimum amount of consideration permitted by applicable PRC law. Deli or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement shall last for 10 years, and shall be renewed at Deli’s election, unless terminated in accordance with this agreement.

4.
Loan Agreement. Under the Loan Agreement, the shareholders of Fuer shall borrow RMB 10,000,000 from Deli, only for the purpose of increasing the registered capital of Fuer. In addition, shareholders of Fuer agree to (1) enter into the aforementioned contractual agreements with Deli; (2) appoint directors as nominated by Deli; (3) keep the value of its assets. Also included in this agreement, unless consented by Deli, Fuer should not: (1) purchase and dispose of any assets; enter into any material agreements with any third party within its operating activities; and (3) declare any dividends to its shareholders.

The accounts of Fuer are consolidated in the accompanying consolidated financial statements pursuant to Accounting Standards Codification Topic 810, “Consolidation” As a VIE, Fuer’s sales are included in the Company’s total sales, its income from operations is consolidated with the Company’s, and the Company’s net income includes all of Fuer’s net income. There were deduction to net income in calculating the net income attributable to the Company.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of presentation

For the three and nine month periods ended September 30, 2010 and 2009, the Company has used the same significant accounting policies and estimates that are discussed in the SEC Form 8-K filed on July 16, 2010, as filed for Share Exchange, Included in this filing are financial statements for the year ended December 31, 2009 for China Golden Holdings, Inc.

(b)    Unaudited Financial Statements

The accompanying consolidated financial statements as of September 30, 2010 and for the three and nine months ended September 30, 2010 and 2009 are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and cash flows for the periods presented. Certain information and footnote disclosure normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. However, The Company believes that the disclosures are adequate to make the information presented not misleading. These consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto for the years ended December 31, 2009 and 2008 for China Golden Holdings, Inc, as filed in form 8-K on July 16, 2010. The results of operations for the three and nine months ended September 30, 2010 and 2009 are not necessarily indicative of the operating results to be expected for the full year ended December 31, 2010, or that which was achieved in the year ended December 31, 2009.

(c)    Principles of consolidation

Pursuant to US GAAP, Fuer is a VIE of the Company and the Company is the primary beneficiary of the VIE. Accordingly, Fuer have been consolidated in the Company’s financial statements.

Based on various VIE agreements, the Company is able to excise control over the Fuer; and has the exclusive right to obtain all of the financial interests of Fuer, such as obtaining periodic income through Exclusive Business Cooperation Agreements and obtaining the net assets of Fuer through agreement to purchase of their equity at essentially a no cost basis. There is no non-controlling interest held by other parties in Fuer

(d)    Use of estimates

The preparation of the combined financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates in the reported interim financial statements include the allowance for doubtful accounts and the useful life of property and equipment.

(e)    Foreign currency translation

The Company’ primarily operates in the PRC. The financial position and results of operations of Fuer and Deli are determined using the local currency (“Renminbi” or “RMB”) as the functional currency. The financial position of Fuer International and China Golden are determined using USD as the functional currency.

Translation from RMB into United States dollars (“USD” or “$”) for reporting purposes is performed by translating the results of operations denominated in foreign currency at the weighted average rates of exchange during the reporting periods. Assets and liabilities denominated in foreign currencies at the balance sheet dates are translated at the market rate of exchange in effect at that date. The registered equity capital denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. All translation adjustments resulting from the translation of the financial statements into USD are reported as a component of accumulated other comprehensive income in shareholders’ equity. The exchange rates used in translation from RMB to USD amount was published by People’s Bank of the People’s Republic of China.

	For the periods ended September 30, 2010		For the periods ended September 30, 2009
	3 months	9 months	3 months	9 months
Balance sheet items, except for the registered and paid-up capital and retained earnings, as of the three and nine months ended September 30, 2010 and 2009	US$1=RMB 6.6981	US$1=RMB6.6981	US$1=RMB 6.8376	US$1=RMB 6.8376

Amounts included in the statements of operations, and statements of cash flows for the three and nine months ended September 30, 2010 and 2009	US$1=RMB 6.7803	US$1=RMB6.8376	US$1=RMB 6.8411	US$1=RMB 6.8425

For the three and nine months ended September 30, 2010, foreign currency translation adjustments of $316,448 and $393,416, respectively, have been reported as comprehensive income.

For the three and nine months ended September 30, 2009, foreign currency translation adjustments of $13,713 and $25,587, respectively, have been reported as comprehensive income.

(f)    Fair value of financial instruments

The Company adopted the guidance of Accounting Standards Codification (“ASC”) 820 “Fair Value Measurement and Disclosure” for fair value measurements which clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1-Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2-Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other then quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3-Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts receivable, other receivable, accounts payable, other payable, and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments.

ASC 825-10 “Financial Instruments”, allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable, unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date. The Company did not elect to apply the fair value option to any outstanding instruments.

(g)   Cash and cash equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in the PRC and balances are uninsured.

(h)   Concentrations of credit risk

The Company's operations are carried out in the PRC. Accordingly, the Company's business, financial condition and results of operations may be influenced by the political, economic and legal environment in the PRC, and by the general state of the PRC's economy. The Company's operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in North America. The Company's results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. Substantially all of the Company’s cash is maintained with state-owned banks within the PRC, and no deposits are covered by insurance. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

(i)    Restricted Cash

Restricted cash are amounts held in a special bank account which are kept as guarantees for the short term bank loans. As of September 30, 2010 and December 31, 2009, the balances of restricted cash were $0 and $219,580, respectively.

(j)    Trade receivables

Accounts receivable are presented net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, customer’s historical payment history, its current credit-worthiness and current economic trends. Accounts are written off after exhaustive efforts at collection. As of September 30, 2010 and December 31, 2009, the Company had allowances for doubtful accounts of $338,759 and $331,867, respectively.

(k)   Other receivable, net

Other receivables are travel and business advances to employees. As of September 30, 2010 and December 31, 2009, total advances under such arrangements were $88,785 and $383,817, respectively. The Company has not recorded any allowances for doubtful accounts of other receivables as of September 30, 2010 and December 31, 2009.

(l)    Inventory

Inventory, consisting of finished goods acquired from third party vendors, are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Costs of finished goods are composed of direct materials, direct labor and an attributable portion of manufacturing overhead. Net realizable value is the estimated selling price, in the ordinary course of business, less estimated costs to complete and dispose. Management also regularly evaluates the composition of its inventory to identify slow-moving and obsolete inventories to determine if a valuation allowance is required. The Company has not recorded an inventory reserve as of September 30, 2010 and December 31, 2009.

(m)   Advance to suppliers

Advances to suppliers represent cash paid in advance for purchasing of inventory items from suppliers. The advance payments are meant to ensure preferential pricing and delivery. The amounts advanced under such arrangements totaled $367,068 and $2,670,374 as of September 30, 2010 and December 31, 2009, respectively.

(n)    Biological assets

Biological assets are crops planted to provide seeds for the commercial distribution which will be harvested within one year. The cost of the biological assets includes cost of input seeds, fertilizers, and other materials, direct overhead and expensing of prepaid leases of land used. As of September 30, 2010 and December 31, 2009, biological assets are totaled $47,872 and nil, respectively.

(o)    Property, plant and equipment

Property, plant and equipment are carried at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition. The Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives as follows:

Buildings	20 years
Operating equipment	5 -10 years
Office equipment	3 years
Vehicles	4 years

(p)    Intangible assets

The Company states intangible assets at cost less accumulated amortization. The Company’s intangible assets as of September 30, 2010 include seed patents purchased from local or state universities or institutions of agriculture. The patents are amortized on straight line method over 10 years. The amortization expense of intangible assets for the three months ended September 30, 2010 and 2009 amounted to $9,107 and $3,093, respectively. The amortization expense of intangible assets for the nine months ended September 30, 2010 and 2009 amounted to $20,942 and $8,208, respectively.

(q)    Prepaid Leases

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases net of any incentives received from the lessor are charged to the consolidated statements of operations on a straight-line basis over the terms of the underlying lease.

The Company records lease payments at cost less accumulated amortization and amount that to be amortized within one year. The amount that to be amortized within one year is recorded as current portion of prepaid leases. As China’s regulation prohibit companies from acquisition of land use right, the company entered into long term agreement with certain people to rent land. The rentals for the whole contract period are prepaid at the inception of leases. The rentals are recorded as operating lease expenses using the straight line method during the contract period. Leases that are expensed within 12 months subsequent to the balance sheet date are recorded as current portion of prepaid leases.

The operating lease expenses for the three and nine months ended September 30, 2010 amounted to $6,900 and $13,765, respectively.

(r)    Impairment of long-lived assets

The Company reviews long-lived assets for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not record any impairment charges for the three and nine months ended September 30, 2010 and 2009, respectively.

(s)    Income taxes

The Company is governed by the Income Tax Law and associated legislations of the People’s Republic of China.  Income taxes are accounted for under Accounting Standard Codification Topic 740 (ASC 740), “Income Taxes”, which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

According to ASC 740, the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50% likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met. ASC 740 also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. Effect of applying of this standard is immaterial on our financial statement.

(t)    Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the purchase price is fixed or determinable and collectability is reasonably assured. The Company recognizes revenues from the sale of seeds, fertilizers, pesticides, germicides and herbicides upon shipment and transfer of title.

(u)    Advances from customers

Advances from customers represent prepayments by customers for the Company’s products during the peak season from November to July. The Company does not require advances during months other than the peak season. The Company records such prepayment as advances from customers when the payments are received.

(v)    Shipping expense

Shipping costs are included in selling and marketing expenses and totaled $9,335 and $109 for the three months ended September 30, 2010 and 2009, respectively. Shipping cost for the nine months ended September 30, 2010 and 2009 was $44,979 and $12,387, respectively

(w)   Employee benefits

The Company’s operations and employees are all located in the PRC.  The Company makes mandatory contributions to the PRC government’s health, retirement benefit and unemployment funds in accordance with the relevant Chinese social security laws, which is approximately 25% of salaries. For the three months ended September 30, 2010 and 2009, the costs of these benefits are charged to general and administrative expenses and amounted to $57,550 and $47,624, respectively. The employee benefits for the nine months ended September 30, 2010 and 2009 was $170,334 and $142,502, respectively

(x)    Advertising

Advertising is expensed as incurred and is included in selling and marketing expenses on the accompanying consolidated statement of operations. For the three months ended September 30, 2010 and 2009, advertising expense amounted to $144,949 and $73,070, respectively. For the nine months ended September 30, 2010 and 2009, advertising expense amounted to $253,641 and $73,856, respectively.

(y)    Accumulated other comprehensive income

Comprehensive income is comprised of net income, except those due to investments by shareholders, changes in paid-in capital and distributions to shareholders. For the Company, comprehensive income for the three months ended September 30, 2010 and 2009 included net income and unrealized gains from foreign currency translation adjustments. As of September 30, 2010 and December 31, 2009, accumulated other comprehensive income amounted to $1,463,950 and $1,070,534, respectively.

(z)    Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions are recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party.

(aa)    Subsequent events

For purposes of determining whether a post-balance sheet event should be evaluated to determine whether it has an effect on the financial statements for the period ending September 30, 2010, subsequent events were evaluated by the Company as of the date on which the consolidated financial statements at and for the periods ended September 30, 2010, were available to be released.

(bb)    Recent accounting pronouncements

In January 2010, the FASB issued ASU No. 2010-06, Fair Value Measurements and Disclosures: Improving Disclosures about Fair Value Measurements. ASU 2010-06 amends ASC 820 to require a number of additional disclosures regarding (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Company does not expect that the adoption of ASU 2010-06 will have a material impact on its consolidated financial statements.

On March 5, 2010, the FASB issued authoritative guidance to clarify the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Specifically, only one form of embedded credit derivative qualifies for the exemption – one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. This guidance also has transition provisions, which permit entities to make a special one-time election to apply the fair value option to any investment in a beneficial interest in securitized financial assets, regardless of whether such investments contain embedded derivative features. This guidance is effective on the first day of the first fiscal quarter beginning after June 15, 2010. Early adoption is permitted at the beginning of any fiscal quarter beginning after March 5, 2010. This amendment is not expected to have a material impact on the Company’s financial statements

In March 2010, FASB issued an authoritative pronouncement regarding the effect of denominating the exercise price of a share-based payment awards in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity’s functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. This amendment is not expected to have a material impact on the Company’s financial statements.

In April 2010, the FASB issued Update No. 2010-17, or ASU 2010-17, Revenue Recognition—Milestone Method, which updates the guidance currently included under topic 605, Revenue Recognition. ASU 2010-17 provides guidance on defining the milestone and determining when the use of the milestone method of revenue recognition for research or development transactions is appropriate. It provides criteria for evaluating if the milestone is substantive and clarifies that a vendor can recognize consideration that is contingent upon achievement of a milestone as revenue in the period in which the milestone is achieved, if the milestone meets all the criteria to be considered substantive. ASU 2010-17 is effective for milestones achieved in fiscal years, and interim periods within those years, beginning after June 15, 2010 and should be applied prospectively. Early adoption is permitted. The Company is currently evaluating the potential impact, if any, of the new accounting guidance on its consolidated financial statements.

In July 2010, the FASB issued ASU No. 2010-20, Receivables (Topic 310): Disclosure about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This ASU will significantly expand existing disclosures about the credit quality of financing receivables and their allowance for credit losses. The ASU affects all entities with financing receivables, excluding short-term trade accounts receivable or receivables measured at fair value or lower of cost or fair value. The extent of the effect depends on the relative significance of financing receivables to an entity’s operations and financial position. For public companies, the disclosures as of the end of a reporting period (such as accounting policies for each portfolio segment, ending balances of allowance for credit losses and credit-quality indicators) are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period (such as modifications and rollforward of allowance for credit losses) are effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company is currently evaluating the potential impact, if any, of the new accounting guidance on its consolidated financial statements, however the amendment is not expected to have any impact on the Company’s financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to the consolidated statements.

NOTE 3 – TRADE RECEIVABLES, NET

At September 30, 2010 and December 31, 2009 trade receivables consisted of the following:

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Trade receivables	$1,373,366	$2,398,297
Less: Alloances for receivables	(338,759)	(331,867)
	$1,034,607	$2,066,430

NOTE 4 – INVENTORY

At September 30, 2010 and December 31, 2009, inventory consisted of the following:

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Raw materials	$608,516	$2,903,920
Goods in transit	-	4,817,634
Finished goods	166,430	-
Total	$774,946	$7,721,554

NOTE 5 – PROPERTY, PLANT AND EQUIPMENT, NET

At September 30, 2010 and December 31, 2009, the following are the details of the property, plant and equipment:

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Property and Plant	$2,769,900	$2,713,547
Operation Equipment	630,597	605,576
Office Equipment	68,941	54,684
Vehicles	130,251	98,938
	3,599,690	3,472,745
Accumulated Depreciation	(907,658)	(733,360)
Total	$2,692,032	$2,739,385

Depreciation expense for the three months ended September 30, 2010 and 2009 was $53,528 and $53,332, respectively. Depreciation for the nine months ended September 30, 2010 and 2009 was $156,307 and $160,688, respectively. Loss from disposal of assets for the nine months ended September 30, 2010 and 2009 was nil and $4,881, respectively.

NOTE 6 – INTANGIBLE ASSETS, NET

The Company's intangible assets are purchased intellectual property on seed varieties. At September 30, 2010 and December 31, 2009, the balances of net intangible assets were $290,033 and $181,909, respectively. Accumulated amortization of the intangible assets as of September 30, 2010 and December 31, 2009 was $71,898 and $55,029, respectively. The amortization expense of intangible assets for the three months ended September 30, 2010 and 2009 amounted to $9,107 and $3,093, respectively. The amortization expense of intangible assets for the nine months ended September 30, 2010 and 2009 amounted to $20,942 and $8,208, respectively.

Expected future amortization expenses for future years are as follows:

For the remainder of fiscal year 2010	$9,219
2011	36,876
2012	36,876
2013	36,130
2014	32,957
Thereafter	137,975
$290,033

NOTE 7 – PREPAID LEASES

The Company’s prepaid leases are prepayments for leased land. As of September 30, 2010, and December 31, 2009, details about prepaid leases was:

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Prepaid leases	$448,004	$-
Expense of prepaid leases	(14,008)	-
	433,996	-
Less: Current portion of prepaid leases	28,016	-
Net prepaid leases	$405,979	$-

NOTE 8 – SHORT-TERM DEBT

Short-term debt included in the consolidated balance sheets as of September 30, 2010 and December 31, 2009 was:

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
5.31% loan payable to Agriculture Development Bank of China for one year, matures on November 5, 2010, collateralized with buildings.	$-	$2,193,881

NOTE 9 – ACCOUNTS PAYABLE AND ACRRUED EXPENSES

Accounts payable and accrued expenses comprised of account payables, salary payables, welfare payables and amounts due to related parties. At September 30, 2010 and December 31, 2009, details of accounts payables and accrued expenses were:

	September 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Accounts payable	$724,541	$494,927
Salary payable	13,138	-
Welfare payable	58,256	-
Due to related parties	-	10,038
	$795,935	$504,965

NOTE 10 – RELATED PARTY TRANSACTIONS

As of September 30, 2010, there was no balance due to related parties. For the three and nine months ended of September 30, 2010, there were no related party transactions.

Due to related parties as of December 31, 2009 consisted of i) $10,038 payable to Qingdao Fuer Agronomy Inc, a company producing pesticides, germicides, and herbicides which is controlled by Mr. Zhang Li, CEO of the Company.

NOTE 11 – INCOME TAX PAYABLES

The Company is governed by the Income Tax Law of the People’s Republic of China. Under the Income Tax Laws of PRC, since January 2008, Chinese companies are generally subject to an income tax at an effective rate of 25%, on income reported in the statutory financial statements after appropriate tax adjustments.

In January, 2010, the Company was certified as national high tech enterprise. As a result, the Company will enjoy favorable enterprise income tax rate of 15% for 3 years, start from beginning the fiscal year of 2010.

NOTE 12 – COMMON STOCK AND WARRANTS ISSUANCE

On June 17, 2010, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with Allied Merit International Investment Inc. (the “Investor”) for the sale of an aggregate of 1,018,868 common shares (the “Investor Shares”), and warrants to purchase 873,315 common shares of the Company, for aggregate gross proceeds equal to $2,500,000 (the “Offering”). The warrants are exercisable at $2.58 per common share, have a three year life time and a cashless exercise feature. In connection with the Offering, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within 60 calendar days of the Closing Date of the Offering to register for resale the Investor Shares and the shares underlying the warrants,  and to have the Registration Statement become effective within 150 days of the Closing Date of the Offering. Both parties have informally agreed to amend their registration rights.

NOTE 13 – STATUTORY RESERVES

The Company is required to make appropriations to reserve funds by the ended of each calendar year, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the PRC (the “PRC GAAP”). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities’ registered capital or members’ equity. Appropriations to the statutory public welfare fund are at a minimum of 5% of the after tax net income determined in accordance with PRC GAAP. Commencing on January 1, 2006, the new PRC regulations waived the requirement for appropriating retained earnings to a welfare fund. Statutory reserves were $1,112,119 as of September 30, 2010 and December 31, 2009, and no appropriation to the statutory reserves was made during the nine months ended for September 30, 2010.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

The Company has launched the Company’s Chain Store program in March, 2010, including conversion of distributors into branded store operators, and establishment of the Company’s own stores. As of September, 30, 2010, the Company has established 5 wholly owned stores, and 43 branded stores.

The Company entered into five lease agreements in March, 2010 for establishment of its wholly owned stores, including four agreements for one year and an agreement for two years. Rentals were prepaid at commencement of the leasing period. The Company has paid refundable security deposits of $439 for two stores. No such deposits were required under the other three lease agreements. Rental expenses for the three and nine months periods ended September 30, 2010 were $4,255 and $12,765, respectively.

On March 30, 2010, the Company entered into an agreement to lease farm land of 23.06 acres from local farmers for five years starting from March 30, 2010. Subject to the agreement, five years of future rent totaling $34,856 was required upon the commencement of the lease, which was paid as of March 31, 2010 and is accounted for as prepaid lease. In April 2010, the Company rented farmland of 247.11 acre for 20 years. $448,004 was prepaid at inception of the leasing periods. The prepayments are recorded in prepaid expenses and amortized during the leasing period using the straight line method of amortization. Expected amortization of prepaid leases is as follows as of September 30, 2010:
Year	Prepaid Rental	Prepaid Leases
2010	$17,020	$$21,013
2011	4,479	28,016
2012	-	28,016
2013	-	28,016
2014	-	28,016
Thereafter	-	314,927
	21,499	$448,004
Less - Rental and lease expensed during the nine months ended September 30, 2010	12,795	14,009
Less - Current portion prepaid rental and prepaid leases	8,704	433,995
Long-term portion of prepaid rental and prepaid leases	-	28,016
	$8,704	$405,979

Shares of Common Stock

FUER INTERNATIONAL INC

PROSPECTUS

Until ________________, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses to be incurred in connection with the issuance and distribution of the securities being registered.

Registration Fee	$1,252
Legal Fees and Expenses	$125,000
Accounting Fees and Expenses	$50,000
Miscellaneous	$13,748
Total	$165,000

Item 14.               Indemnification of Directors and Officers.

             Pursuant to Article 7 of our Articles of Incorporation and Nevada’s Revised Business Statutes, the Company adopted Bylaws with the following indemnification provisions for our directors and officers:

             “Section 8.1. Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim of liability; including power to defend such person from all suits as provided for under the provisions of the Nevada Corporation Laws; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

             Section 8.2. Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

             Section 8.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or the laws of the State of Nevada.

             Section 8.4. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.”

             These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Item 15. Recent Sales of Unregistered Securities

On June 16, 2010, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with China Golden Holdings, Ltd., a company organized under the laws of the British Virgin Islands (“China Golden”), the shareholders of China Golden (the “Shareholders”), who together owned shares constituting 100% of the issued and outstanding common shares of China Golden (the “China Golden Shares”). Pursuant to the terms of the Exchange Agreement, the Shareholders transferred to the Company all of the China Golden Shares in exchange for the issuance of 11,550,392 shares (the “Shares”) of our common stock (the “Share Exchange”). As a result of the Share Exchange, China Golden became our wholly-owned subsidiary and the Shareholders acquired approximately 96.47% of our issued and outstanding stock.

On June 17, 2010, we entered into a securities purchase agreement (the “Purchase Agreement”) with Allied Merit International Investment Inc. (the “Investor”) for the sale of an aggregate of 1,018,868 common shares (the “Investor Shares”), and warrants to purchase 873,315 common shares of the Company, for aggregate gross proceeds equal to $2,500,000 (the “Offering”). In connection with the Offering, we also entered into a registration rights agreement (the “Registration Rights Agreement”) with the Investor, in which we agreed to file a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) within 60 calendar days of the Closing Date of the Offering to register for resale the Investor Shares and the shares underlying the warrants, and to have the Registration Statement become effective within 150 days of the Closing Date of the Offering.  the Company issued to the Investor warrants to purchase 873,315 shares at a price per share of $2.58. The warrants are for a term of 3-years and have a cashless exercise feature.

The issuance of the Shares and the warrants was exempt from registration pursuant to either Section 4(2) of, or Regulation D or Regulation S promulgated under, the Securities Act of 1933, as amended (“Securities Act”).

Item 16.              Exhibits and Financial Statement Schedules

(a) Exhibits.

The exhibits filed with this registration statement or incorporated herein by reference are set forth on the Exhibit Index set forth elsewhere herein.

(b) Financial Statement Schedules.

Schedules filed with this registration statement are set forth on the Index to Financial Statements set forth elsewhere herein.

Item 17.              Undertakings

(a) The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i. Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b) Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

(1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 14, 2011.

FUER INTERNATIONAL INC

By:	/s/ Zhang Li
Zhang Li
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints, jointly and severally, Zhang Li and Yu Haifei, and each of them, as his or her attorney-in-fact, with full power of substitution, for him or her in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any and all registration statements related to the offering covered by this registration statement and filed under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by his or her attorney to any and all amendments to said registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Zhang Li	Chief Executive Officer	January 14, 2011
Zhang Li	(Principal Executive Officer)

/s/ Yu Haifei	Chief Financial Officer	January 14, 2011
Yu Haifei	(Principal Accounting Officer)

/s/ Liu Yuhua	Director	January 14, 2011
Liu Yuhua

EXHIBIT INDEX

Exhibit No.	Description
2.1*****	Share Exchange Agreement between the Fuer International Inc, China Golden Holdings Ltd and the shareholders of China Golden Holdings Ltd.

2.2*****	Securities Purchase Agreement between Fuer International Inc and Allied Merit International Investment Inc.

3.1*	Amended and Restated Articles of Incorporation filed with the State of Nevada on August 14, 2008

3.2*	Amended and Restated By-laws adopted August 12, 2008

4.1**	Revolving Loan Agreement by and between the Company and Vero Management, L.L.C. dated January 9, 2009

4.2**	Revolving Loan Agreement by and between the Company and Lionsridge Capital, LLC dated January 9, 2009

4.3***	Amendment to Revolving Loan Agreement by and between the Company and Vero Management, L.L.C. dated June 30, 2009

4.4***	Amendment to Revolving Loan Agreement by and between the Company and Lionsridge Capital, LLC dated June 30, 2009

4.5*****	Certificate of Change filed with the Secretary of State of the State of Nevada on June 8, 2010

4.6*****	Warrant Agreement between Fuer International Inc and Allied Merit International Investment, Inc.

5.1+	Opinion of DLA Piper LLP (US)

10.1*	Securities Purchase Agreement between KIG Investors II, LLC and the Company dated November 14, 2007

10.2*	First Amendment to Securities Purchase Agreement between KIG Investors II, LLC and the Company dated June 19, 2008

10.3*	Assignment of Amended Securities Purchase Agreement by KIG Investors II, LLC to Lionsridge Capital, LLC dated June 20, 2008

10.4*	Assignment of Amended Securities Purchase Agreement by KIG Investors II, LLC to Kevin R. Keating dated June 20, 2008

10.5*	Registration Rights Agreement between Kevin R. Keating and the Company dated June 23, 2008

10.6*	Registration Rights Agreement between Lionsridge Capital, LLC and the Company dated June 23, 2008

10.7*	Registration Rights Agreement between Garisch Financial, Inc. and the Company dated June 26, 2008

45

10.8*	Settlement and Release Agreement between Leon Leibovich and the Company dated November 14, 2007

10.9*	Revolving Loan Agreement between Keating Investments, LLC and the Company dated November 17, 2007

10.10*	Revolving Loan Agreement between Vero Management L.L.C. and the Company dated May 5, 2008

10.11*	Consulting Agreement between Garisch Financial, Inc. and the Company dated June 26, 2008

10.12*	Agreement between the Company and Vero Management, L.L.C., dated as of July 1, 2008

10.13****	Amendment to Agreement between the Company and Vero Management, L.L.C., dated as of July 1, 2009

10.14*****	Exclusive Option Agreement among Qiqihar Deli Enterprise Management Consulting Co., Ltd. and Zhang Li and Qiqihar Fuer Agronomy Inc.

10.15*****	Loan Agreement among Qiqihar Deli Enterprise Management Consulting Co., Ltd. and Zhang Li

10.16*****	Share Pledge Agreement among Qiqihar Deli Enterprise Management Consulting Co, Ltd., Zhang Li and Qiqihar Fuer Agronomy Inc.

10.17*****	Qiqihar Deli Enterprise Management Consulting Co., Ltd. and Qiqihar Fuer Agronomy Inc.

10.18*****	Registration Rights Agreement between Fuer International Inc and Allied Merit International Investment, Inc.

23.1	Consent of Sherb & Co., LLP,

* Filed as an exhibit to the Company's Registration Statement on Form 10, as filed with the Securities and Exchange Commission on September 22, 2008 and incorporated herein by this reference.

** Filed as an exhibit to the Company's Form 8-K, as filed with the Securities and Exchange Commission on January 12, 2009 and incorporated herein by this reference.

*** Filed as an exhibit to the Company’s Form 10-K, as filed with the Securities and Exchange Commission on August 19, 2009.

****  Filed as an exhibit to the Company’s Form 10-Q, as filed with the Securities and Exchange Commission on October 29, 2009

***** Filed as an exhibit to the Company’s Form 8-K, as filed with the Securities and Exchange Commission on June 22, 2010.

+ To be filed by amendment.